Filed pursuant to Rule 424(b)(3)
Registration No. 333-196429

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 12, 2014)

$4,750,000

Series B Senior Convertible Notes

We are offering $4,750,000 in aggregate principal amount of our Series B Senior Convertible Notes (each, a “Series B Note,” and collectively, the “Series B Notes”). This prospectus supplement also covers up to 6,699,575 shares of common stock, par value $0.00001 per share (the “Common Stock”), initially issuable from time to time upon conversion or otherwise under the Series B Notes.

The Series B Notes will be the senior subordinated unsecured obligations of the Company and not the obligations of our subsidiaries. The Series B Notes will be subordinated in right of payment to our principal credit facility and any successor facility, equal in right of payment with the Series A Notes, effectively subordinated to our existing and future secured debt, to the extent of the value of the collateral securing such debt, and to any debt of our subsidiaries, and senior to all other indebtedness of the Company. So long as any Series B Notes remain outstanding, neither we nor any of our current or future subsidiaries will grant a security interest in our or their respective assets, nor will we or such subsidiaries incur any new debt except for (i) trade payables in the ordinary course of our business and (ii) certain permitted indebtedness, including our principal credit facility and any successor facility.

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “LOCM.” On March 10, 2015, the last reported sales price of our Common Stock on the NASDAQ Capital Market was $0.64 per share. On February 25, 2015, we received a deficiency letter from The NASDAQ Stock Market LLC indicating that, based on the closing bid price for our Common Stock for the last 30 consecutive business days, we do not comply with the minimum bid price requirement of $1.00 per share, as set forth in the NASDAQ Listing Rules. See “Risk Factors—Our Common Stock could be delisted from the NASDAQ Capital Market.” There is no established public trading market for the Series B Notes and we do not expect any such market to develop. In addition, we do not intend to list the Series B Notes on The NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

Contemporaneously with this offering, we are also offering (the “Private Offering”) (i) to the purchasers of the Series B Notes, warrants to purchase a total of 4,032,256 shares of our Common Stock and (ii) to the purchasers of the Series B Notes and certain members of our board of directors and executive management, $4,568,056 aggregate principal amount of Series A Senior Convertible Notes (collectively, the “Series A Notes” and together with the Series B Notes, the “Notes”) (including up to 8,255,266 shares of Common Stock initially issuable from time to time upon conversion or otherwise under the Series A Notes) together with warrants to purchase a total of 3,675,835 shares of our Common Stock (together with the warrants being offered to purchasers of the Series B Notes, the “Warrants”). We will issue the Series A Notes and the Warrants without registration under the Securities Act of 1933, as amended (the “1933 Act”), and have agreed to file a registration statement under the 1933 Act to register for resale the Common Stock issuable from time to time upon conversion or otherwise under the Series A Notes and exercise of the Warrants. We anticipate that the Private Offering will close concurrently with the closing of this offering of Series B Notes.

The aggregate market value of our outstanding common equity held by our non-affiliates on February 5, 2015 was approximately $14,276,487, based upon 23,306,184 outstanding shares of Common Stock, of which 20,107,728 shares are held by non-affiliates, and a per share price of $0.71, based on the closing price of our Common Stock on the NASDAQ Capital Market on February 5, 2015. During the 12 calendar month period that ends on and includes the date hereof, we have not issued any securities pursuant to General Instruction I.B.6 of Form S-3.

Investing in our securities involves certain risks. Before investing in our Series B Notes and Common Stock, please review the information, including the information incorporated by reference, under the heading “Risk Factors” beginning on page S-20 of this prospectus supplement and page 4 of the accompanying prospectus.

	Per Series B Note	Total
Public offering price	100%	$4,750,000
Proceeds, before expenses, to us	100%	$4,750,000

The public offering prices set forth above do not include accrued interest, if any. Interest on the Series B Notes will accrue from the date of issuance.

The closing of the offering (the “Closing”) is expected to occur on or about March 12, 2015, or such later date as soon as practicable after the date of this prospectus supplement as the Company and the purchasers participating in the offering may agree (the “Closing Date”). We are offering the Series B Notes directly to the purchasers in the offering.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 9, 2015

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or information to which we have referred you, including any information incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide information that is different. This document may only be used in jurisdictions where it is legal to sell these securities. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or information to which we have referred you, including any information incorporated by reference in this prospectus supplement or the accompanying prospectus, is accurate only as of their respective dates or on the date or dates specified in those documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or documents incorporated by reference herein or therein, the information in this prospectus supplement shall supersede such information. In addition, any statement in a filing we make with the Securities and Exchange Commission (the “SEC”) that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing. This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference include important information about us, the Series B Notes being offered, the Common Stock issuable upon conversion or otherwise under the Series B Notes and other information you should know before investing in our securities.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and some of the documents that are incorporated by reference herein and therein contain various “forward-looking statements” within the meaning of Section 27A of the 1933 Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	Our ability to continue as a going concern;

•	Our local search initiative;

•	Our history of incurring losses and expectation to incur losses in the future;

•	Our advertising partners may unilaterally change how they value our inventory of available advertising placements;

•	Recent changes to our website;

•	The performance of acquired assets and businesses;

•	Our ability to acquire Internet traffic and maintain our relationships with our advertising partners;

•	The failure to collect accounts receivable from Google Inc. (“Google”) and Yahoo! Inc. (“Yahoo”), which comprises a significant percentage of our total accounts receivable;

•	The development, continued adoption and use of the Internet and local search advertising services;

•	The expansion of our operations;

•	Government and legal regulations;

•	Our ability to protect our intellectual property rights;

•	The effective operation of our computer and communication systems;

•	Our technology needs and technological developments; and

•	Our estimates concerning capital requirements and need for additional financing.

In some cases, you can identify forward-looking statements by terms such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “target,” “potential,” “is likely,” “will,” “expect,” “plan,” “project,” “permit” and similar expressions intended to so identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” in our SEC filings, and below the caption “Risk Factors” in this prospectus supplement. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from those described in forward-looking statements. We qualify the forward-looking statements in the foregoing documents by these cautionary statements. In addition, unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all of the information that you should consider before making an investment in our securities. You should read carefully this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014, respectively, and any free writing prospectus we have filed. Please read the information set forth under the caption “Risk Factors” in this prospectus supplement for more information about important risks that you should consider before investing in the Series B Notes and our Common Stock. All references to “Company,” “we,” “our” or “us” refer solely to Local Corporation and its subsidiaries and not to the persons who manage us or sit on our Board of Directors.

Business Overview

We are a leading technology and advertising company that provides our search results to consumers who are searching online for local businesses, products and services. Our search results consist primarily of local business listings that we aggregate, index, normalize and syndicate using our sophisticated technology platforms. We provide our search results through our flagship Local.com website and through other proprietary websites (“Owned and Operated” or “O&O”) and to a network of approximately 1,000 other websites that rely on our search syndication services to provide local search results to their own users (“Network”). We generate revenue from a variety of ad units we place alongside our search results, which include pay-per-click, pay-per-call, and display (banner) ad units, including video.

Our principal products include our Local.com website, which reaches approximately 20 million monthly unique visitors (“MUVs”) each month, and our search syndication services, which provide either hosted business or product directories as well as display and ad fee solutions to a network of partner websites, which reach approximately 5 million MUVs.

We launched Local.com in August of 2005 and our local syndication network in July 2007.

We have developed our intellectual property over many years, and today we consider ourselves experts in the areas of local search, search engine marketing, search engine optimization, search syndication/analysis and reporting at large scale, internet indexing and normalizing. We have been issued fourteen patents and have a number of applications pending.

Our Consumer Properties includes our O&O business and our Network business. O&O accounted for 53% and 46% of our revenue in the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively, and Network, our most profitable revenue source, accounted for 47% and 54% of our revenue in the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively. At the beginning of 2013, we ceased our direct SMB sales efforts, recording an immaterial amount of revenue relating to this business unit for fiscal 2013.

We develop and deploy new products, technologies and services across our business in order to enhance the experience of our users, and the value to our partners and our advertisers. Two important performance indicators for our business are our reach to consumers, and the rate at which we monetize that reach using ads. We have had great success in growing our reach, ending 2013 at or near records of mobile search traffic. However, during 2014 we experienced monetization declines due to both declines in revenue per click from our largest ad partner and due to ad policy changes from our largest source of traffic.

Industry Overview

The Local Search Market

According to BIA/Kelsey, U.S. local online advertising revenue is projected to reach $140.7 billion in 2015. “Local search,” that is, searches for products, services and businesses within a geographic region, is an increasingly significant segment of the online advertising industry. Local search allows consumers to search for local businesses’ products or services by including geographic area, zip code, city and other geographically targeted search parameters in their search requests—such as entering “florists in Irvine, CA.” In addition, BIA/Kelsey estimates that the local search market in the U.S. will grow from $6.3 billion in 2013, to $8.6 billion by 2017.

The Mobile Shopping Opportunity

The consumer shift to mobile devices presents a tremendous opportunity for us. Today, consumers are using their mobile devices more than ever before to search for local products and services. In fact, our research says that over 76% of consumers access local retail store information from their smartphones. According to Forrester Research, the online to offline market opportunity is five times greater than everything sold online today. The market for web influenced sales to the retail store is almost $690 billion.

Why Local Search Matters

Consumers who conduct local searches for businesses and products on the Internet (“local searchers”) tend to convert into buying customers at a higher rate than other types of Internet users. As a result, advertisers often pay a significant premium to place their ads in front of local searchers on websites like Local.com, our Network partner websites and other third party partner websites.

Our Local Solution

We believe that our local search results delivered to our Local.com website and app and our Network partners, provide the following benefits to consumers using our services, our Network publishing partners and advertisers (whether our own or our partners):

•	Access to a Large Number of Local Business Listings and Local Content. With over 12 million local businesses indexed using our proprietary technology, we offer users of our websites and Network partner websites and our third party partners with a resource for local businesses in their area, including various photographs, user ratings and reviews, video, coupons and hours of operations, among other things. We believe that our ability to aggregate this content and deliver relevant, targeted results in response to user search queries ensures our users and those accessing our partner websites with a good experience when using our services. When an advertiser’s targeted ad listing is combined with a large pool of similarly targeted ad listings, we believe our advertisers have a better chance of reaching their target audience. Additionally, we believe the combination of user and advertiser satisfaction with our local search service is important to the acceptance of our service by our Network partners and the success of our Local.com website.

•	Access to a Desirable Demographic of Decision-Makers. Our patented and proprietary technology allows us to consolidate an amalgamated and disparate set of local business, information and other data and combine it into a targeted, highly relevant results-set, which is presented in a useful and compelling manner.

•

Targeted Advertising. We believe that search-based advertising delivers a more relevant list of businesses, products and services for our users because advertisers generally only pay for keywords, categories and regions that are related to the products and services they offer. By providing access to our users via performance, display and subscription ad units, businesses can target consumers at the exact time a consumer has demonstrated an interest in what that business has to offer. As a result of our core demographic, we believe that local and commercial searches performed on Local.com tend to convert into buying customers at a higher rate than many other types of search traffic. As a consequence, there is competition from third-parties to place their advertiser listings on our website, which along with our direct advertisers and growing local display advertising offerings drives monetization of our traffic. We believe that our users’ propensity to buy correlates with the value of our traffic, and explains, in part, why Local.com monetizes its search traffic at higher levels than other types of search traffic.

Consumer Properties

O&O, consisting of Local.com, is our largest source of revenue and reaches approximately 20 million MUVs. Our product is our Local.com search engine, which is a top site in the United States by traffic and provides our users with relevant local business listings, product and services, among other things. Consumers reach Local.com by coming directly to our site or via our SEO efforts, which means they find our listing using the major search engines. The majority of our users find us via search engine marketing (“SEM”) campaigns on the major search engines. We generate ad revenues from those users by placing a variety of ad products alongside the search results we display to our Local.com users, regardless of how our users found us.

Our Network, which reaches over 5 million MUVs, is our second largest source of revenue and is our largest gross margin business by percentage and in real dollars. Our product is a nationwide database of local business and product listings along with ad feeds which monetize those listings. We provide our product in the form of a hosted solution or via an ad feed solution. Our hosted solution is designed to generate search engine optimization (“SEO”) traffic to our partners’ sites and this helps those partners to increase their reach to new online users. As with Local.com, we monetize those users with ads placed alongside our content and we share revenue generated from those ads with our partners. Our ad feed solution is provided to sites that prefer to maintain their own look-and-feel and we share revenues in a similar fashion. Our Network consists of approximately 1,000 partner websites, such as local newspaper, television websites and other third party online publishers. We have a twelve month auto-renewing agreement terms with the majority of our partners. Our Network enables us to reach a larger audience than we can reach through our Owned and Operated properties and platforms alone.

Our Strategy

We believe that we are at the forefront of a large and long-term business opportunity presented by the shift of local marketing budgets from traditional media formats to digital media formats and to mobile. Our strategy for pursuing this opportunity includes the following key components:

•	Increase growth drivers. Key to driving our growth is the expansion of both our reach (the number of MUVs we serve) and the monetization of that reach (how much ad revenue we generate from those users) across desktop and mobile.

•	Diversify product offerings and revenue sources. Over the last few years, we have taken steps to diversify our revenue sources. We recently launched several new initiatives and ad formats, including our pre-roll video ad network and our increased programmatic efforts to diversify our offerings and revenue sources. We believe our development and acquisition efforts also represent a point of differentiation from an increasingly crowded field in online advertising. We believe that a diversity of offerings will differentiate us from certain of our competitors that may offer only one or two of our services, but not the full suite of our product offerings which we believe appeals to our customers and partners alike.

•

Increase organic traffic. Our O&O growth strategy continues to be focused on increasing organic traffic to our websites, which includes organic and SEO traffic and expanding the monetization of the users we reach today. We believe that adding more content and presenting that content in a useful way to our users, will ultimately drive more organic and SEO traffic over time, both of which are our high margin traffic sources, compared to SEM sourced traffic. We plan to add more content to the website by launching verticals that appeal to our core demographic—for example: shopping; education; and health

& wellness. If we are able to increase the amount of type-in and SEO traffic that our Local.com website receives, we may be able to reduce our reliance on lower-margin traffic we acquire from other search engines.

•	Add new targeted brands, products and services. We also expect to add new brands, products and services to our O&O business unit over time. Additionally, we anticipate that much of the content we develop or acquire for our own O&O properties may also be useful to enhance the product and content offerings we make to our Network partners. In December 2012, we announced the launch of certain vertical sites that focus on lead generation opportunities and expand our monetization methods and in January 2013, we announced the launch of the United Kingdom (“UK”) version of our Local.com site to expand the geographic footprint of our offering.

•	Optimize monetization. As an ongoing initiative, we continuously look to optimize the monetization of traffic reaching our domains. In particular, we apply scientific methodology when testing new user experiences that lend to both higher monetization/margin opportunities as well as an enhanced user experience.

•	Add Network websites and expand Network content. Our Network growth strategy includes: adding new websites; expanding the content and products available to our Network partners; growing the user base of our existing products through SEO efforts and content expansion; and improving our overall monetization per visitor through continued page optimization. We believe that expanded distribution increases our value in the local search ecosystem, thereby attracting new advertisers. This, in turn, allows us to compete for expanded distribution, creating what we feel is a virtuous cycle, with strategic defensibility originating from our significant base of traffic on our O&O properties.

•	Deploy new products on the Network. We continue to develop new products for our Network partners with the intention of driving additional revenue and creating many new opportunities and channels with the intention of building a stronger and more defensible long term relationship with our Network partners.

Products and Services

We offer a range of local search advertising products and services. Our Consumer Properties products are consumer facing web sites specializing in providing local search results to consumers on the Internet. We use a combination of our proprietary Keyword DNA™ and geographic web indexing technologies to provide relevant search results for local business, products and services and sponsored listings. We generate revenue each time an Internet user initiates a search on our sites and network and clicks-through on a sponsored listing from our advertisers. We also generate revenue from monthly fee arrangements and display advertising (banners).

•	Local.com Website and App. Local.com reaches approximately 20 million MUVs and provides users with relevant local business listings, product and services, among other things. Consumers reach Local.com by coming directly to our site or via our SEO efforts. The majority of users find Local.com and its app via SEM campaigns on the major search engines. We generate ad revenues from those users by placing a variety of ad products alongside the search results we display to our Local.com users, regardless of how our users found us.

•	Hosted Network. Our syndication network consists of approximately 1,000 partner websites and reaches over 5 million MUVs. Our Network product is a nationwide database of local business and product listings along with ad feeds which monetize those listings. We provide our product in the form of a hosted solution designed to generate SEO traffic to our partners’ sites and this helps those partners to increase their reach to new online users. As with Local.com, we monetize those users with ads placed alongside our content, and we share revenue generated from those ads with our partners.

•	Syndication Network. Our syndication network product is a nationwide database of local business and product listings along with ad feeds which monetize those listings provided via a feed solution. Our ad feed solution is provided to sites that prefer to maintain their own look-and-feel, and we share revenues with those partners based on how consumers on their sites interact with the ad feeds.

•	Display and Pre-Roll Video Networks. Our display and pre-roll video networks provide advertisers with additional reach and exposure for their brands through distribution of customized display and pre-roll ads through networks of industry-leading content publishers and sites. The growing networks distribute relevant and targeted display and video content from hundreds of advertisers to consumers on hundreds of top sites, including the Company’s flagship Local.com site. The network provides advertisers with impression-level targeted buying, brand-safe inventory access and advanced audience personalization capabilities.

Technology, Research and Development

We make our services available to advertisers and consumers through a combination of our own proprietary technology and commercially available technology from industry leading providers.

We believe that it is important that our technologies be compatible with the systems used by our partners. In addition to our own proprietary technology platforms, we rely upon third parties to provide hosting services, including hardware support and service and network coordination.

Our research and development efforts are focused on developing new services and enhancing our existing services to provide additional features and functionality that we believe will appeal to our advertisers and consumers. Our research and development efforts also include the development and implementation of business continuity and disaster recovery systems, improvement of data retention, backup and recovery processes. As of September 30, 2014, we had 24 employees in product and technical development.

Our research and development expenses were $4.3 million and $4.9 million for the periods ended September 30, 2014 and 2013, respectively.

Keyword DNA™/Web Indexing Technology

Our Keyword DNA and patented web indexing technologies are our proprietary methods for indexing large amounts of data, and are critical to Local.com. Our technology enables consumers to search for products and services in their local area. Our technology then attempts to locate the appropriate business listings by searching as many different data sources as directed to provide highly relevant results. Unlike other search engine technologies, our web indexing technology is designed to return only the businesses that supply, or are likely to supply, the appropriate product or service in a given geographic area. Keyword DNA does not return results based upon information that may appear on a website. We believe that our methodology increases the relevancy of geographically targeted search results.

Competition

The online local advertising market is intensely competitive. Our competitors include the major search engines, Google, Yahoo and Microsoft Corporation’s (“Microsoft”) Bing (“Bing”), as well as online directories and city guides, such as Yellowpages.com and Dex. We partner with many of our competitors. We believe that increasingly more companies will enter into the local advertising market, especially local search. Also, as we enter new business lines, we will have new competitors to consider in those business lines. Although we currently pursue a strategy that allows us to partner with a broad range of websites and search engines, our current and future partners may view us as a threat to their own local advertising services. We believe that the principal competitive factors in our local advertising market are network size, revenue sharing agreements, services, convenience, accessibility, customer service, data quality, quality of tools, quality of editorial review and reliability and speed of fulfillment of advertising needs and requirements across the Internet infrastructure.

We also compete with other online advertising services as well as traditional offline media such as television, radio and print, for a share of businesses’ total advertising budgets. Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Our competitors may secure more favorable revenue sharing agreements with network distributors, devote greater resources to marketing and promotional campaigns, adopt more aggressive growth strategies and devote substantially more resources to website and systems development than we do.

The online advertising industry has experienced consolidation, including the acquisitions of companies offering local paid-search services. Industry consolidation may result in larger, more established and well-financed competitors with a greater focus on local advertising services. If this trend continues, we may not be able to compete in the local advertising market and our financial results may suffer.

Local online search and more specifically local mobile search is still growing at a fast pace, and as a result, it is difficult to determine our current market share, or predict our future market share. However, we have a number of competitors with greater experience and resources than we have, including Google, Yahoo and Microsoft, among many others, that have announced an intention to increase their focus on local search with regard to U.S. online advertising.

The U.S. online advertising industry, including the local search segment, is regularly impacted and changed by new and emerging technologies, including, for instance, ad targeting and mobile technologies, as well as the increased fragmentation of the online advertising industry in general, from different technology platforms, to different advertising formats, targeting methodologies and the like. Those companies within our industry who are able to quickly adapt to new technologies, as well as offer innovations of their own, have a better chance of succeeding than those that do not.

Additionally, larger companies may implement technologies into their search engines or software that make it less likely that consumers will reach, or execute searches on, Local.com and less likely to access our partners’ sponsored listings. If we are unable to successfully compete against current and future competitors, or if our current network partners choose to rely more heavily on their own distribution networks in the future, our operating results will be adversely affected.

Major Customers

We have two customers that each represents more than 10% of our total revenue. Our largest advertising partner, Yahoo, represented 43% and 46% of our total revenue for the nine months ended September 30, 2014 and 2013, respectively, and 46% and 21% of our total revenue for the years ended December 31, 2013 and 2012, respectively. Our second largest advertising partner, Google, represented 31% and 25% of our total revenue for the nine months ended 2014 and 2013, respectively, and 26% and 44% of our total revenue for the years ended December 31, 2013 and 2012, respectively. Our relationship with Google, which began in August 2011, extends through September 2015 and our relationship with Yahoo continues until October 2017, subject to certain early termination provisions in both cases. As with each of the above, generally all of our partners are short term in nature. There can be no assurance that our agreements with Google, Yahoo or any of our other partners, will be renewed upon, or prior to, their scheduled expiration. If those agreements are renewed, there can be no assurance that it will be on terms as favorably as those we currently have with such partners. If those agreements are not renewed, there can be no assurance that we will be able to find alternative partners on terms as favorable as those we currently have, if at all. The loss of Google and/or Yahoo as a partner and a failure to find a comparable replacement would have a material adverse effect on our operating results. See “Risk Factors—Risks Related to our Business—Two of our partners, Google and Yahoo, have historically provided a substantial portion of our revenue and the loss of either Google or Yahoo would have a material adverse effect on our operating results” and “Risk Factors—Risks Related to our Business—A significant portion of the traffic to our Local.com website is acquired from other search engines, mainly google.com. The loss of the ability to acquire traffic or otherwise generate revenues and increases in the amounts paid to acquire such traffic could have a materially adverse effect on our financial results.”

In July 2013, Google made some changes related to bidding for mobile and desktop advertising campaigns and in 2014 Google made additional editorial change requests both of which had a negative impact on our traffic and monetization of such traffic. While we continue to pursue strategies that will minimize the impact of lowered monetization from any of our advertising partners, we cannot give assurances that our efforts will be successful. If we are unable to maintain our anticipated level of monetization from our advertising partners in the near term, or successfully diversify our revenues to sources outside of the search marketing industry in general, our business and financial results may be materially harmed.

Major Suppliers and Advertising Costs

We advertise on other search engine websites, primarily google.com, but also Yahoo.com and Bing.com and others, by bidding on certain keywords we believe will drive consumers to our Local.com website. Approximately 78% and 57% of the traffic on our Local.com website and network partner websites was acquired through SEM campaigns on other search engine websites during the nine months ended September 30, 2014 and the year ended December 31, 2013, respectively. During the nine months ended September 30, 2014 and the year ended December 31, 2013, advertising costs to drive consumers to our Local.com website were $28.5 million and $35.9 million, respectively. Of the total advertising costs for the nine months ended September 30, 2014 and the year ended December 31, 2013, $22.1 million and $27.4 million was attributable to Google, respectively, and $3.7 million and $6.1 million was attributable to Yahoo, respectively. We are dependent on the advertising we do with other search engines, especially Google and Yahoo, to drive consumers to our Local.com website in order to generate revenue from searches and other actions they may undertake while at Local.com. If we were unable to advertise on these websites, or the cost to advertise on these websites increases, our financial results will suffer. While our strategy is to decrease our dependence on advertising with other search engines by diversifying our revenue streams outside of the search engine marketing business, as well as by growing our organic traffic through repeat usage, better content, and increased search engine optimization efforts, we cannot guarantee that these efforts will be successful or that we will not remain dependent on advertising with other search engines to secure the large majority of consumers who visit Local.com.

Intellectual Property

Our success and ability to compete are substantially dependent upon our internally developed technology and data resources. We seek to protect our intellectual property through existing laws and regulations, as well as through contractual restrictions. We rely on trademark, patent and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, partners and others to protect our intellectual property.

We own the registered trademarks for “Local.com,” “Krillion,” “Keyword DNA,” “Local Promote,” “Local Connect” and “Pay Per Connect,” among others, in the United States. We may claim trademark rights in, and apply for registrations in the United States for a number of other marks.

We have been issued fourteen patents by the United States Patent and Trademark Office:

•	Methods and Systems for a Dynamic Networked Commerce Architecture which was issued on June 13, 2006, and the expiration date of which as determined based on patent term adjustment as calculated by the U.S. Patent and Trademark Office (“USPTO”) is February 26, 2023;

•	Methods and Systems for Enhanced Directory Assistance Using Wireless Messaging Protocols which was issued on April 3, 2007, and the expiration date of which as determined based on patent term adjustment as calculated by the USPTO is May 25, 2024;

•	Methods and Apparatus of Indexing Web Pages of a Web Site for Geographical Searching Based on User Location which was issued on June 12, 2007, the expiration date of which as determined based on patent term adjustment as calculated by the USPTO is May 3, 2025;

•	Methods and Systems for Enhanced Directory Assistance Services in a Telecommunications Network, which was issued on September 29, 2009, and the expiration date of which as determined based on patent term adjustment as calculated by the USPTO is January 3, 2026;

•	Methods and Systems for Enhanced Directory Assistance Using Wireless Messaging Protocols, which was issued on May 11, 2010, and the expiration date of which as determined based on patent term adjustment as calculated by the USPTO is July 30, 2023;

•	Methods and Apparatus Providing Local Search Engine, which was issued on October 26, 2010, and the expiration date of which as determined based on patent term adjustment as calculated by the USPTO is January 25, 2026;

•	System and Method for Generating a Search Query Using a Category Menu, which was issued on February 15, 2011, and the expiration date of which as determined based on patent term adjustment as calculated by the USPTO is December 4, 2023;

•	System for Providing Localized Shopping Information, which was issued on October 4, 2011, and the expiration date of which as determined based on a patent term adjustment as calculated by the USPTO is June 11, 2027;

•	Search Engine and Indexing Techniques, which was issued on May 8, 2012, and the expiration date of which as determined based on a patent term adjustment as calculated by the USPTO is September 22, 2030;

•	Enhanced Directory Assistance Services in a Telecommunications Network, which was issued on November 6, 2012, and the expiration date of which as determined based on a patent term adjustment as calculated by the USPTO is July 8, 2023;

•	System and Method for Bulk Web Domain Generation and Management, which was issued on November 13, 2012, and the expiration date of which as determined based on a patent term adjustment as calculated by the USPTO is March 12, 2030;

•	Methods and Systems for Enhanced Directory Assistance Using Wireless Messaging Protocols, which was issued on January 22, 2013, and the expiration date of which was determined based on a patent term adjustment as calculated by the USPTO is April 5, 2027;

•	Methods and Systems in which semantically related keywords may be utilized to locate relevant fee generating advertisements in the event that no advertisements are associated with the originally submitted keyword(s) in a search query, which was issued on May 13, 2014, and the expiration date of which was determined based on patent term adjustment calculated by the USPTO is August 11, 2030; and

•	Search Engine and Indexing Techniques, which was issued on March 3, 2015, and the expiration date of which as determined based on patent term adjustment as calculated by the USPTO is January 10, 2025.

We have patent applications pending related to a variety of business and transactional processes associated with paid-search and other cost-per-event advertising models in different environments, including pay per call advertising. We may consolidate some of our current applications and expect to continue to expand our patent portfolio in the future. We cannot assure you, however, that any of these patent applications will be issued as patents, that any issued patents will provide us with adequate protection against competitors with similar technology, that any issued patents will afford us a competitive advantage, that any issued patents will not be challenged by third parties, that any issued patents will not be infringed upon or designed around by others, or that the patents of others will not have a material adverse effect on our ability to do business.

Furthermore, our industry has been subject to frequent patent-related litigation by the companies and individuals that compete in it. The outcome of ongoing litigation or any future claims in our industry could adversely affect our business or financial prospects. The Notes obligate us to sell these assets by December 31, 2015.

Government Regulation

Like many companies, we are subject to existing and potential new government regulation. There are, however, comparatively few laws or regulations specifically applicable to Internet businesses. Accordingly, the application of existing laws to Internet businesses, including ours, is unclear in many instances. There remains significant legal uncertainty in a variety of areas, including, but not limited to: advertising, content regulation, privacy, consumer protection, defamation, child protection, advertising to and collecting information from children, taxation and billing, among others.

Compliance with federal laws relating to the Internet and Internet businesses may impose upon us significant costs and risks, or may subject us to liability, if we do not successfully comply with their requirements, whether intentionally or unintentionally. Specific federal laws that impact our business include: The Digital Millennium Copyright Act of 1998; The Communications Decency Act of 1996; The Children’s Online Privacy Protection Act of 1998 (including related Federal Trade Commission regulations); The Protect Our Children Act of 2008; and The Electronic Communications Privacy Act of 1986, any amendments to each of the foregoing, among others. For example, the Digital Millennium Copyright Act, which is in part intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe the rights of others, was adopted by Congress in 1998. If we violate the Digital Millennium Copyright Act, we could be exposed to costly and time-consuming copyright litigation.

There are a growing number of legislative proposals before Congress and various state legislatures regarding privacy issues related to the Internet generally, and some of these proposals apply specifically to paid-search businesses. We are unable to determine if and when such legislation may be adopted. If certain proposals were to be adopted, our business could be harmed by increased expenses or lost revenue opportunities, and other unforeseen ways. We anticipate that new laws and regulations affecting us will be implemented in the future. Those new laws, in addition to new applications of existing laws, could expose us to substantial liabilities and compliance costs.

Employees

As of September 30, 2014, we had 84 employees, all of whom were full-time employees: 24 were engaged in research and development; 25 in sales and marketing; 9 in cost of revenues; and 26 in general and administration. None of our employees are represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be good.

Seasonality

Our future results of operations may be subject to fluctuation as a result of seasonality. Historically, during the fourth quarter, it is more difficult for us to acquire traffic. During the fourth quarter, other advertisers significantly increase their bid prices to acquire traffic for the holiday season, while we generally keep our bid prices consistent throughout the year. As a result, we typically acquire less traffic to our websites from our SEM efforts during the fourth quarter. The increase in bid prices is offset by an increase in CPM billings during this period. Additionally, online consumer traffic is generally lower in the third quarter, the summer months, as consumers are on vacation and spending less time on the Internet. If we are not able to appropriately adjust to seasonal or other factors, it could have a material adverse effect on our financial results.

Recent Developments

Private Placement of Series A Notes and Warrants

Series A Notes

Contemporaneously with this offering, we are also offering (i) to the purchasers of the Series B Notes, warrants to purchase a total of 4,032,256 shares of our Common Stock and (ii) to the purchasers of the Series B Notes and certain members of our board of directors and executive management, $4,568,056 aggregate principal amount of Series A Notes (including up to 8,255,266 shares of Common Stock initially issuable from time to time upon conversion or otherwise under the Series A Notes) together with warrants to purchase a total of 3,675,835 shares of our Common Stock. We will issue the Series A Notes and the Warrants without registration under the 1933 Act and have agreed to file a registration statement under the 1933 Act to register for resale the Common Stock issuable from time to time upon conversion or otherwise under the Series A Notes and exercise of the Warrants. The Notes and Warrants are being issued pursuant to the terms of a Securities Purchase Agreement, dated as of March 9, 2015 (“Securities Purchase Agreement”), between us and the investors named in the Schedule of Buyers attached thereto (the “Investors”).

The Series A Notes will mature on April 11, 2018, unless earlier converted or redeemed, subject to the right of the Investors to extend the date under certain circumstances. The Series A Notes will bear interest at a rate of 8.00% per annum on the outstanding principal amount, computed on the basis a 360-day year and twelve 30-day months. Interest is payable on the Series A Notes commencing July 1, 2015 and quarterly thereafter on January 1, April 1, July 1 and October 1 (each a “Series A Interest Date”). The interest rate payable on the Series A Notes will increase to 18.00% per annum (i) upon the occurrence of and during the continuance of any event of default pursuant to the Series A Notes or (ii) at any time that our Common Stock is not listed on The New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market or the NASDAQ Capital Market. We will also be required to pay a late charge of 18.00% on any amount of principal or other amounts due on the Series A Notes which are not paid when due. Late charges on the Series A Notes are payable in arrears on each Series A Interest Date.

We may pay the applicable interest amounts due on a Series A Interest Date in shares of our Common Stock, subject to the satisfaction of certain Equity Conditions (as defined herein), or elect to pay in cash (or a combination of both cash and shares of our Common Stock). If we are not permitted to deliver shares of Common Stock with respect to a Series A Interest Date due to a failure to satisfy any of the conditions, we must pay the applicable interest in cash, unless the conditions are waived by the holder of the Series A Note. However, under both the Series A Notes and the Series B Notes, we are not permitted to make any cash payments on the Notes while our principal credit facility is in effect and, when the facility is refinanced, we will not be permitted to make cash payments on the Notes unless, after giving effect to any such payment, we have available cash and cash equivalents of at least $0.50 million and no event of default has occurred and is continuing under that credit facility.

If we make a payment due on any Series A Interest Date in shares of our Common Stock, the amount due on the Series A Interest Date (less any cash interest paid on such date) will be converted into shares of our Common Stock at a price per share equal to the Series A Interest Conversion Price (as defined herein). The “Series A Interest Conversion Price” is the lesser of (i) the Series A Conversion Price (as defined herein) then in effect and (ii) 80% of the quotient of (x) the sum of the volume weighted average price of the Common Stock for each of the five consecutive trading days immediately preceding such Series A Interest Date, divided by (y) five (as adjusted for stock splits, stock dividends, recapitalizations and similar events). The “Series A Conversion Price” will initially be $0.5534 per share.

The Series A Notes will be the senior subordinated unsecured obligations of the Company and not the obligations of our subsidiaries. The Series A Notes will be subordinated in right of payment to our principal credit facility and any successor facility, equal in right of payment with the Series B Notes, effectively subordinated to our existing and future secured debt, to the extent of the value of the collateral securing such debt, and to any debt of our subsidiaries, and senior to all other indebtedness of the Company. So long as any Series A Notes remain outstanding, neither we nor any of our current or future subsidiaries will grant a security interest in our or their respective assets, nor will we or such subsidiaries incur any new debt except for (i) trade payables in the ordinary course of our business and (ii) certain permitted indebtedness, including our principal credit facility and any successor facility.

All amounts due under the Series A Notes are convertible at any time, in whole or in part, at the Series A Conversion Price. The Series A Conversion Price is subject to adjustment for stock splits, combinations or similar events. While any of the Series A Notes are outstanding, if the Company issues Common Stock or is deemed to issue Common Stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Series A Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Series A Conversion Price then in effect shall be reduced to the New Issuance Price, subject to certain exclusions. In addition, we have agreed that, if immediately following the close of business on March 12, 2016 (the “Adjustment Date”), the Series A Conversion Price then in effect exceeds the price equal to the quotient of (x) the sum of the volume weighted average price of the Common Stock for each of the five consecutive trading days immediately preceding the Adjustment Date, divided by (y) five (the “Adjusted Conversion Price”), the Series A Conversion Price will be reset to the Adjusted Conversion Price as of such Adjustment Date.

If certain conditions are satisfied, we may redeem all (but not less than all) of the outstanding principal amount of the Series A Notes, together with interest to the redemption date and late charges, if any, at a redemption price equal to the amount to be redeemed plus, if the redemption date occurs prior to the first anniversary of the Closing Date, a make-whole amount equal to the amount of interest that would accrue under the Series A Notes at the interest rate then in effect assuming (for calculation purposes only) that the amount of the Series A Notes being redeemed as of the redemption date remains outstanding through the first anniversary of the Closing Date. Holders of the Series A Notes may convert their Series A Notes, in whole or in part, as described above, at the Series A Conversion Price then in effect.

The Series A Notes are subject to the same covenants, events of default and rights upon the occurrence of an event of default or a Fundamental Transaction as the Series B Notes. See “Description of Securities to be Offered—Events of Default,” “Description of Securities to be Offered—Fundamental Transactions” and “Description of Securities to be Offered—Covenants.” The Series A Notes are also subject to the same limitations on conversions and issuance of Common Stock as the Series B Notes. See “Description of Securities to be Offered—Limitations on Conversion and Issuance.”

Warrants

The Warrants will entitle holders of the Warrants to purchase, in the aggregate, up to 7,708,091 shares of our Common Stock. The Warrants will expire on the fifth anniversary of the Closing Date. The Warrants will initially be exercisable at an exercise price equal to $0.6510. The exercise price is subject to certain adjustments, including the same anti-dilution adjustments for the issuance of Common Stock that is applicable to the Notes. See “Description of Securities to be Offered—Conversion.” The exercise price of the Warrants is also subject to adjustment for stock splits, combinations or similar events, and, in this event, the number of shares issuable upon the exercise of the Warrant will also be adjusted so that the aggregate exercise price shall be the same immediately before and immediately after the adjustment. In addition, we have agreed that, if immediately following the close of business on the Adjustment Date, the exercise price of the Warrants then in effect exceeds the price equal to the quotient of (x) the sum of the volume weighted average price of the Common Stock for each of the five consecutive trading days immediately preceding the Adjustment Date, divided by (y) five (the “Adjusted Exercise Price”), exercise price of the Warrants will be reset to the Adjusted Exercise Price as of such Adjustment Date.

The Warrants are also subject to the same limitations on conversions and issuance of Common Stock as the Notes. See “Description of Securities to be Offered—Limitations on Conversion and Issuance.”

The Warrants prohibit us from entering into specified transactions involving a change of control, unless the successor entity assumes all of our obligations under the Warrants under a written agreement before the transaction is completed. When there is a transaction involving a permitted change of control, a holder of a Warrant will have the right to require us to repurchase the holder’s Warrant for a purchase price in cash equal to the Black Scholes Value (as calculated under the Warrants) of the then unexercised portion of the Warrant.

Registration Rights Agreement

In connection with the Securities Purchase Agreement, we will enter into a Registration Rights Agreement with each of the Investors that is a party to the Securities Purchase Agreement (the “Registration Rights Agreement”), which provides for the registration of the Common Stock issuable upon conversion of the Series A Notes and upon exercise of the Warrants. The Company has an obligation to file a Form S-3 Registration Statement within 30 days of the Closing, to have such registration statement declared effective within 120 days of the closing (140 days if the Registration Statement is subject to review by the SEC), and to maintain the effectiveness of such registration statement for so long as the Series A Notes, Warrants or shares of Common Stock issued pursuant to the Series A Notes or Warrants are held by the Investors or their permitted assignees. The Registration Rights Agreement also provides that if there is not an effective registration statement for all of the Registrable Securities (as defined in the Registration Rights Agreement) covered by the agreement, the Investors will also have piggyback rights to include their shares in any registration statements filed by the Company with the SEC, other than registration statements covering Common Stock issuable under stock-based compensation plans, registration statements relating to Common Stock issuable in business combination transactions, and certain other registrations. The Company may become responsible for certain specified damages, including “buy-in” payments, if it fails to meet its obligations under the Registration Rights Agreement.

Redemption of 7% Notes

On April 10, 2013, we entered into a convertible note and warrant purchase agreement (the “Convertible Note and Warrant Purchase Agreement”) with two institutional investors (the “2013 Note and Warrant Transaction”), pursuant to which we sold $5.0 million in aggregate principal amount of our 7% subordinated convertible notes (the “7% Notes”) and warrants to purchase 746,268 shares of our Common Stock (the “2013 Warrants”). We intend to redeem all of the outstanding 7% Notes with the proceeds of this offering and the contemporaneous Private Offering at a price of 120% of the principal amount of the 7% Notes plus accrued and unpaid interest. The 2013 Warrants will remain outstanding, but their exercise price will be reduced in accordance with their terms. See “Risk Factors—The number of shares issuable upon exercise of the 2013 Warrants and the exercise price of such 2013 Warrants can fluctuate under certain circumstances which, if triggered, can result in potentially material further dilution to our stockholders.”

New Revolving Credit Facility

On March 9, 2015, we entered into a Financing and Security Agreement, amended on March 9, 2015, with Fast Pay Partners LLC (“Fast Pay”) that will provide us with a new accounts receivable-based credit facility (the “Fast Pay Agreement”). See “Description of Other Indebtedness—New Revolving Credit Facility.”

Amendment of Existing Revolving Credit Facility

On March 9, 2015, the Company and its subsidiaries Krillion, Inc. and Screamin’ Media Group, Inc. entered into the Tenth Amendment (the “Tenth Amendment”) to Loan and Security Agreement with Square 1 Bank (the “Square 1 Agreement”), which, among other things, provides consent for this offering, the contemporaneous Private Offering and the redemption of the 7% Notes. See “Description of Other Indebtedness—Existing Revolving Credit Facility.”

Fourth Quarter and Full Year Financial Information

On February 27, 2015, the Company announced its financial results for the fourth quarter and fiscal year ended December 31, 2014.

For the quarter ended December 31, 2014, total revenue was $16.3 million. Network revenue increased 21% to $7.8 million. However, this was more than offset by O&O revenue, which decreased by $3.2 million to $8.5 million due to changes in traffic sources and editorial requests from ad partners resulting in lower than anticipated traffic and monetization.

For the fiscal year ended December 31, 2014 total revenue was $83.1 million, compared to $94.4 million the prior year. Network revenue was $39.0 million and O&O revenue was $44.1 million. Net loss was $5.5 million, or $0.24 per share, improving from $10.4 million, or $0.45 per share.

At December 31, 2014, the company had cash of $2.4 million, compared to $5.1 million at December 31, 2013. During 2014, cash provided by operations was $4.7 million.

The financial information included in this prospectus supplement for the fourth quarter and fiscal year ended December 31, 2014 has been prepared by, and is the sole responsibility of, our management. BDO USA, LLP has not audited, reviewed, compiled or performed any procedures with respect to this financial information. Accordingly, BDO USA, LLP does not express an opinion or any form of assurance with respect thereto.

Corporate Information

We were incorporated in Delaware in March 1999 as eWorld Commerce Corporation. In August 1999, we changed our name to eLiberation.com Corporation. In February 2003, we changed our name to Interchange Corporation. On November 2, 2006, we changed our name to Local.com Corporation. On September 14, 2012, we changed our name to Local Corporation. In addition to Local Corporation, we also currently operate under the name Local.com, which is a registered tradename of Local Corporation. Our corporate offices are located at 7555 Irvine Center Drive, Irvine, CA 92618 and we can be contacted at (949) 784-0800. We maintain a website at http://www.local.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	Local Corporation

Notes Offered	$4,750,000 aggregate principal amount of Series B Notes. We are also offering up to 6,699,575 shares of Common Stock issuable from time to time upon conversion or otherwise under the Series B Notes.

Contemporaneous Private Offering	Contemporaneously with this offering, we are also offering (i) to the purchasers of the Series B Notes, warrants to purchase a total of 4,032,256 shares of our Common Stock and (ii) to the purchasers of the Series B Notes and certain members of our board of directors and executive management, $4,568,056 aggregate principal amount of Series A Notes (including up to 8,255,266 shares of Common Stock initially issuable from time to time upon conversion or otherwise under the Series A Notes) together with warrants to purchase a total of 3,675,835 shares of our Common Stock. We will issue the Series A Notes and the Warrants without registration under the 1933 Act and have agreed to file a registration statement under the 1933 Act to register for resale the Common Stock issuable from time to time upon conversion or otherwise under the Series A Notes and exercise of the Warrants. We anticipate that the Private Offering will close concurrently with the closing of this offering of Series B Notes.

Maturity Date	The Series B Notes will mature on August 1, 2016, unless earlier converted or redeemed, subject to the right of the Investors to extend the date under certain circumstances. See “Description of Securities To Be Offered—Maturity Date.”

Interest Rate	Interest on the Series B Notes will accrue at 10.00% per annum on the outstanding principal amount, computed on the basis of a 360-day year and twelve 30-day months. The interest rate will increase to 18.00% per annum (i) upon the occurrence of and during the continuance of any event of default pursuant to the Series B Notes or (ii) at any time that our Common Stock is not listed on The New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market or the NASDAQ Capital Market. Interest on the Series B Notes is payable (i) on each Interest Date (as defined herein) occurring on an Installment Date (as defined herein) as part of the applicable Installment Amount (as defined herein) and (ii) with respect to each other Interest Date, on such Interest Date, in cash. The supplemental indenture under which we will issue the Series B Notes imposes certain limits on our ability to make cash interest payments. See “Description of Securities To Be Offered—Interest” and “Description of Securities To Be Offered—Limits on Cash Payments.”

Amortization and Payment Dates	We will make monthly amortization payments of the principal amount of each Series B Note and accrued and unpaid interest and late payments on the Series B Notes, with each such payment date being referred to herein as an “Installment Date.” See “Description of Securities To Be Offered—Payment of Principal and Interest.”

Acceleration and Deferral of Installment Payments

The holder of a Series B Note may defer the payment of the amount due on any Installment Date to another Installment Date, in which case the amount deferred will become part of such subsequent Installment Date and will continue to accrue interest.

On any day during the period starting on an Installment Date and ending on the trading day immediately prior to the next Installment Date, the holder of a Series B Note may accelerate the amounts due on future Installment Dates at the Installment Conversion Price (as defined herein). The acceleration of amounts due on future Installment Dates is subject to a Maximum Acceleration Amount (as defined herein) as described in more detail under “Description of Securities To Be Offered—Acceleration and Deferral of Amortization Amounts.”

Payments in Shares of Common Stock

We are required to pay the applicable Installment Amount (as defined herein) on an Installment Date in shares of our Common Stock, subject to the satisfaction of certain Equity Conditions. If we are not permitted to deliver shares of Common Stock with respect to an Installment Date due to a failure to satisfy any of the conditions, unless such failure is waived by holders of the Series B Notes, the applicable Installment Conversion Amount (as defined herein) will be deferred to the last Installment Date (or such other Installment Date as a holder may specify in writing).

If we satisfy the conditions to deliver payment of shares of our Common Stock on an Installment Date, the Installment Amount due on the Installment Date will be converted (an “Installment Conversion”) into shares of our Common Stock at a per share price equal to the Installment Conversion Price (such number of shares resulting from the conversion, the “Installment Conversion Amount”). The “Installment Conversion Price” is the lowest of (i) the Series B Conversion Price (as defined herein) then in effect and (ii) 80% of the quotient of (A) the sum of the volume weighted average price of the Common Stock for each trading day during the five consecutive trading day period ending and including the trading day immediately prior to the such Installment Date, divided by (B) five.

See “Description of Securities To Be Offered—Payment of Principal and Interest” and “Description of Securities To Be Offered—Monthly Amortization Payment Procedures.”

Ranking	The Series B Notes will be the senior subordinated unsecured obligations of the Company and not the obligations of our subsidiaries. The Series B Notes will be subordinated in right of payment to our principal credit facility and any successor facility, equal in right of payment with the Series A Notes, effectively subordinated to our existing and future secured debt, to the extent of the value of the collateral securing such debt, and to any debt of our subsidiaries, and senior to all other indebtedness of the Company. So long as any Series B Notes remain outstanding, neither we nor any of our current or future subsidiaries will grant a security interest in our or their respective assets, nor will we or such subsidiaries incur any new debt except for (i) trade payables in the ordinary course of our business and (ii) certain permitted indebtedness, including our principal credit facility and any successor facility.

Conversion

All amounts due under the Series B Notes are convertible at any time, in whole or in part, initially at a price per share equal to $0.7090 (the “Series B Conversion Price”). In the event of a partial conversion of the Series B Notes, the principal amount converted shall be deducted from the Installment Amount(s) relating to the Installment Date(s) as set forth in the applicable conversion notice.

The Series B Conversion Price is subject to adjustment for stock splits, combinations or similar events. While any of the Series B Notes are outstanding, if the Company issues Common Stock or is deemed to issue Common Stock for a consideration per share less than a price equal to the Series B Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale, then, immediately after such Dilutive Issuance, the Series B Conversion Price then in effect shall be reduced to the New Issuance Price, subject to certain exclusions. See “Description of Securities To Be Offered—Conversion.”

Redemption at Option of Holders	At any time we sell any Restricted Assets (as defined herein), the holders of the Series B Notes shall have the right, in their sole discretion, to require us to redeem an aggregate Conversion Amount (as defined herein) equal to up to 83 1⁄3% of the Available Holder Optional Redemption Amount (as defined herein) by delivering written notice thereof. The redemption price will be payable in cash at a price equal to 120% of the Holder Optional Redemption Amount (as defined herein), subject to certain limitations set forth in the supplemental indenture governing the Series B Notes on cash payments. See “Description of Securities To Be Offered—Redemption at Option of Holders” and “Description of Securities To Be Offered—Limits on Cash Payments.”

Events of Default	In the event of an event of default on the Series B Notes has occurred and is continuing, the principal amount of the Series B Notes, plus any accrued and unpaid interest and late payments, may become immediately due and payable. See “Description of Securities To Be Offered—Events of Default.”

Certain Covenants	The Series B Notes and the indenture governing the Series B Notes will contain covenants limiting our ability and the ability of our subsidiaries to take certain actions. See “Description of Securities To Be Offered—Limits on Cash Payments.”

Governing Law	The Series B Notes will be governed by, and construed in accordance with, the laws the State of New York without regard to its conflicts of law principles.

Trustee	We have appointed U.S. Bank National Association as the trustee under the indenture.

Limitations on Conversion and Issuance	Shares of our Common Stock may not be issued under the Notes or Warrants if, after giving effect to the issuance, (i) the holder of the Notes or Warrants together with its affiliates will beneficially own in excess of 9.99% of the outstanding shares of our Common Stock (as such beneficial ownership is defined under Section 13(d) of the Exchange Act) (which restriction purchasers of Notes and Warrants may elect to waive at the time of their purchase) or (ii) if the issuance would violate NASDAQ rules and regulations (including applicable stockholder approval requirements).

We cannot issue more than 4,658,906 shares of our Common Stock under the Notes or Warrants unless we have obtained either (i) stockholder approval pursuant to NASDAQ Listing Rule 5635(d) for the issuance of more than 4,658,906 shares of our Common Stock under the Notes or Warrants or (ii) an opinion from legal counsel that more than 4,658,906 shares of our Common Stock may be issued under the Notes and Warrants under NASDAQ Listing Rule 5635(d). The Series B Notes require that we hold a stockholders meeting as promptly as practicable to obtain such stockholder approval.

Certain U.S. federal income tax considerations	You should consult your tax advisor with respect to the U.S. federal income time consequences of the holding, disposition or conversion of the Series B Notes, and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain U.S. Federal Income Tax Considerations.”

No Market	The Series B Notes are new securities for which there is currently no market. The Series B Notes will not be listed on any securities exchange or quoted through any automated quotation system. We do not expect a market to develop or be maintained for the Series B Notes.

Use of Proceeds	We will receive approximately $4.75 million in gross proceeds from this offering before payment of offering expenses. Contemporaneously with this offering, we will receive approximately $4.57 million in gross proceeds from the offering of the Series A Notes and the Warrants pursuant to the Private Offering before payment of offering expenses. We intend to use the net proceeds from this offering, together with funds from the contemporaneous Private Offering, to redeem all of our outstanding 7% Notes, with remaining proceeds being used for general corporate purposes. See “Use of Proceeds.”

Risk Factors	In analyzing an investment in the Series B Notes and our Common Stock we are offering pursuant to this prospectus supplement, you should carefully consider, along with other matters included or incorporated by reference in this prospectus supplement, the information set forth under “Risk Factors” beginning on page S-20 of this prospectus supplement and page 4 of the accompanying prospectus.

Common Stock	Our shares of Common Stock are listed on the NASDAQ Capital Market under the symbol “LOCM.”

For a more complete description of the terms of the Series B Notes and our Common Stock, see “Description of Securities To Be Offered.”

RISK FACTORS

Investing in the Series B Notes and our Common Stock involves a high degree of risk. You should carefully consider the following risk factors and the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus, including information included under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, and all other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes, before investing in the Series B Notes and our Common Stock. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business performance. If any of these or other risks materialize, our business, financial condition or results of operations could be materially harmed. In that case, the trading price of our Common Stock and the value of the Series B Notes could decline, and you may lose some or all of your investment.

Risks Related to our Business

Our financial resources are limited and we may need to raise additional capital in the future to continue our business.

As of September 30, 2014, we had cash of $4.3 million. We may be required to raise additional capital to permit us to conduct our business and to achieve our strategic growth opportunities. If we are required to raise additional capital, we cannot ensure that additional funding will be available, or if it is available, that it can be obtained on terms and conditions we will deem acceptable. Our business is subject to risks and uncertainties that may prevent us from raising additional capital or may cause the terms upon which we raise additional capital, if additional capital is available, to be less favorable to us than would otherwise be the case. If we needed to raise additional capital and were unable to do so, we may not be able to continue our business as currently contemplated or may be required to seek protection under United States federal bankruptcy law. If this were to happen our shares could lose all or substantially all of their market value.

If we are unable to raise additional capital as needed, we may not be able to grow our company and satisfy our obligations as they become due.

We have historically relied on offerings of our equity and borrowings under our debt facilities to fund our operations. For example, on April 10, 2013, we completed the offering and sale of $5.0 million of our 7% Notes. As of September 30, 2014, all $5.0 million of the 7% Notes remained outstanding. We intend to redeem all of our outstanding 7% Notes with the proceeds of this offering, together with the proceeds of the Private Offering, on the Closing Date. See “Prospectus Supplement Summary—Recent Developments—Redemption of 7% Notes.”

On August 3, 2011, we entered into the Square 1 Agreement, replacing our debt facility with Silicon Valley Bank, which we terminated on July 29, 2011. The Square 1 Agreement provides us with a revolving credit facility of up to $12.0 million. The maturity date of the facility is April 2, 2015. Square 1 Bank has notified us that they do not intend to extend our revolving credit facility following its maturity date on April 2, 2015. As a result, on March 9, 2015, we entered into the Fast Pay Agreement with Fast Pay that will provide us with a new accounts receivable-based credit facility. Under the terms of the Fast Pay Agreement, Fast Pay may, at its sole discretion, purchase our eligible accounts receivables. Upon any acquisition of accounts receivable, Fast Pay will advance to us up to 80% of the gross value of the purchased accounts, up to a maximum of $10.0 million in advances. See “Description of Other Indebtedness—New Revolving Credit Facility.” We intend to use borrowings under the Fast Pay Agreement to refinance our indebtedness to Square 1 Bank. Fast Pay has not yet made any advances to us, and its willingness to make advances to us by purchasing eligible accounts receivable is subject to customary conditions for financings of this nature. If we are unable to satisfy those conditions, Fast Pay could refrain from providing financing to us, which would have a material adverse effect on our financial condition and results of operations.

We will need to raise additional capital or obtain additional credit to fund our operations in the future. The failure to raise capital, or obtain credit when needed, on acceptable terms, could have a material adverse effect on our business, prospects, financial condition and results of operations and we may not be able to continue our business as currently contemplated or may be required to seek protection under United States federal bankruptcy law.

Our credit facility with Square 1 Bank and our new accounts receivable facility with Fast Pay impose restrictions. Failure to comply with these restrictions could result in the acceleration of a substantial portion of such debt, which we may not be able to repay or refinance.

Under the Square 1 Agreement, we must meet certain financial covenants during the term of the facility, including certain Adjusted EBITDA covenants, as more particularly described in the Square 1 Agreement (such Adjusted EBITDA amounts are for financial covenant purposes only, and do not represent our projections of financial results). As of September 30, 2014, we were in compliance with our covenants with Square 1 Bank. However, if we are unable to comply with our financial covenants, the lender may declare an event of default under the Square 1 Agreement, in which event all outstanding borrowings would become immediately due and payable. We do not presently have, and, if we are unable to effect borrowings by selling accounts receivable to Fast Pay we would not have, sufficient cash on hand to repay such outstanding borrowings under the Square 1 Agreement.

The Fast Pay Agreement contains covenants that are customary for accounts receivable-based financing agreements primarily related to our accounts receivable and audit rights. The failure to satisfy covenants under the Fast Pay Agreement or the occurrence of other specified events that constitute an event of default could result in the termination of the Fast Pay Agreement and/or the acceleration of our obligations under that agreement. The Fast Pay Agreement also contains provisions relating to events of default that are customary for agreements of this type and also include a cross default provision with respect to the Notes. If Fast Pay terminated the facility, we might not have sufficient cash on hand to repay our outstanding obligations to Fast Pay or sufficient capital to fund our ongoing operations. In addition, default under the Fast Pay facility would constitute a default under the Notes.

The assessment of our liquidity is based upon significant judgments or estimates that could prove to be materially incorrect.

In assessing our current financial position and developing operating plans for the future, we have made significant judgments and estimates with respect to the potential financial and liquidity effects of our risks and uncertainties, including but not limited to:

•	our ability to meet our current projections with respect to our results of operations;

•	our ability to continue to monetize our O&O and Network sites at present levels or better;

•	our ability to maintain traffic levels to our O&O and Network sites at present levels or better;

•	our ability to control expenses effectively, including through any fluctuations in our financial performance;

•	our ability to comply with our debt covenants to Square 1 Bank and Fast Pay; and

•	the potential for additional, unforeseen cash demands, including without limitation traffic acquisition costs, litigation costs, personnel costs and development costs.

In our liquidity assessment, we assumed that our operations will continue without further disruptions through the next twelve months, including disruptions of the sort we recently experienced in the first half of 2011, the second half of 2012, throughout 2013 and in the fourth quarter of 2014 in which changes made by our primary search monetization partners, primary traffic acquisition partners, and major search engines that index our content affected the revenue per click (“RPC”) we received for advertisements on our sites, our ability to buy traffic for our sites, and the levels of organic traffic received by our sites. We intend to support operations and repay obligations with one or more of the following: cash on hand; cash from operations; credit line extensions; additional debt; and offerings of our securities.

It is possible that the actual outcome of one or more of our plans could be materially different than expected, or that one or more of our significant judgments, or estimates about the potential effects of these risks and uncertainties could prove to be materially incorrect. If one or more of these possible outcomes is realized and third-party financing is not available, substantial doubt could exist about our ability to continue as a going concern.

If we are not successful with our local search initiative, our future financial performance may be affected.

Since August 9, 2005, we have been operating Local.com, a consumer facing destination website specializing in local search and content. Since the third quarter of 2007, we have been operating our local syndication network which provides local search results and local content to our publisher partners. Since the third quarter of 2009, we have been operating a distribution network that provides organic and third party advertising feeds to hundreds of websites. We have and expect to continue to invest significant amounts of time and resources in our Local.com website, local syndication network, our distribution network and other similar initiatives. We cannot assure you that we will continue to sustain or grow our current revenue from these or other local search initiatives. We also cannot assure you that we will sustain or grow the number of consumers or advertisers that use or advertise on Local.com or other network offerings. If we are unable to sustain or grow the number of consumers using and/or advertisers advertising with Local.com, our local syndication and distribution networks, and our other similar initiatives, our financial performance may be adversely affected.

We have historically incurred losses and expect to incur losses in the future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

We have a history of losses. We had a net loss of $10.4 million for the year ended December 31, 2013. We also had an accumulated deficit of approximately $104 million at December 31, 2013. We cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenue does not grow, we may experience a loss in one or more future periods. We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition.

Two of our partners, Google and Yahoo, have historically provided a substantial portion of our revenue and the loss of either Google or Yahoo would have a material adverse effect on our operating results.

For the nine months ended September 30, 2014 and the year ended December 31, 2013, we had two customers that each represented more than 10% of our total revenue. Google and Yahoo represented 31% and 43% of our total revenue, respectively, during the nine months ended September 30, 2014, and 26% and 46% of our total revenue, respectively, in the year ended December 31, 2013.

Our contracts with advertising partners are generally short term in nature. For example, Google’s contract expires in September 2015, whereas Yahoo’s contract expires according to its terms in October 2017, subject in both cases to earlier termination rights under certain circumstances. We have received a notice from Yahoo noting that the requirements for early termination of our contract with Yahoo have been met as a result of recent traffic quality issues experienced by us.

Upon expiration or termination of these agreements, there can be no assurance that they will be renewed, or if these agreements are renewed, that we would receive the same or better economic benefits as we do under the current agreement, or involve the same amount of use of our paid-search services as currently used, or contain the same rights as they currently do, in which case our business and financial results may be harmed. Additionally, there can be no assurance that if we enter into an arrangement with alternative advertising partners, the terms would be as favorable as those under the current Google or Yahoo agreements. Even if we were to enter into an arrangement with alternative advertising partners with terms as or more favorable than those under the current agreements with Google and Yahoo, such arrangements might generate significantly lower search advertising revenues for us if the alternative advertising partners are not able to generate advertising revenues as successfully as Google and Yahoo currently generate.

Two customers account for a significant portion of our accounts receivable and the failure to collect from these customers would harm our financial condition and results of operations.

Two of our customers that do not pay in advance, Yahoo and Google, have and for the foreseeable future will likely continue to account for a significant portion of our accounts receivable. Yahoo and Google, on a combined basis, represented 48% and 60% of our total accounts receivable at September 30, 2014 and December 31, 2013, respectively.

Yahoo and Google’s accounts have been, and will likely continue to be, unsecured and any failure to collect on those accounts would harm our financial condition and results of operations.

A significant portion of the traffic to our Local.com website is acquired from other search engines, mainly google.com. The loss of the ability to acquire traffic or otherwise generate revenues and increases in the amounts paid to acquire such traffic could have a materially adverse effect on our financial results.

We advertise on other search engine websites, primarily google.com, but also yahoo.com and msn/bing.com, among others, by bidding on certain keywords we believe will drive traffic to our Local.com website. Approximately 78% and 57% of the traffic on our Local.com website and network partner websites was acquired through SEM campaigns on other search engine websites for the nine months ended September 30, 2014 and the year ended December 31, 2014, respectively. During the nine months ended September 30, 2014 and the year ended December 31, 2013, advertising costs to drive consumers to our Local.com website were $28.5 million and $35.9 million, respectively. Of the total advertising costs for the nine months ended September 30, 2014 and the year ended December 31, 2013, $22.1 million and $27.4 million was attributable to Google, respectively, and $3.7 million and $6.1 million was attributable to Yahoo, respectively. Any decreases in the breadth or depth of advertising available for display or any increase in our traffic acquisitions costs could materially adversely affect our ability to produce revenue and margin that is comparable to our historical results, in which case our business and financial results may be significantly harmed. If we fail to pay Google or Yahoo for the traffic purchased from them, they could suspend or terminate our ability to purchase traffic from them, which would have a material adverse effect on our business and financial results.

In 2013, we experienced ad policy changes from our largest monetization partner, which negatively impacted the amount of traffic we could acquire and lowered revenue as a result. Additionally, we experienced algorithmic changes from a major search engine that affected organic traffic levels across our Network, which caused a negative financial impact to both our revenue and net income results. In 2014 one of our large advertising partners made additional editorial change requests which had a negative impact on our traffic and monetization of such traffic. We are working to adjust to these changes, but there can be no guarantees that our efforts will be successful or reverse the negative impact of these changes.

Our advertising partners may unilaterally change how they value our inventory of available advertising placements, which could materially affect our advertising revenue. If we are unable to maintain our anticipated RPC rates, it will have a material adverse effect on our financial results.

Our advertising partners, such as Google and Yahoo, may unilaterally change how they value our inventory of available advertising placements for any number of reasons, including changes in their services, changes in pricing, algorithms or advertising relationships. We have little control over such decisions. If our advertising partners pay us less for our advertising inventory, our advertising revenue would be materially adversely affected. For example, in July 2013, Google made some changes related to bidding for mobile and desktop advertising campaigns and in 2014 Google made additional editorial change requests both of which had a negative impact on our traffic and monetization of such traffic.

We are actively pursuing strategies to mitigate any such changes in RPC we may experience, including through the diversification of our revenue to include non-search related sources and the regular optimization of our SEM campaigns, as well as optimization and deployment of advertiser fees from existing and new partners. These and other strategies are intended to preserve revenue and net income. However, we cannot give assurances that these efforts will be successful. If we are unable to maintain our anticipated RPC rates in the near term, our business and financial results may be materially harmed.

We face intense competition from larger, more established companies, as well as our own advertising partners, and we may not be able to compete effectively, which could reduce demand for our services.

The online paid-search market and local search market is intensely competitive. Our primary current competitors include Yahoo, Microsoft, Google and online directories, such as Yellowpages.com. Other competitors in the local search market may emerge. For example, Facebook Inc. now has a Graph Search tool which allows users to access the interests and opinions of friends regarding local places, movies and interests and which may emerge as a significant competitor to our current offerings. We believe that the principal competitive factors in our local advertising market are network size, revenue sharing agreements, services, convenience, accessibility, customer service, quality of tools, quality of editorial review and reliability and speed of fulfillment of advertising needs and requirements across the Internet infrastructure. Although we currently pursue a strategy that allows us to partner with a broad range of websites and search engines, our current and future partners on which our business is substantially dependent may view us as a threat to their own internal paid-search services. We also compete with other online advertising services as well as traditional offline media such as television, radio and print, for a share of businesses’ total advertising budgets. Nearly all of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, sales, personnel and other resources than we do. Our competitors may secure more favorable revenue sharing agreements with network distributors, devote greater resources to marketing and promotional campaigns, adopt more aggressive growth strategies and devote substantially more resources to website and systems development than we do. In addition, the search industry and the online advertising industry has experienced consolidation, including the acquisitions of companies offering paid-search services. Industry consolidation has resulted in larger, more established and well-financed competitors with a greater focus on paid-search services. If these industry trends continue, or if we are unable to compete in the paid-search market, our financial results may suffer.

We rely on our advertising partners to provide us access to their advertisers, and if they do not, it could have an adverse impact on our business.

We rely on our advertising partners to provide us with advertiser listings so that we can distribute these listings to Local.com and our network partners in order to generate revenue when a consumer click-through or other paid event occurs on our advertising partners’ sponsored listings. For the nine months ended September 30, 2014 and the year ended December 31, 2013, 100% and 97% of our revenue was derived from our advertising partners, respectively. Some of our agreements with our advertising partners, such as Google, are short-term, and, as a result, they may discontinue their relationship with us or negotiate new terms that are less favorable to us, at any time, with little or no notice. Our success depends, in part, on the maintenance and growth of our advertising partners. If we are unable to develop or maintain relationships with these partners, our operating results and financial condition could suffer.

Our advertising partners may impose editorial restrictions on how we display the advertiser listings they provide to us, including the content and structure of the web pages on which such advertiser listings appear. If we fail to comply with these restrictions, our advertising partners may cease providing us with access to their advertisers, which would have an adverse impact on our business. If we comply with these restrictions, our ability to maximize the monetization of our web pages could be materially adversely affected, which would have an adverse impact on our business.

We rely on our advertising partners to provide us with advertiser listings in order to generate revenue. We must adhere to the restrictions they impose on us with respect to the display of the advertiser listings they provide to us, including restrictions with respect to the content and structure of the web pages on which such advertiser lists appear. This impacts where advertising appears, when it appears, and how much of it appears, among other things. Since advertising is the primary source of revenue on our web pages, the restrictions imposed by our partners can impact our revenue opportunities materially. If we fail to adhere to such restrictions, our advertising partners may cease providing us with access to their advertisers, which would have an adverse impact on our operating results and financial condition. Furthermore, if we adhere to such restrictions, our ability to maximize the monetization of our web pages could be adversely affected, which would have an adverse impact on our operating results and financial condition.

We are dependent on network partners to provide us with local search traffic and access to local advertisers, and if they do not, our business could be harmed.

We have contracts with our network partners to provide us with either local search traffic or access to local advertisers. Our network partners are very important to our revenue and results of operations. Any adverse change in our relationships with key network partners could have a material adverse impact on our revenue and results of operations. In many cases, our agreements with these network partners are short-term and/or subject to many variables which enable us or our network partners to discontinue our relationship or negotiate new terms that are less favorable to us with little or no notice. If we are unable to maintain relationships with our current network partners or develop relationships with prospective network partners on terms that are acceptable to us, our operating results and financial condition could suffer. Any decline in the number and/or quality of our network partners could adversely affect the value of our services.

If we do not deliver quality traffic that delivers value for advertisers, then our advertisers and our advertising partners may pay us less for their listing or discontinue listings with us altogether.

For our services to be successful, we need to deliver consumers to advertisers’ websites that are valuable to such advertisers. If we do not meet advertisers’ expectations by delivering quality traffic, then our advertising partners may pay us less per click or cease doing business with us altogether, which may adversely affect our business and financial results. We compete with other web search services, online publishers and high-traffic websites, as well as traditional media such as television, radio and print, for a share of our advertisers’ total advertising expenditures. Many potential advertisers and advertising agencies have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to paid-search. Acceptance of our advertising offerings among our advertisers and advertising partners will depend, to a large extent, on its perceived effectiveness and the continued growth of commercial usage of the Internet. If we experience downward pricing pressure for our services in the future, our financial results may suffer.

More people are using devices other than personal computers to access the Internet and accessing new platforms to make search queries. If we are not successful in developing solutions that generate revenue from our mobile website and other mobile offerings, or those solutions are not widely adopted, our results of operations and business could be materially adversely affected.

The number of people who access the Internet through devices other than personal computers, including mobile phones, smartphones, and handheld computers such as netbooks and tablets, is increasing dramatically. The lower resolution, functionality, and memory associated with some alternative devices make the use and accessibility of our services through such devices more difficult and the versions of our services developed for these devices may not be compelling to consumers, advertisers or retailers. In addition, search queries are increasingly being undertaken via “apps” tailored to particular devices or social media platforms, which could affect our share of the search market over time. As new devices and platforms are continually being released, it is difficult to predict the problems we may encounter in adapting our services and developing competitive new services. We expect to continue to devote significant resources to the creation, support, and maintenance of our services across multiple platforms. If we are unable to develop services that are more compatible with alternative devices and platforms, we will fail to capture the opportunities available as consumers and advertisers transition to a dynamic, multi-screen environment.

At the same time, it is important that any services that we develop do not adversely affect our users’ experience, even if they might result in increased short-term monetization. We have limited experience with mobile advertising. If we fail to develop effective advertising solutions, if our solutions alienate our user base, or if our solutions are not widely adopted or are insufficiently profitable, our business may suffer. Additionally, as alternative devices and platforms are released, it is difficult to predict the problems we may encounter in developing services for these alternative devices and platforms, and we may need to devote significant resources to the creation, support, and maintenance of such products.

If we cannot continue to develop and offer effective advertising products and services, our advertising revenues could be adversely affected.

We believe that growth in our advertising revenues depends on our ability to continue offering our advertisers and publishers with effective products and services. Developing new and improving upon our existing products and services may require significant effort and expense. If we are unable to develop and improve our advertising products and services, including those that more effectively or efficiently plan, price or target advertising, our advertising revenues could be adversely affected.

If we do not continue to develop and offer compelling content, products and services, our ability to attract new consumers or maintain the engagement of our existing consumers could be adversely affected.

We believe we must offer compelling content, products and services in order to attract new consumers and maintain the engagement of our existing consumers. Our ability to acquire, develop and offer new content, products and services, as well as new features, functionality and enhanced performance for our existing content, services and products requires substantial costs and efforts. The consumer reception of any new offerings we may make is unknown and subject to consumer sentiment that is difficult to predict. If we are unable to provide content, products, and services that are sufficiently attractive and relevant to consumers, we may not be able to attract new consumers or maintain or increase our existing consumers’ engagement with our Local.com site or our other offerings. Even if we are successful in the development and offering of compelling content, products, features, and services, we may not be able to attract new consumers or maintain or increase our existing consumers’ engagement.

From time to time, we may acquire businesses or assets, which may not be successful, may negatively impact our results and which pose risks with respect to integration and performance.

In recent years, we have undertaken the acquisition of a number of assets and businesses. We have subsequently exited each of these businesses, except Krillion. There can be no assurance that we will be able to successfully integrate any business we acquire into our operations or that our operation of these acquisitions will be successful.

We may enter into additional acquisitions, business combinations or strategic alliances in the future. Acquisitions may result in dilutive issuances of equity securities, use of our cash resources, incurrence of debt and amortization of expenses related to intangible assets acquired. Any acquisitions or investments we make may not ultimately generate anticipated or any returns. In addition, the process of integrating an acquired company, business or technology, which requires a substantial commitment of resources and management’s attention, may create unforeseen operating difficulties and expenditures. The acquisition of a company or business is accompanied by a number of risks, including, without limitation:

•	the need to implement or remediate controls, procedures and policies appropriate for a public company at companies that prior to the acquisitions may have lacked such controls, procedures and policies;

•	the difficulty of assimilating the operations and personnel of the acquired company with and into our operations, which are headquartered in Irvine, California;

•	the failure to retain key personnel at the companies we acquire;

•	the potential disruption of our ongoing business and distraction of management;

•	the difficulty of incorporating acquired technology and rights into our services and unanticipated expenses related to such integration;

•	the failure to further successfully develop acquired technology resulting in the impairment of amounts currently capitalized as intangible assets;

•	the impairment of relationships with customers of the acquired company or our own customers and partners as a result of any integration of operations;

•	the impairment of relationships with employees of our own business as a result of any integration of new management personnel;

•	the inability or difficulty in reconciling potentially conflicting or overlapping contractual rights and duties;

•	the potential unknown liabilities associated with the acquired company, including intellectual property claims made by third parties against the acquired company; and

•	the failure of an acquired company to perform as planned and to negatively impact our overall financial results.

We may not be successful in addressing these risks or any other problems encountered in connection our recent acquisitions, or that we could encounter in future acquisitions which would harm our business or cause us to fail to realize the anticipated benefits of our acquisitions.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes against its post-change income may be limited. We performed a Section 382 study during the fourth quarter of 2010 and determined that the company has more likely than not undergone five ownership changes as described in IRC Section 382. The latest ownership change occurred in December 2004. However, due to the relatively large annual limitations based on the value of the company, the identified ownership changes had no material impact to the amount of net operating loss that can be carried forward to the future years. Any future ownership change may impact our ability to utilize the net operating loss carryforwards in the future year. At December 31, 2013, we had federal and state income tax net operating loss carryforwards of approximately $74.4 million and $71.6 million, respectively. The federal and state net operating loss carryforwards will expire through 2031 unless previously utilized.

We may incur impairment losses related to goodwill, other intangible assets and other assets which could have a material adverse effect on our financial results.

As a result of our acquisition of Inspire Infrastructure 2i AB, the purchase of Local.com domain name, the Atlocal asset purchase, the acquisition of PremierGuide, Inc., the acquisitions of Simply Static, LLC (doing business as Octane360) and Krillion, we have recorded substantial goodwill and intangible assets in our consolidated financial statements. We are required to perform impairment reviews of our goodwill and other intangible assets, which are determined to have an indefinite life and are not amortized. Such reviews are performed annually or earlier if indicators of potential impairment exist. Future impairment reviews may result in charges against earnings to write-down the value of intangible assets.

During the three months ended June 30, 2012, we recorded an impairment charge of $6.5 million, which consisted of the impairment of goodwill, intangible assets and capitalized software related to the Spreebird business unit. During the three months ended December 31, 2012, we recorded an additional impairment charge of $4.1 million, which consisted of impairment of goodwill related to the Spreebird business unit. With the Company’s decision to sell the assets of its Spreebird business unit in the second quarter of fiscal 2013, the carrying value of the goodwill associated with the Spreebird business was determined to be fully impaired. As a result, the Company recorded an impairment charge of approximately $3.1 million during the second quarter of fiscal 2013, which included goodwill of $2.6 million.

We may have additional impairment charges in the future, which could have a material adverse effect on our financial results and could cause our stock price to decline.

Our business is seasonal and our financial results may vary from period to period.

Our results of operations could vary significantly from quarter to quarter and year to year because of a variety of factors, including seasonality, many of which are outside of our control. Historically, during the fourth quarter, it is more difficult for us to acquire traffic. During the fourth quarter, other advertisers significantly increase their bid prices to acquire traffic for the holiday season, while we generally keep our bid prices consistent throughout the year. As a result, we typically acquire less traffic to our websites from our SEM efforts during the fourth quarter. Additionally, online consumer traffic is generally lower in the third quarter, the summer months, as consumers are on vacation and spending less time on the Internet. Revenue generally increases during the first quarter, when we expect to benefit from a higher volume of locally-focused traffic and a higher volume of online consumer traffic due to fewer holidays and vacation time. If we are not able to appropriately adjust to seasonal or other factors, it could have a material adverse effect on our financial results.

The market for Internet and local search advertising services is in the early stages of development, and if the market for our services decreases it will have a material adverse effect on our business, prospects, financial condition and results of operations.

Internet marketing and advertising, in general, and paid-search, in particular, are in the early stages of development. Our future revenue and profits are substantially dependent upon the continued widespread acceptance, growth, and use of the Internet and other online services as effective advertising mediums. Many of the largest advertisers have generally relied upon more traditional forms of media advertising and have only limited experience advertising on the Internet. Local search, in particular, is still in an early stage of development and may not be accepted by consumers for many reasons including, among others, that consumers may conclude that local search results are less relevant and reliable than non-paid-search results, and may view paid-search results less favorably than search results generated by non-paid-search engines. If consumers reject our paid-search services, or commercial use of the Internet generally, and the number of click-throughs on our sponsored listings decreases, the commercial utility of our search services could be adversely affected which could have a material adverse effect on our business, prospects, financial condition and results of operations.

A downturn or uncertainty in global economic conditions may have a significant negative effect on our access to credit and our ability to raise capital and may impact our business, operating results or financial condition.

A future downturn or uncertainty in global economic conditions, such as was experienced beginning in late 2007, may result in significant reductions in, and heightened credit quality standards for, available capital and liquidity from banks and other providers of credit and substantial reductions and/or fluctuations in equity and currency values worldwide, which may make it difficult for us to raise additional capital or obtain additional credit, when needed, on acceptable terms or at all. Moreover, deteriorated economic conditions, or the threat of a prolonged recessionary period, may cause disruptions and volatility in global financial markets, increased rates of default and bankruptcy and have a negative impact levels of consumer spending. These macroeconomic developments could negatively affect our business, operating results or financial condition in a number of ways. For example, current or potential customers, such as advertisers, may delay or decrease spending with us or may not pay us or may delay paying us for previously performed services. In addition, if consumer spending decreases, this may result in fewer clicks on our advertisers’ ads displayed on our Local.com website or our network partner websites.

Our executive officers and certain key personnel are critical to our success, and the loss of these officers and key personnel could harm our business.

Our performance is substantially dependent on the continued services and performance of our executive officers and other key personnel. While we have employment agreements with our key executive officers and certain key personnel, each of these may, however, be terminated with 30 days’ notice by either party. No key man life insurance has been purchased on any of our executive officers. Our performance also depends on our ability to retain and motivate our officers and key employees. The loss of the services of any of our officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The failure to attract and retain our officers or the necessary technical, managerial and marketing personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be subject to intellectual property claims that create uncertainty about ownership of technology essential to our business and divert our managerial and other resources.

There has been a substantial amount of litigation in the technology industry regarding intellectual property rights. We cannot assure you that third parties will not, in the future, claim infringement by us with respect to our current or future services, trademarks or other proprietary rights. Our success depends, in part, on our ability to protect our intellectual property and to operate without infringing on the intellectual property rights of others in the process. There can be no guarantee that any of our intellectual property will be adequately safeguarded, or that it will not be challenged by third parties. We may be subject to patent infringement claims or other intellectual property infringement claims that would be costly to defend and could limit our ability to use certain critical technologies.

We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and may divert our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could cause us to pay substantial damages, including treble damages if we willfully infringe, and, also, could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If Investors perceive these results to be negative, it could have an adverse effect on the trading price of our Common Stock.

Any patent litigation could negatively impact our business by diverting resources and management attention away from the operation of our business and adding uncertainty as to the ownership of technology and services that we view as proprietary and essential to our business. In addition, a successful claim of patent infringement against us and our failure or inability to obtain a license for the infringed or similar technology on reasonable terms, or at all, could have a material adverse effect on our business.

We may be subject to lawsuits for information displayed on our websites and the websites of our advertiser partners, which may affect our business.

Laws relating to the liability of providers of online services for activities of their advertisers and for the content of their advertisers’ listings are currently unsettled. It is unclear whether we could be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information we publish on our websites or the information that is published across our network of websites and partner websites. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We may not successfully avoid civil or criminal liability for unlawful activities carried out by our advertisers. Our potential liability for unlawful activities of our advertisers or for the content of our advertisers’ listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Our insurance may not adequately protect us against these types of claims and the defense of such claims may divert the attention of our management from our operations. If we are subjected to such lawsuits, it may adversely affect our business.

We are no longer able to bill our monthly subscription customers through Local Exchange Carriers (“LECs”) on our monthly subscription customers’ telephone bills which has adversely impacted our consolidated results of operations.

By the end of 2012 we were no longer able to bill our legacy monthly subscribers through LEC. This change could impact the collectability and or delay the collection of our LEC related receivables in the future. All or a portion of LEC related receivables may not be collectible in the future. During the three months ended December 31, 2012, we recorded a LEC receivable reserve of $1.4 million and during the three months ended December 31, 2013, we recorded an additional charge of $1.7 million to fully reserve our outstanding LEC related receivable. The reserve was due to the cessation of billing for these services by LECs and the expectation that these receivables will be subject to a longer collection cycle, if they are collectable at all. Any inability to collect LEC related receivables could have a material adverse impact on our financial condition and results of operations.

If our monthly subscription customers file complaints against us or our partners, we could be forced to refund material amounts of monthly subscription revenues and our ability to operate our subscription service could be adversely impacted, which would adversely affect our results of operations.

Until January 2013, we had internal and outsourced telesales initiatives that could result in complaints from our monthly subscription customers against us or our third-party partners who dispute that they have agreed to receive and be billed for our monthly subscription services. Monthly subscription customers may also direct their complaints to a state’s attorney general’s office, federal agencies such as the Federal Trade Commission (“FTC”), their LEC and other authorities. If a complaint is directed to an attorney general, a Federal agency, a LEC or other authorities, then we may be forced to refund the monthly subscription fees that have already been collected for services rendered in unknown amounts regardless of whether or not such complaint is valid. If this were to happen, our financial results could be materially impacted.

Failure to adequately protect our intellectual property and proprietary rights could harm our competitive position.

Our success is substantially dependent upon our proprietary technology, which relates to a variety of business and transactional processes associated with our paid-search advertising model, our Keyword DNA technology, our Local Connect search and advertising platform, and our Krillion technology platform. We rely on a combination of patent, trademark, copyright and trade secret laws, as well as confidentiality agreements and technical measures, to protect our proprietary rights. We have been issued fourteen patents and have seven patent applications pending related to a variety of business and transactional process associated with paid-search, other cost-per-action advertising models in different environments, and localized shopping data. We cannot assure you that any of the patent applications will be issued as patents, that any issued patents will provide us with adequate protection against competitors with similar technology, that any issued patents will afford us a competitive advantage, that any issued patents will not be challenged by third parties, that any issued patents will not be infringed or designed around by others, or that the patents of others will not have a material adverse effect on our ability to do business. We own the trademarks for Local.com, Krillion, Pay Per Connect, Local Promote, Local Connect and Keyword DNA, among others, in the United States and may claim trademark rights in, and apply for trademark registrations in the United States for a number of other marks. We cannot assure you that we will be able to secure significant protection for these marks. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology or duplicate our services or design around patents issued to us or our other intellectual property rights. If we are unable to adequately protect our intellectual property and proprietary rights, our business and our operations could be adversely affected.

Problems with our computer and communication systems may harm our business.

A key element of our strategy is to generate a high volume of traffic across our network infrastructure to and from our advertising partners and local syndication and distribution networks. Accordingly, the satisfactory performance, reliability and availability of our software systems, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain advertising customers, as well as maintain adequate customer service levels. We have in the past and may in the future experience periodic systems interruptions. Any substantial increase in the volume of traffic on our software systems or network infrastructure will require us to expand and upgrade our technology, transaction-processing systems and network infrastructure. We cannot assure you that we will be able to accurately project the rate or timing of increases, if any, in the use of our network infrastructure or timely expand and upgrade our systems and infrastructure to accommodate such increases.

We are dependent on third-party products, services and technologies; changes to existing products, services and technologies or the advent of new products, services and technologies could adversely affect our business.

Our business is dependent upon our ability to use and interact with many third-party products, services and technologies, such as browsers, data and search indices, and privacy software. Any changes made by third parties or consumers to the settings, features or functionality of these third-party products, services and technologies or the development of new products, services and technologies that interfere with or disrupt our products, services and technologies could adversely affect our business. For instance, if a major search index were to alter its algorithms in a manner that resulted in our content not being indexed as often or appearing as high in its search results, our consumers might not be able to reach and use our content, products and services and our business could be adversely affected. Similarly, if more consumers were to switch their browsers to higher security settings to restrict the acceptance of cookies from the websites they visit, our ability to effectively use cookies to track consumer behavior in our business could be impacted and our business could be adversely affected.

If we fail to detect click-through fraud, we could lose the confidence of our advertisers and advertising partners, thereby causing our business to suffer.

We are exposed to the risk of fraudulent or illegitimate clicks on our sponsored listings. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our advertising programs because the fraudulent clicks will not lead to revenue for the advertisers. As a result, our advertisers and advertising partners may become dissatisfied with our advertising programs, which could lead to loss of advertisers, advertising partners and revenue.

We rely on third-party technology, server and hardware providers, and a failure of service by any of these providers could adversely affect our business and reputation.

We rely upon third-party data center providers to host our main servers and expect to continue to do so. These systems and operations are vulnerable to damage or interruption from human error, floods, fires, power loss, telecommunication failures and similar events. They are also subject to computer viruses, break-ins, sabotage, phishing attacks, attempts to overload our servers with denial of service or other attacks, intentional acts of vandalism and similar misconduct. Despite any precautions we may take, the occurrence of any disruption of service due to any such misconduct, natural disaster or other unanticipated problems at such facilities, or the failure by such facility to provide our required data communications capacity could result in lengthy interruptions or delays in our services. Any system failure or network disruption that causes an interruption or delay in service could impair our reputation, damage our brand name and have a material adverse effect on our business, results of operations and financial condition. In the event that these providers experience any interruption in operations or cease operations for any reason or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. We may also be limited in our remedies against these providers in the event of a failure of service. In the past, we have experienced short-term outages in the service maintained by one of our current co-location providers. In addition to placing increased burdens on our engineering staff, these outages create a significant amount of user questions and complaints that need to be addressed by our customer support personnel. In the event of certain system failures, we may not be able to switch to back-up systems immediately and the time to full recovery could be prolonged. Like many online businesses, we have experienced system failures from time to time. We also rely on third-party providers for components of our technology platform, such as hardware and software providers, credit card processors and domain name registrars. A failure or limitation of service or available capacity by any of these third-party providers could adversely affect our business and reputation.

We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy. Our actual or perceived failure to comply with such obligations could harm our business.

We receive, store and process personal information and other user data, including credit card information for certain users. There are numerous federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal Information and other user data, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. We generally comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties (including, in certain instances, voluntary third-party certification bodies such as TRUSTe). It is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to users or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation or negative publicity and could cause our users and advertisers to lose trust in us, which could have an adverse effect on our business. Additionally, if third parties with whom we work, such as advertisers, vendors or developers, violate applicable laws or our policies, such violations may also put our users’ information at risk and could have an adverse effect on our business.

Security breaches could expose us to a risk of loss of this information, litigation, remediation costs, increased costs for security measures, loss of revenue, damage to our reputation, and potential liability. Our user data and corporate systems and security measures may be breached due to the actions of outside parties, employee error, malfeasance, or otherwise, and, as a result, an unauthorized party may obtain access to our data or our users’ or customers’ data. Additionally, outside parties may attempt to fraudulently induce employees, users, or customers to disclose sensitive information in order to gain access to our data or our users’ or customers’ data. We must continuously examine and modify our security controls and business policies to adapt to the rise of social networking, the adoption of new devices and technologies enabling users to share data and communicate in new ways, and the increasing focus by our users and regulators on controlling and protecting user data.

If we fail to scale and adapt our existing technology architecture to manage the expansion of our offerings our business could be adversely affected.

We anticipate expanding our offerings to consumers, advertisers and publishers. Any such expansion will require substantial expenditures to scale or adapt our technology infrastructure. As usage increases and products and services expand, change or become more complex in the future, our complex technology architectures utilized for our consumer offerings and advertising services may not provide satisfactory support. As a result, we may make additional changes to our architectures and systems to deliver our consumer offerings and services to advertisers and publishers, including moving to completely new technology architectures and systems. Such changes may be challenging to implement and manage, may take time to test and deploy, may cause us to incur substantial costs and may cause us to suffer data loss or delays or interruptions in service. These delays or interruptions in service may cause consumers, advertisers and publishers to become dissatisfied with our offerings and could adversely affect our business.

Our business is subject to a number of natural and man-made risks, including natural disasters such as fires, floods, and earthquakes and problems such as computer viruses or terrorism.

Our systems and operations are vulnerable to damage or interruption from natural disaster and man-made problems, including fires, floods, earthquakes, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. As an example, if we were to experience a significant natural disaster, such as an earthquake, fire or flood, it likely would have a material adverse impact on our business, operating results and financial condition, and our insurance coverage will likely be insufficient to compensate us for all of the losses we incur. Additionally, our servers may be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential intellectual property or customer data. We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters affecting the Southern California area, and our business interruption insurance may be insufficient to compensate us for losses that may occur. As we rely heavily on our servers, computer and communications systems and the Internet to conduct our business and provide customer service, such disruptions could negatively impact our ability to run our business, which could have an adverse effect on our operating results and financial condition.

Tax treatment of companies engaged in Internet commerce may adversely affect the commercial use of our services and our financial results.

Due to the global nature of the Internet, it is possible that various states or foreign countries might attempt to regulate our transmissions or levy sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in Internet commerce. New or revised international, federal, state or local tax regulations may subject us to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet. New or revised taxes and, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over the Internet. New taxes could also create significant increases in internal costs necessary to capture data, and collect and remit taxes. Any of these events could have an adverse effect on our business and results of operations.

Federal, state or international laws or regulations applicable to our business could adversely affect our business.

We are subject to a variety of existing federal, state and international laws and regulations in the areas of advertising, content regulation, privacy, consumer protection, defamation, child protection, advertising to and collecting information from children, taxation and billing, among others. These laws can change, as can the interpretation and enforcement of these laws. Additionally, new laws and regulations may be enacted at any time. Compliance with laws is often costly and time consuming and may result in the diversion of a significant portion of management’s attention. Our failure to comply with applicable laws and regulations could subject us to significant liabilities which could adversely affect our business. Specific federal laws that impact our business include: The Digital Millennium Copyright Act of 1998; The Communications Decency Act of 1996; The Children’s Online Privacy Protection Act of 1998 (including related Federal Trade Commission regulations); The Protect Our Children Act of 2008; the Credit Card Accountability Responsibility and Disclosure Act of 2009; and The Electronic Communications Privacy Act of 1986, and any amendments thereto. Additionally, there are a number of state laws and pending legislation governing the breach of data security in which sensitive consumer information is released or accessed. If we fail to comply with applicable laws or regulations we could be subject to significant liability which could adversely affect our business.

Government and legal regulations with respect to the Internet may damage our business.

There are currently few significant laws or regulations directly applicable to access to or commerce on the Internet. It is possible, however, that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as the positioning of sponsored listings on search results pages. For example, the FTC has in the past reviewed the way in which search engines disclose paid-search practices to Internet users. In 2002, the FTC issued guidance recommending that all search engine companies ensure that all paid-search results are clearly distinguished from non-paid results, that the use of paid search is clearly and conspicuously explained and disclosed and that other disclosures are made to avoid misleading users about the possible effects of paid-search listings on search results. In February 2009, the FTC issued a staff report titled “Self-Regulatory Principles for Online Behavioral Advertising.” In December 2009, the FTC issued “Guides Concerning the Use of Endorsements and Testimonials in Advertising.”

The adoption of laws, regulations, guidelines and principles relating to online advertising, including behavioral advertising, placement of paid search advertisements or user privacy, defamation or taxation and the like may inhibit the growth in use of the Internet, which in turn, could decrease the demand for our services and increase our cost of doing business or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Any new legislation or regulation, or the application of existing laws and regulations to the Internet or other online services, could have a material adverse effect on our business, prospects, financial condition and results of operations.

Any regulation of our use of cookies or similar technologies could adversely affect our business.

We use small text files placed in a consumer’s browser, commonly known as cookies, to facilitate authentication, preference management, research and measurement, personalization and advertisement and content delivery. Several Federal, state and international governmental authorities are regularly evaluating the privacy implications inherent in the use of third-party web “cookies” for behavioral advertising and other purposes. There are an increasing number of laws and regulations under consideration in the United States and abroad that have suggested limitations on or eliminations of “cookies” or which propose to regulate commercial and advertising practices on the Internet. Certain privacy advocates and federal, state and local governmental bodies have endorsed these proposals. Any regulation of these tracking technologies and other current online advertising practices could adversely affect our business.

Failure to comply with federal, state and international privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices. We have posted privacy policies and practices concerning the collection, use and disclosure of subscriber data on our websites and applications. Several Internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, FTC requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business.

Risks Related to This Offering

We will incur significant indebtedness when we sell the Notes and we may incur additional indebtedness in the future. The indebtedness created by the sale of the Notes and any future indebtedness we incur exposes us to risks that could adversely affect our business, financial condition and results of operations.

We will incur $9.32 million aggregate principal amount of senior subordinated unsecured indebtedness when we sell the Notes pursuant to this offering and the contemporaneous Private Offering. Although we intend to use a portion of the proceeds from the sale of the Notes to redeem all of our $5.0 million aggregate principal amount of outstanding 7% Notes, our remaining indebtedness could have significant negative consequences for our business, results of operation and financial condition, including:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, thereby reducing the amount of our cash flow available for other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business; and

•	placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our existing indebtedness, the Notes or any indebtedness which we may incur in the future, we would be in default, which would permit the holders of the Notes and such other indebtedness to accelerate the maturity of the Notes and such other indebtedness and could cause defaults under the Notes and such other indebtedness. Any default under the Notes or such other indebtedness could have a material adverse effect on our business, results of operations and financial condition.

The Series B Notes will be unsecured and will be subordinated to our principal credit facility and effectively subordinated to all liabilities of our subsidiaries from time to time outstanding.

The Series B Notes will be obligations only of the Company and will not be guaranteed by our subsidiaries or secured by any of our or their properties or assets. The Series B Notes will be subordinated to our principal credit facility and effectively subordinated to all existing and future liabilities of our subsidiaries, including trade payables. The Series B Notes will also be effectively subordinated to our existing and future secured debt, to the extent of the value of the collateral securing such debt. Our subsidiaries are separate legal entities and have no obligation to pay any amounts due pursuant to the Series B Notes. Our subsidiaries conduct a significant amount of our business, and may incur significant liabilities in connection with such business. As of September 30, 2014, our subsidiaries had indebtedness and other obligations in the principal amount of approximately $9.2 million as borrowers under our credit facility with Square 1 Bank and guarantors of our 7% Notes. In addition, as of September 30, 2014, we had approximately $4.3 million of outstanding indebtedness under our principal credit facility. These amounts of indebtedness (and our new credit facility with Fast Pay) will structurally rank senior to the Series B Notes. See “Description of Other Indebtedness.”

We may not have the ability to redeem the Series B Notes upon the occurrence of a change of control or in connection with certain asset sales.

If a change of control occurs, holders of the Series B Notes may require us to repurchase, for cash, all or a portion of their Series B Notes. See “Description of Securities to be Offered—Fundamental Transactions.” In addition, if we sell certain Restricted Assets, each holder of Series B Notes has the right to require us to redeem a portion of such holders Series B Notes. See “Description of Securities to be Offered—Redemption at Option of Holders.”

Our ability to repurchase or redeem the Series B Notes and to fund working capital needs and planned capital expenditures depends on our ability to generate cash flow in the future. In addition, our ability to repurchase or redeem Series B Notes is subject to certain limitations in the supplemental indentures governing the Notes, including a requirement that, after giving effect to any such repurchase or redemption, we have cash on hand and cash equivalents of at least $0.50 million. See “Description of Securities to be Offered—Limitation on Cash Payments.” To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will continue to generate cash flow from operations at levels sufficient to permit us to repurchase or redeem the Series B Notes or that our cash needs will not increase.

Our failure to make required payments on the Series B Notes would permit holders of the Series B Notes to accelerate our obligations under the Series B Notes. Such default would also lead to a default under the agreements governing our current principal credit facility and our accounts receivable financing facility with Fast Pay. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness.

If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and meet our other needs, we may have to refinance all or a portion of our indebtedness, obtain additional financing, reduce expenditures or sell assets that we deem necessary to our business. We cannot assure you that any of these measures would be possible or that any additional financing could be obtained on favorable terms, or at all. The inability to obtain additional financing on commercially reasonable terms could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the Series B Notes.

Holders of the Series B Notes will be entitled to limited rights with respect to our Common Stock, but will be subject to all changes made with respect to such rights.

Holders of Series B Notes will not be entitled to any rights with respect to our Common Stock (including, without limitation, voting rights) other than the right to receive any dividends or other distributions on our Common Stock on an “as if converted to common stock” basis. Holders of Series B Notes will be subject to all changes affecting our Common Stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s conversion of its Series B Notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our Common Stock that result from such amendment.

There is no existing trading market for the Series B Notes.

There is no existing trading market for the Series B Notes. We do not intend to apply for listing of the Series B Notes on any securities exchange or to arrange for quotation on any interdealer quotation system. It is unlikely that an active trading market will develop for the Series B Notes. Unless an active trading market develops, you may not be able to sell the Series B Notes at a particular time or at a favorable price.

You may be deemed to receive a taxable distribution without the receipt of any cash or property.

The conversion rate of the Series B Notes will be adjusted in certain circumstances. See “Description of Securities To Be Offered—Conversion.” Adjustments to the conversion rate of the Series B Notes that have the effect of increasing your proportionate interest in our assets or “earnings and profits” may in some circumstances result in a taxable constructive distribution to you for U.S. federal income tax purposes, even if you do not receive an actual distribution of cash or property. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from an adjustment to the conversion rate of the Series B Notes. See “Certain U.S. Federal Income Tax Considerations—Taxation of the Series B Notes—Certain Adjustments to the Series B Notes.”

Provisions in the Series B Notes may deter or prevent a business combination that may be favorable to you.

If a change of control occurs prior to the maturity date of the Series B Notes, holders of the Series B Notes will have the right, at their option, to require us to repurchase all or a portion of their Series B Notes. In addition, under the terms of the Series B Notes we are prohibited from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the Series B Notes. These and other provisions could prevent or deter a third party from acquiring us, even where the acquisition could be beneficial to you.

Risks Related to Ownership of Our Common Stock

The market price of our Common Stock has been and is likely to continue to be highly volatile, which could cause investment losses for our stockholders and result in stockholder litigation with substantial costs, economic loss and diversion of our resources.

The trading price of our Common Stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations as a result of various factors, many of which are beyond our control, including:

•	developments concerning proprietary rights, including patents, by us or a competitor;

•	market acceptance of our new and existing services and technologies;

•	announcements by us or our competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

•	actual or anticipated fluctuations in our operating results;

•	continued growth in the Internet and the infrastructure for providing Internet access and carrying Internet traffic;

•	introductions of new services by us or our competitors;

•	enactment of new government regulations affecting our industry;

•	changes in the number of our advertising partners or the aggregate amount of advertising dollars spent with us;

•	seasonal fluctuations in the level of Internet usage;

•	loss of key employees;

•	institution of litigation, including intellectual property litigation, by or against us;

•	publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts;

•	short selling of our stock;

•	large volumes of sales of shares of our Common Stock by existing stockholders;

•	changes in the market valuations of similar companies; and

•	changes in our industry and the overall economic environment.

Due to the short-term nature of some of our advertising partner agreements and the emerging nature of the online advertising market, we may not be able to accurately predict our operating results on a quarterly basis, if at all, which may lead to volatility in the trading price of our Common Stock. In addition, the stock market in general, and the NASDAQ Capital Market and the market for online commerce companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against these companies. Litigation against us, whether or not a judgment is entered against us, could result in substantial costs, and potentially, economic loss, and a diversion of our management’s attention and resources. As a result of these and other factors, you may not be able to resell your shares above the price you paid and may suffer a loss on your investment.

Our Common Stock could be delisted from NASDAQ Capital Market.

The quantitative listing standards of the NASDAQ Capital Market require, among other things, that listed companies maintain a minimum closing bid price of $1.00 per share. On March 10, 2015, the last reported sale price of our Common Stock on the NASDAQ Capital Market was $0.64, which violates the listing standard described in the preceding sentence. On February 25, 2015, we received a deficiency letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that, based on the closing bid price for our Common Stock for the last 30 consecutive business days, we do not comply with the minimum bid price requirement of $1.00 per share, as set forth in NASDAQ Listing Rule 5550(a)(2). The notification has no immediate effect on the listing of our Common Stock on The NASDAQ Capital Market. In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we have a grace period of 180 calendar days, or until August 24, 2015, to regain compliance with the minimum closing bid price requirement for continued listing. In order to regain compliance, the minimum closing bid price per share of our Common Stock must be at least $1.00 for a minimum of ten consecutive business days. In the event we do not regain compliance by August 24, 2015, the Company may be afforded an additional 180-day compliance period, provided it demonstrates that it meets all other applicable standards for initial listing on The NASDAQ Capital Market (except the bid price requirement), and provides written notice of its intention to cure the minimum bid price deficiency during the second grace period, by effecting a reverse stock split, if necessary.

If we fail to regain compliance after the second grace period, our stock will be subject to delisting by NASDAQ. Regardless of the grace periods provided by the rules of the Nasdaq Capital Market, the Securities Purchase Agreement with the purchasers of the Notes requires that we call and hold a meeting of our stockholders to obtain stockholder approval for a reverse split of our Common Stock at a ratio up to 6-for-1 by June 30, 2015. We can provide no assurance that the stockholders would approve a reverse split or that a reverse split will result in us regaining compliance with the closing bid price requirement. A delisting of our Common Stock would be likely to reduce the liquidity of our Common Stock and inhibit or preclude our ability to raise additional financing. In addition, our failure to list our Common Stock on a major stock exchange would increase the interest rate on the Notes to 18.00%.

We have never paid dividends on our Common Stock.

Since our inception, we have not paid cash dividends on our Common Stock and we do not intend to pay cash dividends in the foreseeable future due to our limited funds for operations. In addition, the Square 1 Agreement and the Fast Pay Agreement restrict our payment of dividends. Therefore, any return on your investment would likely come only from an increase in the market value of our Common Stock.

Issuances of shares of Common Stock will likely have a dilutive effect on our stock price.

The Series A Conversion Price is set below the market price of our Common Stock on the issue date and the conversion of the Notes (including Installment Conversions with respect to the Series B Notes), exercise of the Warrants and/or our election to issue additional shares of our Common Stock to pay interest on the Series A Notes will dilute our stockholders, perhaps substantially.

As of September 30, 2014, we have 4,394,535 options to purchase our Common Stock outstanding at a weighted average exercise price of $3.42, 22,957 restricted stock units (“RSUs”) outstanding at a weighted average grant date fair value of $2.29, and 766,268 warrants to purchase our Common Stock outstanding at a weighted average exercise price of $2.03. The exercise of options and warrants at prices below the market price of our Common Stock could adversely affect the price of shares of our Common Stock. In addition, the exercise of options and warrants, and the vesting of RSUs and PSUs, will cause dilution to our existing shareholders. Additional dilution may result from the issuance of shares of our Common Stock in connection with collaborations or commercial agreements or in connection with other financing efforts.

To the extent that we issue options, warrants, RSUs or PSUs to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants, RSUs, PSUs or other securities are exercised, converted or exchanged (or if we issue shares of restricted stock), stockholders may experience further dilution.

Holders of shares of our Common Stock have no preemptive rights that entitle them to purchase their pro rata share of any offering of shares of any class or series.

If our stockholders do not approve the issuance of our Common Stock issuable upon conversion of the Notes, as payment of interest on the Series A Notes, as payment of the Installment Conversion Amount on the Series B Notes and upon exercise of the Warrants, you might not be able to convert the Series B Notes into the full number of shares of our Common Stock issuable upon conversion.

NASDAQ Marketplace Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction (other than a public offering) involving the sale, issuance or potential issuance by us of Common Stock (or securities convertible into or exercisable for Common Stock) equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. The Series A Conversion Price and the price that will be used to determine the number of shares of Common Stock issued as interest on the Series A Notes or on an Installment Date under the Series B Notes are less than the market price of our Common Stock. In addition, upon certain issuances of our Common Stock or deemed issuances of our Common Stock at a price below the conversion price of the Notes or the exercise price of the Warrants, the conversion price and the exercise price will be adjusted (down only) to the price at which the Company issued the Common Stock. The Series A Conversion Price and the exercise price of the Warrants are also subject to reset in March 2016.

Taking into account the use of Common Stock to pay our obligations under the Notes and the potential for conversion and exercise price adjustments to the Notes and the Warrants to be triggered in the circumstances set forth above, the Investors could be entitled to convert the Notes and to exercise the Warrants into 20% or more of our Common Stock. Pending our receipt of stockholder approval for the issuance of such Common

Stock, the Notes and the Warrants contain provisions which limit the total amount of shares of Common Stock that may be issued upon conversion of the Notes, exercise of the Warrants and as payment of interest on the Series A Notes or in connection with Installment Dates under the Series B Notes, to 19.99%, in the aggregate, of the shares of Common Stock outstanding before the issuance of the Notes and Warrants. We intend to seek stockholder approval of the issuance of our Common Stock upon conversion of the Notes, upon exercise of the Warrants and as interest on the Series A Notes and Installment Conversion Amounts on the Series B Notes at our next annual meeting of stockholders, which we expect will be held in June of 2015. In the event that stockholder approval is not obtained and, but for the foregoing cap on total conversion, we will be required to pay cash in exchange for the cancellation of such shares (“Exchange Cap Shares”) that are in excess of the foregoing cap on total conversion a price equal to the sum of (i) the product of (x) such number of Exchange Cap Shares and (y) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the date a conversion notice is delivered with respect to such Exchange Cap Shares to us and ending on the date of such issuance and payment and (ii) to the extent the holder purchases (in an open market transaction or otherwise) shares of our Common Stock to deliver in satisfaction of a sale by the holder of Exchange Cap Shares, any brokerage commissions and other out-of-pocket expenses, if any, of the holder incurred in connection therewith.

Because almost all of our outstanding shares of Common Stock are freely tradable, sales of these shares could cause the market price of our Common Stock to drop significantly, even if our business is performing well.

As of December 31, 2013, we had outstanding 23,037,738 shares of Common Stock, of which our directors and executive officers owned 214,154 shares as of December 31, 2013, which are subject to the limitations of Rule 144 under the 1933 Act (“Rule 144”).

In general, Rule 144 provides that any non-affiliate of ours, who has held restricted Common Stock for at least six months, is entitled to sell their restricted stock freely, provided that we stay current in our filings with the SEC. Because almost all of our outstanding shares are freely tradable and the shares held by our affiliates may be freely sold (subject to the Rule 144 limitations), sales of these shares could cause the market price of our Common Stock to drop significantly, even if our business is performing well.

In addition, the issuance of our Common Stock upon conversion of the Notes, exercise of the Warrants or otherwise to fulfill our obligations under the Notes will likely result in substantial dilution of our existing stockholders. Depending on the performance of our Common Stock after issuance of the Notes and the Warrants, the number of shares of Common Stock that we could become obligated to issue to holders of the Notes and Warrants could range from approximately 22.7 million shares of Common Stock to as many as approximately 25.7 million shares of Common Stock. Because these shares are likely to be issued at a conversion or exercise price that will be lower—perhaps significantly lower—than the market price of our Common Stock at the time of issuance of the shares, existing holders of our Common Stock are likely to undergo substantial dilution of the value of their shares.

Our future ability to raise capital may be limited by applicable laws and regulations.

Our capital raising activities have benefited from using a “shelf” registration on Form S-3, which typically enables an issuer to raise additional capital on a more timely and cost effective basis than through other means, such as registration of a securities offering under a Form S-1 registration statement. Our future ability to raise additional capital through the sale and issuance of our equity securities may be limited by, among other things, current SEC rules and regulations. Under current SEC rules and regulations, to be eligible to use a Form S-3 registration statement for primary offerings without restriction as to the amount of securities to be sold and issued, the aggregate market value of our common equity held by non-affiliates (i.e., our “public float”) must be at least $75 million at the time we file the Form S-3 (calculated pursuant to the General Instructions to Form S-3). We do not presently satisfy the $75 million public float requirement and the amount we could raise through primary offerings of our securities in any 12-month period using a Form S-3 registration statement is limited to an aggregate of one-third of our public float. Moreover, the market value of all securities sold by us under our Form S-3 registration statements during the 12-month period prior to any intended sale will be subtracted from that amount to determine the amount we can then raise under our Form S-3 registration statements. We are utilizing the entire amount of our public float presently available for the offer and sale of the Series B Notes pursuant to this prospectus supplement, and we do not expect to be able to utilize Form S-3 to utilize and sell additional securities for the immediately foreseeable future. The lack of availability to use Form S-3 could adversely affect our ability to raise additional capital on an expeditious basis.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Our amended and restated certificate of incorporation, as amended, our amended and restated bylaws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price Investors would be willing to pay in the future for shares of our Common Stock. The following are examples of such provisions in our amended and restated certificate of incorporation and in our amended and restated bylaws:

•	special meetings of our stockholders may be called only by our Chief Executive Officer, by a majority of the members of our board of directors or by the holders of shares entitled to cast not less than 10% of the votes at the meeting;

•	stockholder proposals to be brought before any meeting of our stockholders must comply with advance notice procedures;

•	our board of directors is classified into three classes, as nearly equal in number as possible;

•	newly-created directorships and vacancies on our board of directors may only be filled by a majority of remaining directors, and not be our stockholders;

•	a director may be removed from office only for cause by the holders of at least 75% of the voting power entitled to vote at an election of directors;

•	our amended and restated bylaws may be further amended by our stockholders only upon a vote of at least 75% of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class; and

•	our board of directors is authorized to issue, without further action by our stockholders, up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors.

We implemented a Stockholder Rights Plan, dated October 15, 2008, which may also have the effect of deterring or delaying attempts by our stockholders to affect changes in control. Each Right entitles the registered holder to purchase from our company one one-thousandth (1/1000) of a share of Series A Participating Preferred Stock, par value $0.00001, which we refer to as the preferred shares, of our company at a price of $10.00, which we refer to as the purchase price, subject to adjustment. The number of shares constituting the series of preferred shares is 30,000. The Rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire us and to provide the Board of Directors with adequate time to evaluate unsolicited offers. The Rights may have anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires 15% or more of the shares of our outstanding Common Stock without the approval of our Board of Directors. The Rights, however, should not affect any prospective offer or willingness to make an offer at a fair price as determined by our Board. The Rights should not interfere with any merger or other business combination approved by our Board of Directors. However, because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our Board of Directors, our rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Board of Directors regarding that acquisition. Our Board of Directors has determined that the Stockholder Rights Plan will not apply to our sale and issuance of the Notes and Warrants.

We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to enumerated exceptions, that if a person acquires 15% or more of our voting stock, the person is an “interested stockholder” and may not engage in “business combinations” with us for a period of three years from the time the person acquired 15% or more of our voting stock.

The number of shares issuable upon exercise of the 2013 Warrants and the exercise price of such 2013 Warrants can fluctuate under certain circumstances which, if triggered, can result in potentially material further dilution to our stockholders.

In connection with the 2013 Notes and Warrants Transaction, we sold warrants to purchase 746,268 shares of our Common Stock. The number of shares of our Common Stock for which the 2013 Warrants issued in the 2013 Note and Warrant Transaction are exercisable and the price at which such shares of our Common Stock may be purchased upon exercise of the 2013 Warrants may be adjusted in the event (i) we undertake certain stock dividends, split, combinations, distributions, or (ii) we undertake certain issuances of Common Stock or convertible securities at prices lower than the then-current exercise price for such warrants. These provisions are intended to provide the Investors in our 2013 Note and Warrant Transaction with partial protection from the effects of actions that dilute their interests in our Company on a fully-converted and fully-exercised basis. These provisions could result in substantial dilution to Investors in our Common Stock that purchased our shares at higher prices.

In such instances, the number of shares of our Common Stock for which the 2013 Warrants are exercisable and the price at which such shares of our Common Stock may be purchased upon exercise of the 2013 Warrants can fluctuate materially lower than the current exercise price of $2.01 per share.

In the event of a stock dividend, split or combination, the number of shares of Common Stock acquirable pursuant to such 2013 Warrants would be adjusted in accordance with the following formula:

a x (b/c)

Where:

a= Current total number of shares of Common Stock issuable pursuant to the 2013 Warrant

b= Number of shares of Common Stock outstanding after the event

c= Number of shares of Common Stock outstanding before the event

Simultaneously, the exercise price of such 2013 Warrants would be adjusted in accordance with the following formula:

(a x b)/c

Where:

a= Current 2013 Warrant price

b= Number of shares of Common Stock issuable pursuant to the 2013 Warrant prior to the adjustment above

c= Number of shares of Common Stock issuable pursuant to the 2013 Warrant after such adjustment

In the event of a subsequent issuance of Common Stock by us, the number of shares of Common Stock acquirable pursuant to these 2013 Warrants would be adjusted in accordance with the following formula:

a/(a x ((b+(c/a))/d))

Where:

a= Current exercise price of the 2013 Warrant

b= Number of shares of Common Stock outstanding prior to the issuance

c= Aggregate consideration received by the issuance

d= Number of shares of Common Stock outstanding after the issuance

Simultaneously, the exercise price of the 2013 Warrants would be adjusted in accordance with the following formula:

a x ((b+(c/a))/d)

Where:

a= Current exercise price of the 2013 Warrant

b= Number of shares of Common Stock outstanding prior to the issuance

c= Aggregate consideration received by the issuance

d= Number of shares of Common Stock outstanding after the issuance

By way of illustration, the following table sets forth the impact of a subsequent issuance of Common Stock by us at approximately 25%, 50% and 75% of the current exercise price of these 2013 Warrants of $2.01 in which the total value of such subsequent issuance of Common Stock is valued at $1,000,000, $5,000,000 or $10,000,000:

Issuance Value	Issuance Price	Number of Shares Issuable In Aggregate to 2013 Warrant Holders	Exercise Price of Such 2013 Warrants Post- Subsequent Issuance
	$1.50	751,668	$2.00
$1,000,000	$1.00	730,564	$1.97
	$0.50	701,196	$1.89
	$1.50	771,152	$1.95
$5,000,000	$1.00	820,186	$1.83
	$0.50	967,292	$1.55
	$1.50	791,590	$1.89
$10,000,000	$1.00	880,902	$1.70
	$0.50	1,148,838	$1.31

We anticipate that the consummation of this offering and the contemporaneous Private Offering will result in the triggering of certain of the above described anti-dilution adjustment and the exercise price of the 2013 Warrants will decrease to approximately $1.47. We will also issue an additional 275,597 warrants as part of the anti-dilution adjustment.

USE OF PROCEEDS

We will receive approximately $4.75 million in gross proceeds from this offering before payment of offering expenses. Contemporaneously with this offering, we will receive approximately $4.57 million in gross proceeds from the offering of the Series A Notes and the Warrants pursuant to the Private Offering before payment of offering expenses. Our offering expenses for this offering and the concurrent Private Offering will be approximately $0.5 million, which expenses will be paid out of the proceeds of this offering. We intend to use any net proceeds from this offering, together with net proceeds from the contemporaneous Private Offering, to redeem all of our outstanding 7% Notes, with remaining proceeds being used for general corporate purposes. See “Description of Other Indebtedness—7% Notes.”

Pending these uses, we intend to invest the net proceeds to us from this offering and the Private Offering in a variety of capital preservation instruments, including short-term, investment-grade and interest-bearing instruments. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.

Based upon our historical and anticipated future growth and our financial needs, we may need to engage in additional financings of a character and amount that we determine as the need arises. We may raise additional capital through additional public or private financings, the incurrence of debt and other available sources. Please see the discussion of the risks associated with our liquidity in the section “Risk Factors—Risks Related to our Business—Our financial resources are limited and we may need to raise additional capital in the future to continue our business,” “Risk Factors—Risks Related to our Business—If we are unable to raise additional capital as needed, we may not be able to grow our company and satisfy our obligations as they become due,” and “Risk Factors—Risks Related to Ownership of our Common Stock—Our future ability to raise capital may be limited by applicable laws and regulations.”

The Closing of this offering and the Private Offering are subject to various conditions. We can provide no assurance that we will be able to close the offering contemplated in this prospectus supplement.

CAPITALIZATION

The following table sets forth (i) our historical capitalization, and (ii) our historical capitalization on an as adjusted basis to (a) give effect to this offering and the contemporaneous Private Offering and (b) the use of net proceeds as set forth in “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, each of which is incorporated herein by reference.

	As of September 30, 2014
	Historical	As Adjusted
	(In thousands, except par value)
Warrant liability	$622	$3,712	*
Conversion option liability	578	3,100	*
Debt	8,618	9,746	*
Equity:
Convertible preferred stock, $0.00001 par value per share; 10,000 shares authorized; none issued and outstanding	—	—
Common shares, $0.00001 par value per share, 65,000 shares authorized, 23,294 shares and 23,038 issued and outstanding, respectively	—	—
Additional paid in capital	124,841	124,841
Accumulated deficit	(109,430)	(113,013)
Non-controlling interests	—	—
Total equity	15,411	11,828
Total capitalization	$25,229	$28,386

*	Included in the warrant liability and debt balances are estimates for the fair value of the warrant and conversion option liabilities resulting from the issuance of the Series A Notes and Series B Notes. The estimated fair value of the warrant and conversion option liabilities is recorded as a debt discount against the Series A Notes and Series B Notes.

DESCRIPTION OF OTHER INDEBTEDNESS

7% Notes

On April 10, 2013, we entered into the Convertible Note and Warrant Purchase Agreement pursuant to which two Investors purchased an aggregate of $5.0 million of 7% Notes and the 2013 Warrants. Interest on the 7% Notes is payable quarterly in cash or registered shares of our Common Stock, at our option. Stock payments will be at a 7% discount to the lower of the closing price on the trading day immediately preceding or the average of the daily volume weighted average price for the twenty trading days preceding the payment date. The 7% Notes are secured by the Company’s assets and are mature on April 10, 2015. Each holder of 7% Notes has the right, at any time, to convert their 7% Notes into shares of our Common Stock at an initial conversion ratio of one share of Common Stock for each $2.01 of principal amount of their 7% Notes. We have the option to force conversion of all or part of the 7% Notes, provided that our Common Stock price exceeds 200% of the conversion price for 90 consecutive trading days.

Pursuant to the Convertible Note and Warrant Purchase Agreement, we also issued warrants to purchase an aggregate of 746,268 shares of Common Stock at an exercise price of $2.01 per share that expire five years approximately from the date of issuance.

We intend to use the net proceeds of this offering, together with the net proceeds of the contemporaneous Private Offering, to redeem all of the outstanding 7% Notes. See “Recent Developments— Redemption of 7% Notes.” The 2013 Warrants will remain outstanding after redemption of the 7% Notes. See “Risk Factors—Risks Related to Ownership of our Common Stock—The number of shares issuable upon exercise of the 2013 Warrants and the exercise price of such 2013 Warrants can fluctuate under certain circumstances which, if triggered, can result in potentially material further dilution to our stockholders.”

Existing Revolving Credit Facility

On August 3, 2011, we entered into the Square 1 Agreement. The Square 1 Agreement provides us with a revolving credit facility of up to $12.0 million (the “Facility”). The Square 1 Agreement matures on April 2, 2015. Subject to the terms of the Square 1 Agreement, the borrowing base used to determine loan availability under the Facility is based on a formula equal to 80% of eligible accounts receivable, with account eligibility measured in accordance with standard determinations as more particularly defined in the Square 1 Agreement (the “Formula Revolving Line”). Prior to March 28, 2013, we were allowed to borrow $3.0 million, irrespective of the formula noted above and had borrowed $3.0 million from the Facility (the “Non-Formula Advance”). On April 10, 2013, the date of the Seventh Amendment, Square 1 Bank added as security under the Square 1 Agreement all of our intellectual property and to undertake certain reporting obligations to Square 1 Bank with respect to such intellectual property. All amounts borrowed under the Facility are secured by a general security interest on the assets of the Company. On March 27, 2014, we entered into the Eighth Amendment to the Square 1 Agreement. In accordance with the Eighth Amendment, we paid in full our term loan with Square 1 Bank using credit available under our Formula Revolving Line. As of March 27, 2014, no amounts are outstanding and no further credit extensions are available under the Non-Formula Advance.

Except as otherwise set forth in the Square 1 Agreement, borrowings made pursuant to the Formula Revolving Line will bear interest at a rate equal to the greater of (i) 5.0% or (ii) the Prime Rate (as announced by Square 1 Bank) plus 1.75%. Additionally, there is an annual fee of $25,000 and an unused line fee equal to 0.25% of the unused line if less than 40% of the Facility is in use. In connection with the Eighth Amendment to the Square 1 Agreement, we paid an additional $5,000 fee.

The Square 1 Agreement contains customary representations, warranties, and affirmative and negative covenants for facilities of this type, including certain restrictions on dispositions of assets, changes in business, change in control, mergers and acquisitions, payment of dividends, and incurrence of certain indebtedness and encumbrances. The Square 1 Agreement also contains customary events of default, including payment defaults and a breach of representations and warranties and covenants. If an event of default occurs and is continuing, Square 1 Bank has certain rights and remedies under the Square 1 Agreement, including declaring all outstanding borrowings immediately due and payable, ceasing to advance money or extend credit, and rights of set-off.

We must meet certain financial covenants during the term of the Facility, which included certain Adjusted EBITDA covenants, as defined, as more particularly described in the Square 1 Agreement and amendments to the Square 1 Agreement (such Adjusted EBITDA amounts are for financial covenant purposes only, and do not represent projections of the Company’s financial results). As of September 30, 2014, we were in compliance with all of its financial covenants. The Eighth Amendment to the Square 1 Agreement removed the financial covenant that required us to maintain a minimum liquidity ratio.

On March 9, 2015, we and our subsidiaries Krillion, Inc. and Screamin’ Media Group, Inc. entered into the Tenth Amendment to the Square 1 Agreement. Pursuant to the Tenth Amendment, Square 1 Bank consented to our issuance of the Notes pursuant to the Securities Purchase Agreement and to our redemption of the 7% Notes using the proceeds of this offering and the contemporaneous Private Offering. In addition, we agreed to maintain Minimum Adjusted EBITDA (as defined in the Square 1 Agreement) as set forth therein, and that its capital expenditures for the year ending December 31, 2015 would not exceed $3.5 million.

At September 30, 2014, we had a total of $4.3 million outstanding under the Facility with no amount available to draw upon. In addition, Square 1 Bank has notified us that they do not intend to extend our revolving credit facility following its maturity date on April 2, 2015.

New Revolving Credit Facility

On March 9, 2015, we entered into the Fast Pay Agreement with Fast Pay that will provide us with a new accounts receivable-based credit facility.

Under the terms of the Fast Pay Agreement, Fast Pay may, at its sole discretion, purchase our eligible accounts receivables. Upon any acquisition of accounts receivable, Fast Pay will advance to us up to 80% of the gross value of the purchased accounts, up to a maximum of $10.0 million in advances. Each account receivable purchased by Fast Pay will be subject to a factoring fee rate specified in the Fast Pay Agreement calculated as a percentage of the gross value of the account outstanding and additional fees for accounts outstanding over thirty days. The all-in interest cost to us under the Fast Pay Agreement will not exceed the limit on our permitted senior indebtedness under the Notes. We will be obligated to repurchase accounts remaining uncollected after a specified deadline, and Fast Pay will generally have full recourse against us in the event of nonpayment of any purchased accounts. Our obligations under the credit facility are secured by substantially all of our assets.

The Fast Pay Agreement contains covenants that are customary for agreements of this type and are primarily related to accounts receivable and audit rights. The failure to satisfy covenants under the Fast Pay Agreement or the occurrence of other specified events that constitute an event of default could result in the termination of the Fast Pay Agreement and/or the acceleration of the obligations of the Company. The Fast Pay Agreement contains provisions relating to events of default that are customary for agreements of this type and also include a cross default provision with respect to the Notes.

The Fast Pay Agreement has an initial term ending April 9, 2016 and automatically renews for successive one-year terms thereafter, subject to earlier termination by written notice by us, provided that all obligations are paid and the payment of an early termination fee.

We intend to use cash available from the credit facility to repay its line of credit with Square 1 Bank and to support our operations and growth plans.

DESCRIPTION OF SECURITIES TO BE OFFERED

We are offering $4,750,000 in aggregate principal amount of Series B Notes in this offering. The Series B Notes are being sold pursuant to the terms of the Securities Purchase Agreement. This prospectus supplement also covers 6,699,575 shares of Common Stock issuable from time to time upon conversion or otherwise under the Series B Notes. The following is a description of the material terms of the Series B Notes, the indenture (as defined herein) and our Common Stock. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Series B Notes and the indenture, including the definitions of certain terms used therein. We urge you to read these documents because they, and not this description, define your rights as a holder of the Series B Notes. You may request copies of the Series B Notes, the indenture and the Securities Purchase Agreement as set forth under the caption “Where You Can Find More Information.”

In this section, the words “we,” “us,” “our,” “Local Corporation” or “the Company” do not include any current or future subsidiary of Local Corporation, unless we specify otherwise.

DESCRIPTION OF SERIES B NOTES

We will issue the Series B Notes under an indenture to be dated as of the Closing Date, between us and U.S. Bank National Association, as trustee, as supplemented by a second supplemental indenture thereto, to be dated as of the Closing Date, relating to the Series B Notes. We refer to the indenture without supplement as the “base indenture.” We refer to the supplement to the base indenture as the “second supplemental indenture.” We refer to the base indenture as supplemented by the second supplemental indenture as the “indenture.” The terms of the Series B Notes include those provided in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description of the particular terms of the Series B Notes supplements, and to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made. Terms not defined in this description have the meanings given to them in the indenture.

The Series B Notes will not be issued with an original issue discount and are not subject to defeasance. The Series B Notes will be issued in certificated form and not as global securities.

Ranking

The Series B Notes will be the senior subordinated unsecured obligations of the Company and not the obligations of our subsidiaries. The Series B Notes will be subordinated in right of payment to our principal credit facility and any successor facility, equal in right of payment with the Series A Notes, effectively subordinated to our existing and future secured debt, to the extent of the value of the collateral securing such debt, and to any debt of our subsidiaries, and senior to all other indebtedness of the Company. So long as any Series B Notes remain outstanding, neither we nor any of our current or future subsidiaries will grant a security interest in our or their respective assets, nor will we or such subsidiaries incur any new debt except for (i) trade payables in the ordinary course of our business and (ii) certain permitted indebtedness, including our principal credit facility and any successor facility.

Maturity Date

The Series B Notes will mature on August 1, 2016, unless earlier converted or redeemed, subject to the right of the Investors to extend the date (i) if an event of default under the Series B Notes has occurred and is continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Series B Notes or (ii) for a period of twenty business days after the consummation of a fundamental transaction if certain events occur (such date, as may be extended, the “Maturity Date”).

Interest

Interest on the Series B Notes will accrue at 10.00% per annum, computed on the basis of a 360-day year and twelve 30-day months, and compound monthly. The interest rate will increase to 18.00% per annum (i) upon the occurrence of and during the continuance of any event of default pursuant to the Series B Notes or (ii) at any time that our Common Stock is not listed on The New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market or the NASDAQ Capital Market.

Interest on the Series B Notes is payable (i) on each Interest Date occurring on an Installment Date as part of the applicable Installment Amount and (ii) with respect to each other Interest Date, on such Interest Date, in cash. With respect to any given calendar month, the “Interest Date” means (x) if prior to the Maturity Date, such Installment Date, if any, in such calendar month or (y) if on or after the Maturity Date, the first trading day of such calendar month. If a holder elects to convert or redeem all or any portion of a Series B Note prior to the Maturity Date, all accrued and unpaid interest on the amount being converted or redeemed will also be payable. The supplemental indenture relating to the Series B Notes limits our ability to pay interest and other amounts in cash. See “—Limits on Cash Payments,” below.

Late Charge

We are required to pay a late charge of 18.00% on any amount of principal or other amounts due which are not paid when due. Late charges are payable in arrears on each Installment Date. If a holder elects to convert or redeem all or any portion of a Series B Note prior to the Maturity Date, all accrued and unpaid late charges on the amount being converted or redeemed will also be payable.

Conversion

All amounts due under the Series B Notes are convertible at any time, in whole or in part, at the options of the holders, into shares of our Common Stock at an initial conversion price equal to $0.7090 per share (which we refer to in this prospectus supplement at the Series B Conversion Price), which is subject to adjustment as described below. If a holder elects to convert all or any portion of a Series B Note prior to the Maturity Date, all accrued and unpaid interest and accrued and unpaid late charges on the principal amount being converted will also be converted at the Series B Conversion Price. In the event of a partial conversion of the Series B Notes, the principal amount converted shall be deducted from the Installment Amount(s) relating to the Installment Date(s) as set forth in the applicable conversion notice.

The Series B Conversion Price is subject to adjustment for stock splits, combinations or similar events. While any of the Series B Notes are outstanding, if the Company issues Common Stock or is deemed to issue Common Stock for a consideration per share less than a price equal to the Series B Conversion Price in effect immediately prior to such Dilutive Issuance, then, immediately after such Dilutive Issuance, the Series B Conversion Price then in effect shall be reduced to the New Issuance Price. Certain exclusions apply, including stock options or other equity awards issued to employees of the Company.

If we fail to timely deliver Common Stock upon conversion of the Series B Notes, we have agreed to pay “buy-in” damages of the converting holder and certain other amounts.

Payment of Principal and Interest

We have agreed to make amortization payments with respect to the principal amount of each Series B Note on each of the following dates, collectively, the Installment Dates:

•	initially, April 13, 2015; and

•	thereafter, the first trading day of each calendar month immediately following the previous Installment Date until the Maturity Date.

On each Installment Date, we will pay an “Installment Amount” on each Series B Note that is equal to the sum of (A) (I) with respect to any Installment Date other than the Maturity Date, the lesser of (X) each holder’s pro rata share of $200,000, and (Y) the principal amount then outstanding under the Series B Note as of such Installment Date, and (II) with respect to the Installment Date that is the Maturity Date, the principal amount then outstanding under the Series B Note as of such Installment Date (in each case, as any such Installment Amount may be reduced pursuant to the terms of the Series B Note, whether upon conversion, redemption or otherwise), (B) any deferred amounts (as discussed below) included in such Installment Amount, (C) any Designated Specified Amount (as defined herein) included in the Installment Amount and (D) in each case of clauses (A) through (C) above, the sum of any accrued and unpaid interest as of such Installment Date under the Series B Note and accrued and unpaid late charges, if any, under the Series B Note as of such Installment Date.

We are required to pay the applicable Installment Amount on an Installment Date in shares of our Common Stock, subject to the satisfaction of the Equity Conditions (as defined herein). If we are not permitted to deliver shares of Common Stock with respect to an Installment Date due to a failure to satisfy any of the Equity Conditions, unless such failure is waived by holders of the Series B Notes, the applicable Installment Conversion Amount will be deferred to the last Installment Date (or such other Installment Date as a holder may specify in writing).

If we satisfy the conditions to deliver payment of shares of our Common Stock on an Installment Date, the Installment Amount due on the Installment Date will be converted into shares of our Common Stock at a per share price equal to the Installment Conversion Price. The “Installment Conversion Price” is the lowest of (i) the Series B Conversion Price then in effect and (ii) 80% of the quotient of (A) the sum of the volume weighted average price of the Common Stock for each trading day during the five consecutive trading day period ending and including the trading day immediately prior to the such Installment Date, divided by (B) five. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during any such measuring period.

Acceleration and Deferral of Amortization Amounts

The holder of a Series B Note may, at the holder’s election by giving notice to us, defer the payment of the Installment Amount due on any Installment Date to another Installment Date, in which case the amount deferred will become part of the Installment Amount due on such subsequent Installment Date and will continue to accrue interest.

On any day during the period commencing on an Installment Date (a “Current Installment Date”), and ending on the trading day prior to prior to the next Installment Date (“Installment Period”), the holder of a Series B Note may, at its election, convert other Installment Amounts (each, an “Acceleration”), in whole or in part, at the Installment Conversion Price in effect on the Current Installment Date. Notwithstanding the foregoing, with respect to any given Installment Period, a holder may not elect to effect any Acceleration during such Installment Period if the sum of (x) the Installment Conversion with respect to such Installment Date and (y) the sum of all Accelerations of the Holder during such Installment Period exceeds the applicable Maximum Acceleration Amount.

With respect to any applicable Installment Date, the “Maximum Acceleration Amount” is the amount set forth in the table below opposite the applicable average volume (the “5-Day Volume”) calculated as the quotient of (x) the aggregate daily trading volume (as reported on Bloomberg) of the Common Stock on NASDAQ Capital Market on each trading day during the five trading day period ending on the trading day immediately preceding such Installment Date, divided by (y) five:

5-Day Volume	Maximum Acceleration Amount

Less than or equal to 100,000	$200,000
Greater than 100,000, but less than or equal to 150,000	$233,000
Greater than 150,000, but less than or equal to 200,000	$266,000
Greater than 200,000	$300,000

Monthly Amortization Payment Procedures

Installment Notices

Promptly following the close of the NASDAQ Capital Market (or other principal market in which the Common Stock is trading) on the trading day prior to each Installment Date, we are required to deliver a written notice (each an “Installment Notice,” and such date, the “Installment Notice Due Date”) to each holder of the Series B Notes, which Installment Notice shall (i) specify the applicable Installment Amount of such holder’s Series B Note to be converted pursuant to an Installment Conversion, (ii) specify the applicable Installment Conversion Price, (iii) specify the number of shares of Common Stock to be issued to the holder in such Installment Conversion and (iv) certify that either (A) there is not then an Equity Conditions Failure (as defined herein) as of the applicable Installment Notice Date or (B) if there is an Equity Conditions Failure as of the applicable Installment Notice Date, unless the holder waives such Equity Conditions Failure, no Installment Conversion shall occur on such Installment Date and the applicable Installment Conversion Amount shall be deferred to the last Installment Date (or such other Installment Date as the holder may elect in writing to the Company). An “Equity Conditions Failure” means that on any day during the period commencing twenty trading days prior to the applicable Installment Notice Date through the later of the applicable Installment Date and the date on which the applicable shares of Common Stock are actually delivered to a holder of the Series B Notes, the Equity Conditions have not been satisfied (or waived in writing by the holder).

Each Installment Notice shall be irrevocable. If we do not timely deliver an Installment Notice with respect to a particular Installment Date, then we shall be deemed to have delivered an Installment Notice on the applicable Installment Notice Date with a certification that there is not then an Equity Conditions Failure in connection with such Installment Conversion.

Blocker Deferral Rights

If any holder of Series B Notes is unable to receive shares of Common Stock due to the Note Blocker (as defined herein) with respect to all or the portion of the applicable Installment Amount (the “Designated Specified Amount”), the Installment Amount of the holder for such Current Installment Date shall be automatically reduced by such Designated Specified Amount and the Installment Amount of the holder for the last Installment Date (or such other Installment Date as specified in writing by the holder) (the “Designated Specified Deferral Installment Date”) shall be automatically increased by such Designated Specified Amount. At the holder’s option, at any time prior to the next Installment Date, (A) the holder may reduce the Designated Specified Amount of shares of Common Stock covered by the relevant blocker notice in whole or in part, by delivery of one or more written notices to us (each, a “Withdrawal Notice”) and elect to convert the Designated Specified Amount (or such lesser amount as set forth in such Withdrawal Notice) at the Installment Conversion Price with respect to the applicable Installment Date (each, a “Withdrawn Designated Specified Amount”), (B) we shall convert each Withdrawn Designated Specified Amount and (C) the applicable Designated Specified Deferral Installment Date shall be decreased by the applicable Withdrawn Designated Specified Amount.

Equity Conditions

We are required to pay Installment Amounts on the Series B Notes in shares of Common Stock, only if all of the following equity conditions are satisfied (or waived by the holders of the Series B Notes), which we refer to in this prospectus as the “Equity Conditions”:

•	on each day during the period beginning 30 calendar days prior to such applicable date of determination and ending on and including such applicable date of determination (the “Equity Conditions Measuring Period”) either (x) one or more registration statements shall be effective and the prospectus contained therein shall be available on such applicable date of determination (with, for the avoidance of doubt, any shares of Common Stock previously sold pursuant to such prospectus deemed unavailable) for the issuance to the holder or resale by the holder, as applicable, of all shares of Common Stock to be issued in connection with the event requiring this determination (each, a “Required Minimum Securities Amount”) without any restrictive legend, or the applicable Required Minimum Securities Amount of shares of Common Stock shall be eligible for either (A) issuance to the holder without any restrictive legend or (B) resale by the holder pursuant to Rule 144, in either case, without the need for registration under any applicable federal or state securities laws and no current information failure exists or is continuing;

•	the applicable Required Minimum Securities Amount of shares of Common Stock may be issued to the holder in full without violating the Note Blocker or the Exchange Blocker (as defined herein);

•	the Company shall have no knowledge of any fact that would reasonably be expected to cause (x) any registration statement required to be filed pursuant to the Registration Rights Agreement to not be effective or the prospectus contained therein to not be available for the issuance to the holder or resale by the holder, as applicable, of the applicable Required Minimum Securities Amount of shares of Common Stock or (y) the applicable Required Minimum Securities Amount of shares of Common Stock to not be eligible for either (A) issuance to the holder without any restrictive legend or (B) resale by the holder pursuant to Rule 144, in either case, without the need for registration under any applicable federal or state securities and no current information failure exists or is continuing;

•	the holder shall not be in (and no other holder of Notes shall be in) possession of any material, non-public information provided to any of them by the Company, any of its subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like;

•	on each day during the Equity Conditions Measuring Period, we otherwise shall have been in compliance with each, and shall not have breached any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any other transaction document, including, without limitation, we shall not have failed to timely make any payment pursuant to any transaction document;

•	on the applicable date of determination (A) no Authorized Share Failure (as defined in the Series B Note) shall exist or be continuing and the applicable Required Minimum Securities Amount of shares of Common Stock are available under the certificate of incorporation and reserved by the Company to be issued pursuant to the Notes and (B) the applicable Required Minimum Securities Amount of shares of Common Stock may be issued in full without resulting in an Authorized Share Failure;

•	on each day during the Equity Conditions Measuring Period, there shall not have occurred and there shall not exist an event of default or an event that with the passage of time or giving of notice would constitute an event of default; and

•	no Material Adverse Change (as defined in the Series B Note) then exists.

Redemption at Option of Holders

At any time we sell any Restricted Assets, each holders of a Series B Note shall have the right, in their sole discretion, to require us to redeem up to an aggregate Conversion Amount of the Series B Note equal to 83 1⁄3% of the Available Holder Optional Redemption Amount by delivering a Holder Optional Redemption

Notice stating (i) the portion of the Conversion Amount that is being redeemed (the “Holder Optional Redemption Amount”) and (ii) the date on which the Holder Optional Redemption shall occur which date shall be not less than five business days from the date of delivery of the Holder Optional Redemption Notice. The portion of the Series B Note subject to redemption will be redeemed by us in cash at a price equal to 120% of the Holder Optional Redemption Amount. The “Available Holder Optional Redemption Amount” means, with respect to sales of Restricted Assets, the difference of (x) the holder’s pro rata amount of the aggregate net proceeds of all such sales of Restricted Assets, less (y) the aggregate Holder Optional Redemption Amount previously redeemed by the Company; provided, that the foregoing shall not apply to the initial $0.75 million of the aggregate gross proceeds of any sales of Restricted Assets to the extent we use such proceeds for certain working capital purposes.

For the purposes of the Series B Notes, “Restricted Assets” means all of our and our subsidiaries assets, other than (i) advertising inventory on our or any of our subsidiaries’ websites sold in the ordinary course of business (consistent with past practices), (ii) licenses of software products by the us or any of our subsidiaries in the ordinary course of business (consistent with past practices) and (iii) inventory of the ours or any of our subsidiaries sold in the ordinary course of business (consistent with past practices). “Conversion Amount” means the sum of (x) portion of the principal to be converted, redeemed or otherwise with respect to which this determination is being made, (y) all accrued and unpaid interest with respect to such portion of the principal amount and accrued and unpaid late charges with respect to such portion of such principal and such interest, if any, and (z) if elected by the holder in a writing to us, subordinated payment amounts. The supplemental indenture relating to the Series B Notes limits our ability to pay interest and other amounts in cash. See “—Limits on Cash Payments,” below.

Events of Default

Under the terms of the second supplemental indenture, the events of default contained in the base indenture shall not apply to the Series B Notes. Rather, each of the following events contained in the Series B Notes will constitute an event of default under the Series B Notes:

•	the failure of the applicable registration statement (as defined in the Registration Rights Agreement) to be filed with the SEC on or prior to the date that is five days after the applicable Filing Deadline (as defined in the Registration Rights Agreement) or the failure of the applicable registration statement to be declared effective by the SEC on or prior to the date that is ten trading days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement); provided that to the extent such failure of the applicable registration statement to be declared effective by the SEC was caused by our failure to satisfy the SEC on the relevant registration statement or any document incorporated by reference therein and we and our counsel have timely and in good faith responded to comments by the SEC as required by the Registration Rights Agreement, no event of default shall be deemed to occur for an additional five trading day period;

•	while the applicable registration statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable registration statement lapses for any reason (including, without limitation, the issuance of a stop order) or such registration statement (or the prospectus contained therein) is unavailable to any holder of Registrable Securities (as defined in the Registration Rights Agreement) for sale of all of such holder’s Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five consecutive trading days or for more than an aggregate of ten trading days in any 365-day period (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

•	the suspension from trading or the failure of the Common Stock to be trading or listed (as applicable) on an eligible market for a period of five consecutive trading days;

•

the Company’s (A) failure to cure a Conversion Failure (other than a Conversion Failure with respect to which a Conversion Notice has been withdrawn by the holder) or a Delivery Failure (as defined in the Warrants) by delivery of the required number of shares of Common Stock within five trading days after the applicable conversion date or exercise date (as the case may be) or (B) notice, written or oral, to any holder of the Notes or Warrants, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Notes into shares of Common Stock that is requested in accordance with the provisions of the Notes, other than pursuant to the Note Blocker or the Exchange Blocker, or a request for exercise of any Warrants for shares of Common Stock in accordance with the provisions of the Warrants;

•	subject to certain exceptions, at any time following the tenth consecutive day that the holder’s Authorized Share Allocation (as defined in the Series B Notes) is less than the number of shares of Common Stock that the holder would be entitled to receive upon a conversion of the full Conversion Amount of the Series B Note;

•	our failure to pay to the holder any amount of principal, interest, late charges or other amounts when and as due under the Series B Note (including, without limitation, our failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby, except, in the case of a failure to pay interest and late charges when and as due, in which case only if such failure remains uncured for a period of at least five trading days;

•	we fail to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holder upon conversion or exercise (as the case may be) of any securities acquired by the holder under the Securities Purchase Agreement (including the Series B Note) as and when required by such securities or the Securities Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws, and any such failure remains uncured for at least five trading days;

•	the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $0.25 million of Indebtedness (as defined in the Securities Purchase Agreement) of the Company or any of its Subsidiaries (as defined in the Securities Purchase Agreement), other than with respect to any Other Notes (as defined in the Series B Notes);

•	bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any subsidiary and, if instituted against the Company or any subsidiary by a third party, shall not be dismissed within 45 days of their initiation;

•	the commencement by the Company or any subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law, except, solely with respect to any involuntary case or proceeding, that is not dismissed within 45 days of their initiation;

•	the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of 45 consecutive days;

•	a final judgment, judgments, any arbitration or mediation award or any settlement of any litigation or any other satisfaction of any claim made by any Person pursuant to any litigation, as applicable, (each a “Judgment”, and collectively, the “Judgments”) with respect to the payment of cash, securities and/or other assets with an aggregate fair value in excess of $0.25 million are rendered against, agreed to or otherwise accepted by, the Company and/or any of its subsidiaries and which Judgments are not, within 30 days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; provided, however, any Judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $0.25 million amount set forth above so long as the Company provides evidence, reasonably satisfactory to the holder, that such Judgment is covered by insurance or an indemnity and the Company or such subsidiary (as the case may be) will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such Judgment;

•	the Company and/or any subsidiary, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $0.25 million due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $0.25 million, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Company or any Subsidiary, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of the Company or any of its Subsidiaries, individually or in the aggregate;

•	other than as specifically set forth in this list of events of default, the Company or any subsidiary breaches any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality limitations, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five consecutive trading days;

•	an intentionally false or inaccurate certification by us that either (A) the Equity Conditions are satisfied, (B) the Optional Redemption Equity Conditions are satisfied (C) there has been no Equity Conditions Failure, (D) there has been no Optional Redemption Equity Conditions Failure or (E) as to whether any event of default has occurred;

•	any breach or failure in any respect by any of our subsidiaries to comply with any covenant contained in the Series B Notes or the second supplemental indenture (to the extent applicable to the Series B Notes), and only in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five consecutive trading days;

•	any provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document to which it is a party;

•	any Material Adverse Change occurs; or

•	any event of default (as defined in the Other Notes) occurs with respect to any Other Notes.

If an event of default occurs, any holder of a Series B Note may force us to redeem all or any portion of such Series B Note (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) 125% of the amount being redeemed and (ii) the product of (a) the Conversion Rate (as defined below) multiplied (b) 125% of the Conversion Amount being redeemed multiplied by the highest closing sale price of our Common Stock during the period beginning on the date immediately before the event of default and ending on the date of redemption. The “Conversion Rate” is determined by dividing the amount being converted or redeemed by the Series B Conversion Price. In addition, the Series B Notes will be automatically redeemed upon the occurrence of certain events of default related to bankruptcy proceedings. If we fail to make the cash redemption payment at the holders’ option upon delivery of a notice voiding the redemption notice, the Series B Conversion Price shall be automatically adjusted with respect to each conversion effected thereafter to the lowest of (A) the Series B Conversion Price as in effect on the date on which the applicable redemption notice is voided, (B) 70% of the lowest closing bid price of the Common Stock during the period beginning on and including the date on which the applicable redemption notice is delivered to the Company and ending on and including the date on which the applicable redemption notice is voided and (C) 70% of the quotient of (I) the sum of the five lowest volume weighted average prices of the Common Stock during the twenty consecutive trading day period ending and including the trading day immediately preceding the applicable conversion date divided by (II) five.

Fundamental Transactions

The Series B Notes prohibit us from entering into specified transactions involving a change of control, unless the successor entity is a publicly traded company whose Common Stock is quoted on or listed for trading on an eligible market and the successor entity assumes in writing all of our obligations under the Series B Notes under a written agreement acceptable to the holder of the Series B Note. In the event of transactions involving a change of control, the holder of a Series B Note will have the right to force us to redeem all or any portion of the Series B Note it holds (including all accrued and unpaid interest thereon).

Covenants

The Series B Notes contain a variety of obligations on our part not to engage in specified activities, which are typical for transactions of this type, as well as the following covenants:

•	we will initially reserve from our authorized and unissued Common Stock such number of shares equal to 125% of the maximum number of shares of our Common Stock issuable upon conversion of all Series B Notes as of the Closing Date, which reservation amount will be increased to 150% of the maximum number of shares of our Common Stock issuable upon conversion of all of the Series B Notes follow the date specified in the Securities Purchase Agreement;

•	we shall not, and we shall cause each of our subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any other indebtedness, except for permitted indebtedness;

•	we shall not, and we shall cause each of our subsidiaries to not, directly or indirectly, incur any liens, except for permitted liens;

•	we shall not, and we shall cause each of our subsidiaries to not, directly or indirectly, make any payments in respect of any indebtedness while an event of default under the Series B Notes has occurred and is continuing, except with respect to permitted senior indebtedness (including our bank credit facility, limited to $12.0 million aggregate principal amount) and the Series A Notes;

•	we shall not, and we shall cause each of our subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on our or our subsidiaries’ capital stock;

•	we and our subsidiaries will not sell, lease, assign, transfer or otherwise dispose of any of our assets or any assets of any subsidiaries, except for certain permitted dispositions (including sales in the ordinary course of business) and the sale of the assets of our Krillion local shopping platform and certain intellectual property assets at a fair market price;

•	we shall sell (x) the assets of our Krillion local shopping platform by no later than June 30, 2015 and (y) certain intellectual property assets by no later than December 31, 2015;

•	commencing no later than March 30, 2015, so long as the Note remains outstanding, we shall engage an investment bank, reasonably satisfactory to the holders of Series B Notes, to explore strategic alternatives with the Company; and

•	if we receive any written notice by NASDAQ Capital Market that we have failed to satisfy the minimum trading price requirements of NASDAQ Capital Market and, as of the compliance deadline required by NASDAQ Capital Market in such written notice (each, a “Principal Market Deadline”), we still fail to satisfy such minimum trading price requirement, we will be required to, no later than such Principal Market Deadline, consummate a reverse stock split such that, after giving effect to such reverse stock split, we shall then be in compliance with the minimum trading price requirements of NASDAQ Capital Market.

Limitations on Conversion and Issuance

Subject to certain waiver rights, a Note may not be converted and shares of Common Stock may not be issued under the Notes if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of our outstanding shares of Common Stock (the “Note Blocker”).

A Note may not be converted and shares of Common Stock may not be issued under the Notes if the sum of the number of shares of Common Stock to be issued plus the number of shares of Common Stock issued under all of the Note and the Warrants would exceed the number of shares of our Common Stock that the may issue without breaching NASDAQ Listing Rule 5635(d), unless we have obtained either (i) stockholder approval pursuant to NASDAQ Listing Rule 5635(d) for the issuance of more than 4,658,906 shares of our Common Stock under the Notes and the Warrants or (ii) an opinion from legal counsel that more than 4,658,906 shares of our Common Stock may be issued under the Notes and the Warrants under Rule 5635(d) (the “Exchange Blocker”).

Limits on Cash Payments

The supplemental indentures relating to the Notes limit our ability to pay interest and other amounts in cash. We are prohibited from paying any holder of any Notes in cash, and each holder of Notes is prohibited from accepting any cash amount from us in satisfaction of any amount owed under the Notes, provided, that the foregoing restriction does not apply (i) at any time that Square 1 Bank no longer holds any of our permitted senior indebtedness, (ii) at any time that a successor lender holds our permitted senior indebtedness, provided that after giving effect to the applicable cash payment we and our subsidiaries, on a consolidated basis, have at least $0.50 million in cash and cash equivalents (excluding cash held in a collection account for the permitted senior indebtedness or another account subject to daily cash sweep) and (iii) no event of default under the permitted senior indebtedness has occurred and is continuing. If at any time a payment under the Notes is due and we are unable to satisfy the Equity Conditions precedent to making such payment in Common Stock and the indenture prevents us from making such payment in cash, an event of default would likely occur.

Changes to the Second Supplemental Indenture

Subject to the provisions in the second supplemental indenture requiring that none of the securities issued under the second supplemental indenture shall be represented by global securities, the second supplemental indenture may be amended by the written consent of the Company and the holders of a majority of the aggregate principal amount of the Series B Notes then outstanding. Subject to the provisions in the second supplemental indenture requiring that none of the securities issued under the second supplemental indenture shall be represented by global securities, no provision of the second supplemental indenture may be waived other than in writing signed by the party against whom enforcement is sought.

Changes to the Series B Notes

No Series B Note may be amended or changed without the prior written consent of the holder of such Series B Note and the trustee (if such amendment adversely affects the rights, privileges and immunity of the trustee).

Information Concerning the Trustee

The Company has appointed U.S. Bank National Association as the trustee under the indenture. The Company will act as paying agent under the Series B Notes. The trustee or its affiliates may also provide other services to the Company in the ordinary course of their business. The indenture provides that if and when the trustee becomes a creditor of the Company (or any other obligor under the Series B Notes), the trustee shall be subject to the provisions of the Trust Indenture Act regarding collection of claims against the Company (or any obligor).

Reports

So long as any Series B Notes are outstanding, the Company will be required to deliver to the trustee, within fifteen calendar days after having filed with the SEC, copies of the Company’s annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. Documents filed by the Company with the SEC via its EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are so filed. In the event the Company is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any of the Series B Notes are outstanding the Company must continue to file with the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required under Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations (unless the SEC will not accept such a filing) and make such information available to the trustee, the holders of the Series B Notes, securities analysts and prospective Investors.

Calculations in Respect of the Series B Notes

The Company will be responsible for making all calculations called for under the Series B Notes. These calculations include, but are not limited to, determinations of the prices of the Company’s Common Stock, the Series B Conversion Price, the Installment Conversion Price, accrued interest payable on the Series B Notes, the number of shares of Common Stock issuable in connection with payments on Installment Dates, the value weighted average price of our Common Stock and the redemption price of the Series B Notes. Disputes between us and the holders of the Series B Notes will be resolved by an investment bank chosen by the holder of the Series B Notes. The Company shall be solely responsible for the fees and expenses of such investment bank.

Certain Stockholder Rights for Holders of Series B Notes

Holders of Series B Notes will be entitled to receive such dividends paid and distributions made to the holders of our Common Stock to the same extent as if the holders of the Series B Notes had converted the Series B Notes into Common Stock (without regard to any limitations on conversion contained in the Series B Notes) and had held such shares of Common Stock on the record date for such dividends and distributions. To the extent a holder’s right to participate in any such dividend or distribution would result in the holder beneficially owning more than the Note Blocker, then the holder will not be entitled to participate in such dividend or distribution to such extent and such dividend or distribution to such extent will be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Note Blocker.

Form, Denomination and Registration

The Series B Notes will be issued: (i) in certificate form; (ii) without interest coupons; and (iii) in minimum denominations of $10,000 principal amount and whole multiples of $1.00.

Governing Law

The indenture provides that it and the Series B Notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflicts of law principles.

Excluded Provisions of the Base Indenture

We have elected, through the second supplemental indenture, that none of the following provisions of the base indenture shall be applicable to the Series B Notes and any analogous provisions (including definitions related thereto) of the second supplemental indenture shall govern:

•	The following definitions in Section 101:

•	“Affiliate”;

•	“Business Day”;

•	“Common Stock”;

•	“Conversion Price”;

•	“Make-Whole Amount”;

•	“Redemption Date”;

•	“Redemption Price”;

•	“Subsidiary”;

•	“Trading Day”;

•	Section 112 (Legal Holidays);

•	Section 203 (Securities Issuable in Global Form);

•	Section 302 (Denominations);

•	Section 304 (Temporary Securities);

•	Section 306 (Mutilated, Destroyed, Lost and Stolen Securities);

•	Section 307 (Payment of Interest; Interest Rights Preserved);

•	Section 310 (Computation of Interest);

•	Section 401 (Satisfaction and Discharge of Indenture);

•	Section 402 (Application of Trust Funds);

•	Section 502 (Acceleration of Maturity; Rescission and Annulment);

•	Section 507 (Limitation on Suits);

•	Section 901 (Supplemental Indentures Without Consent of Holders);

•	Section 902 (Supplement Indentures with Consent of Holders);

•	Section 1004 (Existence);

•	Section 1005 (Maintenance of Properties);

•	Section 1006 (Insurance);

•	Section 1009 (Waiver of Certain Covenants);

•	Article Eight (Consolidation, Merger, Sale, Lease or Conveyance);

•	Article Eleven (Redemption of Securities);

•	Article Twelve (Sinking Funds);

•	Article Thirteen (Repayment at the Option of Holders);

•	Article Fourteen (Defeasance and Covenant Defeasance); and

•	Article Seventeen (Conversion of Securities).

Only the events of default contained in the Series B Notes shall be applicable to the Series B Notes. In addition, the subordination provisions contained in the base indenture will be qualified by the subordination provisions contained in the second supplemental indenture.

DESCRIPTION OF COMMON STOCK

The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and our bylaws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. We refer in this section to our certificate of incorporation as our “Charter” and our bylaws as our “Bylaws.” The terms of our Common Stock and preferred stock may also be affected by Delaware law.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 65,000,000 shares of Common Stock, par value $0.00001 per share, and 10,000,000 shares of convertible preferred stock, par value $0.00001 per share. As of March 9, 2015, we had 23,306,784 shares of Common Stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Our Charter provides that our Board shall be divided into three classes, as nearly equal in number as possible, with each class’s term expiring on a staggered basis. Newly-created directorships and vacancies on our Board may only be filled by a majority of the members of the incumbent board then in office, though less than a quorum, and not by our stockholders. Directors may be removed from office only for cause by the holders of at least seventy-five percent (75%) of the voting power entitled to vote at an election of directors. Shareholders do not have cumulative voting rights. Holders of Common Stock have no preemptive, redemption or conversion rights and are not subject to future calls or assessments. No sinking fund provisions apply to our Common Stock. All outstanding shares are fully-paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in assets available for distribution, subject to any prior distribution rights of any preferred stock then outstanding. Holders of Common Stock are entitled to receive proportionately any such dividends declared by our board of directors, out of legally available funds for dividends, subject to any preferences that may be applicable to any shares of preferred stock that may be outstanding at that time. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Our amended and restated certificate of incorporation, as amended, our amended and restated bylaws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, we have implemented a Stockholder Rights Plan, dated October 15, 2008, which may also have the effect of deterring or delaying attempts by our stockholders to affect changes in control. See “Risk Factors—Risks Related to Ownership of Our Common Stock—Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.”

Listing

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “LOCM.” On March 10, 2015, the closing price for our Common Stock, as reported on the NASDAQ Capital Market, was $0.64 per share. As of March 10, 2015, the number of stockholders of record of our Common Stock was 56.

DIVIDEND POLICY

We have never paid cash dividends on our Common Stock and do not intend to pay cash dividends on our Common Stock in the foreseeable future. We anticipate that we will retain any earnings for use in the continued development of our business. Both our principal credit facility and the Notes prohibit us from directly or indirectly redeeming, repurchasing or declaring or paying any cash dividend on our Common Stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership, and disposition of the Series B Notes and shares of our Common Stock (“Shares”) received upon conversion of or interest payments on the Series B Notes. This discussion is based upon the Code, Treasury Regulations promulgated thereunder and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

This discussion applies only to a U.S. Holder (as defined below) that acquires Series B Notes pursuant to this offering at the initial offering price and who holds Series B Notes as a capital asset (generally, property held for investment) under the Code. This discussion does not address any U.S. federal estate or gift tax consequences or any state, local or non-U.S. tax consequences. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to Investors in light of their particular circumstances or to Investors subject to special treatment under U.S. federal income tax law, including, but not limited to:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	cooperatives;

•	tax-exempt organizations;

•	dealers in securities;

•	expatriates;

•	foreign persons or entities;

•	persons deemed to sell the Series B Notes or our Shares under the constructive sale provisions of the Code; or

•	persons that hold the Series B Notes, Warrants or our Shares as part of a straddle, hedge, conversion transaction or other integrated investment.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns Series B Notes or Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the Series B Notes or Shares should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

We encourage Investors to consult their tax advisors regarding the specific consequences of an investment in the Series B Notes or ownership of our Shares, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of a Series B Note or a Share (as applicable) that is, for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the U.S., (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the U.S., any of the States or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (B) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

Taxation of the Series B Notes

Stated Interest on the Series B Notes

A U.S. Holder generally will be required to recognize interest as ordinary income at the time it is paid or accrued on the Series B Notes in accordance with its regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or other Taxable Disposition of the Series B Notes

Except as provided below under “—Conversion of the Series B Notes”, upon the sale, exchange, redemption or other taxable disposition of a Series B Note, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which, to the extent not previously included in income, generally will be taxable as ordinary income) and (2) its adjusted tax basis in the Series B Note. A U.S. Holder’s adjusted tax basis in a Series B Note generally will equal the price the U.S. Holder paid for the Series B Note. Such capital gain or loss will be long-term capital gain or loss if, at the time of such taxable disposition, the U.S. Holder has held the Series B Note for more than one year. The deductibility of capital losses is subject to limitations.

Conversion of the Series B Notes

A U.S. Holder generally will not recognize any gain or loss upon the conversion of the Series B Notes (other than upon the receipt of Shares attributable to accrued but unpaid interest, which will be taxable as such). The U.S. Holder’s adjusted tax basis in the Shares received in such a conversion (excluding any Shares attributable to accrued interest) generally will be the same as its adjusted tax basis in the surrendered Series B Notes. The U.S. Holder’s holding period for such Shares (other than Shares attributable to accrued interest) will include its holding period for the Series B Notes that were converted.

The value of any portion of the Shares that is attributable to accrued interest on the Series B Notes not previously recognized in income will be taxed as ordinary income. The tax basis in any Shares attributable to accrued interest will equal the fair market value of such Shares when received. The holding period for any Shares attributable to accrued interest will begin the day after the date of conversion.

Certain Adjustments to the Series B Notes

The conversion rate of the Series B Notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, an adjustment (or the failure to make an adjustment) that has the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to such U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. Holders of the Series B Notes, however, generally will not be deemed to result in such a distribution.

Certain of the possible conversion rate adjustments provided in the Series B Notes will not qualify as being pursuant to such a bona fide reasonable adjustment formula. If such adjustments occur, a U.S. Holder will be deemed to have received a distribution even though it has not received any cash or property as a result of such adjustments. Generally, deemed distributions on the Series B Notes would constitute dividends (and would be included in income as ordinary dividend income) to the extent made out of our current and accumulated earnings and profits, as determined under U.S. federal income tax rules. It is unclear whether such dividends would be eligible for the dividends-received deduction or the reduced maximum rate applicable to qualified dividend income. Distributions in excess of our current and accumulated earnings and profits first will reduce a U.S. Holder’s adjusted tax basis in the Series B Notes and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. Holder. U.S. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Taxation of the Shares Received Upon Conversion Of or Interest Payments On the Series B Notes

Distributions on the Shares

The gross amount of any distribution made to a U.S. Holder on the Shares generally will be includible in income on the day on which the distributions are actually or constructively received by a U.S. Holder as dividend income to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds such current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Shares, and to the extent the amount of the distribution exceeds such tax basis, the excess will be taxed as capital gain recognized on a sale or exchange.

Sale, Exchange or Other Disposition of the Shares

A U.S. Holder generally will recognize capital gain or loss on the sale, exchange or other disposition of the Shares equal to the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in the Shares. Such capital gain or loss will be long-term capital gain or loss if the Shares are held for more than one year at the time of disposition. A U.S. Holder’s holding period for Shares issued upon conversion of the Series B Notes (other than Shares attributable to accrued interest) will include its holding period for the Series B Notes that were converted. The deductibility of capital losses is subject to limitations.

Medicare Tax

Certain U.S. Holders who are individuals, estates or trusts are required to pay a 3.8 percent tax on, among other things, dividends and capital gains from the sale or other disposition of Series B Notes and Shares for taxable years beginning January 1, 2013.

Information Reporting and Backup Withholding

Payments of stated interest or dividends, including deemed payments of constructive dividends, or the proceeds of the sale or other taxable disposition of a Series B Note or a Share generally are subject to information reporting unless the U.S. Holder is an exempt recipient. Such payments may also be subject to U.S. federal backup withholding at the applicable rate if the recipient of such payment fails to supply a taxpayer identification number and otherwise comply with the rules for establishing an exemption from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided that certain information is timely provided to the IRS.

PLAN OF DISTRIBUTION

We are offering the Series B Notes and the shares of Common Stock issuable under the Series B Notes upon conversion or otherwise directly to purchasers of the Series B Notes in a proposed takedown from our shelf registration statement pursuant to this prospectus supplement and the accompanying prospectus.

Confirmations and definitive prospectus supplements will be distributed to all Investors who agree to purchase the Series B Notes, informing the Investors of the Closing Date as to the purchase and sale of such Series B Notes. We currently anticipate that the Closing of the purchase and sale of the Series B Notes will take place on or about March 12, 2015. Investors will also be informed of the date and manner in which they must transmit the purchase price for their Series B Notes.

NASDAQ Listing

Our shares of Common Stock are listed on the NASDAQ Capital Market under the symbol “LOCM.” The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

New Issue of Series B Notes

The Series B Notes subject to this prospectus are new issues with no established market. We do not intend to apply for the Series B Notes to be listed on any securities exchange or to arrange for the Series B Notes to be quoted on any quotations system. No assurance can be given as to the liquidity of the trading market, if any, for the Series B Notes.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Baker & McKenzie LLP. The statements under the caption “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement as they relate to U.S. federal income tax matters have been reviewed by Baker & McKenzie LLP.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, until we sell all of the securities:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 28, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 9, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 14, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the SEC on November 12, 2014;

•	Our Current Reports on Form 8-K, filed with the SEC on January 14, 2014 (with respect to Item 5.02 only); January 14, 2014; March 21, 2014; March 28, 2014; May 9, 2014; May 14, 2014; June 10, 2014; August 5, 2014; September 5, 2014; February 27, 2015 (with respect to Item 3.01 only); March 10, 2015 (with respect to Items 1.01, 1.02, 2.03 and 3.02); and March 12, 2015; and

•	The description of our Common Stock contained in our registration statement on Form SB-2 filed with the SEC on June 29, 2004 and amended August 11, 2004, September 16, 2004, October 7, 2004 and October 18, 2004.

In addition, any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement shall be deemed to be incorporated by reference, except as to any portion of any future report or document that is not deemed filed under such provisions.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered a copy of the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement and the accompanying prospectus, at no cost by writing or telephoning us at the following address:

Investor Relations, Local Corporation, 7555 Irvine Center Drive, Irvine, California 92618, Telephone: (949) 784-0800.

This prospectus supplement and the accompanying prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus supplement or those documents.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting, proxy, and information requirements of the Exchange Act and are required to file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information are available for inspection and copying, at prescribed rates, at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0300 for further information on the operation of the Public Reference Room. Our SEC filings are also available to you on the SEC’s web site at http://www.sec.gov. Our Common Stock is listed on the NASDAQ Capital Market under the symbol “LOCM” and all such periodic reports, proxy statements and other information we file with the SEC may also be inspected at the offices of the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.

We have filed with the SEC a registration statement on Form S-3, including exhibits, schedules and amendments thereto, of which this prospectus supplement and the accompanying prospectus is a part, under the 1933 Act with respect to the securities to be sold in this offering. This prospectus supplement and the accompanying prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our securities to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement or the accompanying prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus supplement and the accompanying prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules thereto, are available for inspection and copying, at prescribed rates, at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549 and are also available to you on the SEC’s website, http://www.sec.gov.

We maintain a website at http://www.local.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute part of this prospectus supplement or any other report or documents we file with or furnish to the SEC.

PROSPECTUS

$40,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We may from time to time issue, in one or more series or classes, up to $40,000,000 in aggregate principal amount of our common stock, preferred stock, debt securities, warrants and/or units. We may offer these securities separately or together in units. We will specify in the accompanying prospectus supplement the terms of the securities being offered. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents, and any fees, conversions, or discount arrangements, in the accompanying prospectus supplement. We may not sell any securities under this prospectus without delivery of the applicable prospectus supplement.

You should read this document and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock is listed on the NASDAQ Global Market under the symbol “LOCM.” On June 10, 2014, the closing price for our common stock, as reported on the NASDAQ Global Market, was $1.89 per share. Our principal executive offices are located at 7555 Irvine Center Drive, Irvine, California 92618.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus beginning on page 4 and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE, TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 12, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. Under the shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities, warrants to purchase any of such securities, and units comprised of any such securities with a total value of up to $40,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest, dividends or other payments, if any;

•	redemption, conversion, exchange, settlement or sinking fund terms, if any;

•	conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.

A prospectus supplement may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you must rely on the information in the prospectus supplement. Please carefully read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website (www.sec.gov) or at the SEC’s Public Reference Room mentioned under the heading “Where You Can Find More Information.”

We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and an accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and an accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and an accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and an accompanying prospectus supplement speaks only as of the date set forth on the applicable cover page and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

We may sell the securities directly to or through underwriters, dealers or agents. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters, dealers or agents, we will include in any applicable prospectus supplement:

•	the names of those underwriters, dealers or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in our securities under the heading “Risk Factors,” before investing in our securities. All references to “Company” “we,” “our” or “us” refer solely to Local Corporation and its subsidiaries and not to the persons who manage us or sit on our Board of Directors.

About Us

We are a leading technology and advertising company that provides our search results to consumers who are searching online for local businesses, products and services. Our search results consist primarily of local business listings and product listings that we aggregate, index, normalize and syndicate using our sophisticated technology platforms. We provide our search results through our flagship Local.com website, our Krillion.com website and platform and through other proprietary websites (“Owned and Operated” or “O&O”) and to a network of websites that rely on our search syndication services to provide local search results to their own users (“Network”). We also aggregate and distribute product search results to third party partners through our proprietary Krillion® local shopping platform. We generate revenue from a variety of ad units we place alongside our search results, which include pay-per-click, pay-per-call, and display (banner) ad units, including video.

Our principal products include our Local.com website, which reaches approximately 20 million monthly unique visitors (“MUVs”) each month; our search syndication services, which provide either hosted business or product directories as well as display and ad feed solutions to a network of partner websites, which reach approximately 7 million MUVs and our Krillion local shopping platform.

We launched Local.com in August of 2005 and our local syndication network in July 2007. During the second quarter of 2011, we acquired Krillion, Inc. (“Krillion”) which includes a near-real-time local product search platform that enables consumers to search for products and product availability at local retailers.

We have developed our intellectual property over many years, and today we consider ourselves experts in the areas of local search, search engine marketing, search engine optimization, search syndication/analysis and reporting at large scale, internet indexing and product data normalizing and indexing. We have been issued twelve patents and have a number of applications pending.

Our Consumer Properties includes our O&O business and our Network business. O&O accounted for 46% of our revenue in 2013 and 44% of our revenue for the quarter ended March 31, 2014. Network, our most profitable revenue source, accounted for 53% of our revenue in 2013 and 56% of our revenue for the quarter ended March 31, 2014. At the beginning of 2013, we ceased our direct SMB sales efforts, recording an immaterial amount of revenue relating to this business unit for fiscal 2013.

We develop and deploy new products, technologies and services across our business in order to enhance the experience of our users, and the value to our partners and our advertisers. Two important performance indicators for our business are our reach to consumers, and the rate at which we monetize that reach using ads. We have had success in growing our reach, ending 2013 at or near records of mobile search traffic. However, during 2013 and continuing into 2014 we experienced monetization declines due to both declines in revenue per click from our largest ad partner and due to ad policy changes from our largest source of traffic.

Corporate Information

We were incorporated in Delaware in March 1999 as eWorld Commerce Corporation. In August 1999, we changed our name to eLiberation.com Corporation. In February 2003, we changed our name to Interchange Corporation. On November 2, 2006, we changed our name to Local.com Corporation. On September 14, 2012, we changed our name to Local Corporation. In addition to Local Corporation, we also currently operate under the name Local.com, which is a registered tradename of Local Corporation.

Our principal executive offices are located at 7555 Irvine Center Drive, Irvine, California 92618, and our telephone number is (949) 784-0800. We maintain our corporate website at ir.local.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

Common Stock

As discussed below under the heading “Securities We May Offer,” we may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Our board of directors, or our Board, currently has five (5) members. Our amended and restated certificate of incorporation, as amended, or our Charter, and our amended and restated bylaws, or our Bylaws, provide that the number of directors shall be fixed from time to time by resolution adopted by the vote of the Board. Our Charter provides that our Board shall be divided into three classes, as nearly equal in number as possible, with each class’s term expiring on a staggered basis. Newly-created directorships and vacancies on our Board may only be filled by a majority of the members of the incumbent board then in office, though less than a quorum, and not by our stockholders. Directors may be removed from office only for cause by the holders of at least seventy-five percent (75%) of the voting power entitled to vote at an election of directors. Shareholders do not have cumulative voting rights. Holders of common stock have no preemptive, redemption or conversion rights and are not subject to future calls or assessments. No sinking fund provisions apply to our common stock. All outstanding shares are fully-paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in assets available for distribution, subject to any prior distribution rights of any preferred stock then outstanding. Holders of common stock are entitled to receive proportionately any such dividends declared by our board of directors, out of legally available funds for dividends, subject to any preferences that may be applicable to any shares of preferred stock that may be outstanding at that time.

Preferred Stock

As discussed below under the heading “Securities We May Offer,” we may issue shares of our preferred stock from time to time, in one or more series. Under our Charter, our Board has the authority to issue, without further action by our stockholders, up to 10,000,000 shares of undesignated preferred stock in one or more series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualification, limitations and restrictions thereon, any or all of which may be greater than the rights of our common stock.

If we issue preferred stock, we will fix the designations, powers, preferences and the relative, participating, optional or other special rights, and any qualification, limitations and restrictions of the shares of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designations relating to that series. If we issue preferred stock, we will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designations that describes the terms of such series of preferred stock before the issuance thereof. We urge you to read any prospectus supplement related to any series of preferred stock we may offer, as well as the complete certificate of designations that contains the terms of the applicable series of preferred stock.

Debt Securities

As discussed below under the heading “Securities We May Offer,” we may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. Unless we give you different information in the applicable prospectus supplement, (i) the debt securities will be unsecured, (ii) the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness, and (iii) the subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

If we issue debt securities, they will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. We urge you to read any prospectus supplement related to the series of debt securities being offered, as well as the complete indenture that contains the terms of the debt securities. If we issue debt securities, indentures and forms of debt securities containing the terms of such debt securities will be incorporated by reference into the registration statement of which this prospectus is a part from other filings we would make with the SEC.

Warrants

As discussed below under the heading “Securities We May Offer,” we may issue warrants for the purchase of common stock, preferred stock, debt securities and/or units (as described below) in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.

If we issue warrants, they will be evidenced by warrant agreements or warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. We urge you to read any prospectus supplement related to any series of warrants we may offer, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. If we issue warrants, forms of warrant agreements and warrant certificates relating to such warrants will be incorporated by reference into the registration statement of which this prospectus is a part from other filings we would make with the SEC.

Units

As discussed below under the heading “Securities We May Offer,” we may issue units comprised of shares of common stock, shares of preferred stock, debt securities and warrants in any combination. We may issue units in such amounts and in as many distinct series as we wish.

If we issue units, they will be issued under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We urge you to read any prospectus supplement related to any series of units we may offer, as well as the complete unit agreement and unit certificate that contain the terms of the units. If we issue units, forms of unit agreements and unit certificates relating to such units will be incorporated by reference into the registration statement of which this prospectus is a part from other filings we would make with the SEC.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and in the documents incorporated herein by reference, including (i) our most recent annual report on Form 10-K which is on file with the SEC and is incorporated herein by reference and (ii) other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and the documents incorporated by reference herein include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	Our ability to continue as a going concern;

•	Our local search initiative;

•	Our history of incurring losses and expectation to incur losses in the future;

•	Our advertising partners may unilaterally change how they value our inventory of available advertising placements;

•	Recent changes to our website;

•	The performance of acquired assets and businesses;

•	Our ability to acquire Internet traffic and maintain our relationships with our advertising partners;

•	The failure to collect accounts receivable from Google Inc. and Yahoo! Inc., which comprises a significant percentage of our total accounts receivable;

•	The development, continued adoption and use of the Internet and local search advertising services;

•	The expansion of our operations;

•	The length and severity of the recent global economic and financial crisis;

•	Government and legal regulations;

•	Our ability to protect our intellectual property rights;

•	The effective operation of our computer and communication systems;

•	Our technology needs and technological developments; and

•	Our estimates concerning capital requirements and need for additional financing.

In some cases, you can identify forward-looking statement by terms such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “could,” “target,” “potential,” “is likely,” “will,” “expect,” “plan” “project,” “permit” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” in our SEC filings, and below under the caption “Risk Factors” in this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. You should read this prospectus, the registration statement of which this prospectus is a part, and the exhibits and documents incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from those described in forward-looking statements. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

You should assume that information contained in or incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

USE OF PROCEEDS

We cannot guarantee that we will receive any proceeds in connection with this offering because we may be unable or choose not to issue and sell any securities covered by this prospectus.

Unless otherwise provided in a supplement or amendment to this prospectus, we intend to use any net proceeds from this offering, together with other available funds, for operating costs, capital expenditures and working capital needs and for other general corporate purposes.

Pending these uses, we intend to invest the net proceeds to us from this offering in a variety of capital preservation investments, including short-term, investment-grade and interest-bearing instruments. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as mentioned in any prospectus supplement, specific allocations of the proceeds to such purposes will not have been made at the date of that prospectus supplement.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises. We may raise additional capital through additional public or private financings, the incurrence of debt and other available sources. Please see the discussion of the risks associated with our liquidity in the section “Risk Factors.”

PLAN OF DISTRIBUTION

The securities being offered may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

•	through underwriters for resale to the public or investors;

•	transactions on the Nasdaq Stock Market or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	in connection with short sales of the shares;

•	by pledge to secure debt and other obligations;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	through a combination of any of the above transactions; or

•	any other method permitted by law.

We may sell our securities directly to one or more purchasers, or to or through underwriters, dealers or agents or through a combination of those methods. The related prospectus supplement will set forth the terms of each offering, including:

•	the name or names of any agents, dealers, underwriters or investors who purchase the securities;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the amount of any compensation, discounts commissions or fees to be received by the underwriters, dealer or agents;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which such securities may be listed;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the securities.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Regulation S may be sold pursuant to Regulation S rather than pursuant to this prospectus.

In connection with the sale of our securities, underwriters may receive compensation from us or from purchasers of our securities in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters. Discounts or commissions they receive and any profit on their resale of our securities may be considered underwriting discounts and commissions under the Securities Act.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered to this prospectus.

We may agree to indemnify underwriters, dealers and agents who participate in the distribution of our securities against various liabilities, including liabilities under the Securities Act. We may also agree to contribute to payments that the underwriters, dealers or agents may be required to make in respect of these liabilities. We may authorize dealers or other persons who act as our agents to solicit offers by various institutions to purchase our securities from us under contracts that provide for payment and delivery on a future date. We may enter into these contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. If we enter into these agreements concerning any series of our securities, we will indicate that in the prospectus supplement or amendment.

In connection with an offering of our securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, underwriters may over-allot in connection with the offering, creating a syndicate short position in our securities for their own account. In addition, underwriters may bid for, and purchase, our securities in the open market to cover short positions or to stabilize the price of our securities. Finally, underwriters may reclaim selling concessions allowed for distributing our securities in the offering if the underwriters repurchase previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our securities above independent market levels. Underwriters are not required to engage in any of these activities and may end any of these activities at any time. Agents and underwriters may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

S ECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities and the securities exchange, if any, on which the securities will be listed.

Description of Capital Stock

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Charter and our Bylaws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. We refer in this section to our Charter as our certificate of incorporation, and we refer to our Bylaws as our bylaws. The terms of our common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 65,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of convertible preferred stock, par value $0.00001 per share. As of June 10, 2014, we had 23,227,207 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Our Charter provides that our Board shall be divided into three classes, as nearly equal in number as possible, with each class’s term expiring on a staggered basis. Newly-created directorships and vacancies on our Board may only be filled by a majority of the members of the incumbent board then in office, though less than a quorum, and not by our stockholders. Directors may be removed from office only for cause by the holders of at least seventy-five percent (75%) of the voting power entitled to vote at an election of directors. Shareholders do not have cumulative voting rights. Holders of common stock have no preemptive, redemption or conversion rights and are not subject to future calls or assessments. No sinking fund provisions apply to our common stock. All outstanding shares are fully-paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in assets available for distribution, subject to any prior distribution rights of any preferred stock then outstanding. Holders of common stock are entitled to receive proportionately any such dividends declared by our board of directors, out of legally available funds for dividends, subject to any preferences that may be applicable to any shares of preferred stock that may be outstanding at that time. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Outstanding Convertible Notes and Warrants

On April 10, 2013, we entered into a Convertible Note and Warrant Purchase Agreement with two institutional investors, pursuant to which we sold $5 million in convertible subordinated notes (the “Notes”), bearing interest at 7% per annum and convertible into shares of our common stock, and warrants to purchase 746,268 shares of our common stock (the “Warrants”). The Warrants expire in April 2018. The Notes are convertible to shares of common stock and the Warrants are exercisable at $2.01 per share.

The Notes and the Warrants contain certain volume weighted anti-dilution provisions which, if triggered, will lower the price at which the Notes are convertible into shares of common stock and the price at which the Warrants are exercisable for shares of common stock in the event subsequent issues of equity or convertible instruments occur at an effective price lower than $2.01 (as calculated in accordance with the terms of the Notes and Warrants) or certain other events occur, including without limitation, a sale of the Company or its assets or in the event of stock splits or dividends.

The Notes contain provisions which allow us to pay our interest obligations under the Notes in shares of our common stock instead of cash. If we elect to pay our interest obligations under the Notes in shares of our common stock, the number of shares to be issued in satisfaction of such interest obligations would be determined by dividing such interest obligation amount by 93% of the market price of our common stock as of the applicable payment date. The “market price” of our common stock is the lesser of (i) the closing sale price of our common stock on the date before the applicable payment date and (ii) the volume weighted average price over the 20 trading day period prior to the date before the applicable payment date. Since the price at which our common stock is converted into the interest obligation amount is at a discount to the market price and there is no guarantee as to what the market price will be, a potentially unlimited number of additional shares of our common stock could be used to pay these obligations.

Registration Rights

In connection with our acquisition of Screamin Media Group, Inc. (“SMG”) in 2011, we agreed to register up to 4,982,123 shares of our common stock issued or potentially issuable to the selling shareholders of SMG. We registered such shares in an effective registration statement on Form S-3 filed in August 2011, as amended by Amendment No. 1 to the registration statement on Form S-3 filed in November 2011 (Registration No. 333-176542).

In connection with our sale of subordinated convertible notes issued in 2013, we agreed to register 4,573,216 shares of our common stock issuable upon the conversion of such convertible notes and warrants issued in connection with the transaction. We registered such shares in an effective registration statement on Form S-3 filed in May 2013, as amended by Amendment No. 1 to the registration statement on Form S-3 filed in June 2013, and Amendment No. 2 to the registration statement on Form S-3 filed in July 2013 (Registration No. 333-188383).

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “LOCM.” On June 10, 2014, the closing price for our common stock, as reported on the NASDAQ Global Market, was $1.89 per share. As of June 10, 2014, the number of stockholders of record of our common stock was 58.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Our Board is authorized to issue up to 10,000,000 shares of preferred stock in one or more series without shareholder approval. Our Board may determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board to issue preferred stock in one or more series and determine the number of shares in the series and its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. Examples of rights and preferences that the Board may fix are:

•	dividend rights;

•	dividend rates;

•	conversion rights;

•	voting rights;

•	terms of redemption; and

•	liquidation preferences.

The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer, stockholder or stockholder group. The rights of holders of our common stock described above, will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designate and issue in the future. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

We will incorporate by reference as an exhibit to the registration statement, which includes this prospectus, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering. This description and the applicable prospectus supplement will include:

•	the title and stated value;

•	the number of shares authorized;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will fully be paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Provisions of our Certificate of Incorporation and Bylaws and Delaware Anti-Takeover Law

Certain provisions of the Delaware General Corporation Law and of our certificate of incorporation and bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our Board. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Provisions of our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation, as amended, our amended and restated bylaws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock. The following are examples of such provisions in our amended and restated certificate of incorporation and in our amended and restated bylaws:

•	special meetings of our stockholders may be called only by our Chief Executive Officer, by a majority of the members of our board of directors or by the holders of shares entitled to cast not less than 10% of the votes at the meeting;

•	stockholder proposals to be brought before any meeting of our stockholders must comply with advance notice procedures;

•	our board of directors is classified into three classes, as nearly equal in number as possible;

•	newly-created directorships and vacancies on our board of directors may only be filled by a majority of the members of the incumbent board then in office, and not by our stockholders;

•	a director may be removed from office only for cause by the holders of at least 75% of the voting power entitled to vote at an election of directors;

•	our amended and restated bylaws may be further amended by our stockholders only upon a vote of at least 75% of the votes entitled to be cast by the holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class; and

•	our board of directors is authorized to issue, without further action by our stockholders, up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors.

We implemented a Stockholder Rights Plan, dated October 15, 2008, which may also have the effect of deterring or delaying attempts by our stockholders to affect changes in control. Each Right entitles the registered holder to purchase from our company one one-thousandth (1/1000) of a share of Series A Participating Preferred Stock, par value $0.00001, which we refer to as the preferred shares, of our company at a price of $10.00, which we refer to as the purchase price, subject to adjustment. The number of shares constituting the series of preferred shares is 30,000. The Rights are intended to protect our stockholders in the event of an unfair or coercive offer to acquire us and to provide the Board of Directors with adequate time to evaluate unsolicited offers. The Rights may have anti-takeover effects. The Rights will cause substantial dilution to a person or group that acquires 15% or more of the shares of our outstanding common stock without the approval of our Board of Directors. The Rights, however, should not affect any prospective offer or willingness to make an offer at a fair price as determined by our Board. The Rights should not interfere with any merger or other business combination approved by our Board of Directors. However, because the rights may substantially dilute the stock ownership of a person or group attempting to take us over without the approval of our Board, our rights plan could make it more difficult for a third party to acquire us (or a significant percentage of our outstanding capital stock) without first negotiating with our Board regarding that acquisition.

Additionally, as required by the Delaware General Corporation Law, any amendment of our certificate of incorporation must first be approved by a majority of our Board and, if required by law or our certificate of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our bylaws and certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if our Board recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Description of Debt Securities

The paragraphs below describe the general terms and provisions of the debt securities we may issue. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus, including any additional covenants or changes to existing covenants relating to such series. The prospectus supplement also will indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. You should read the actual indenture if you do not fully understand a term or the way we use it in this prospectus.

We may offer senior or subordinated debt securities. Each series of debt securities may have different terms. The senior debt securities will be issued under one or more senior indentures, dated as of a date prior to such issuance, between us and the trustee identified in the applicable prospectus supplement, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “senior indenture.” Any subordinated debt securities will be issued under one or more separate indentures, dated as of a date prior to such issuance, between us and the trustee identified in the applicable prospectus supplement, as amended or supplemented from time to time. We will refer to any such indenture throughout this prospectus as the “subordinated indenture” and to the trustee under the senior or subordinated indenture as the “trustee.” The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the “indentures.” The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended. We included copies of the forms of the indentures as exhibits to our registration statement and they are incorporated into this prospectus by reference.

If we issue debt securities at a discount from their principal amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will include only the initial offering price of the debt securities and not the principal amount of the debt securities.

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. Because the summary in this prospectus and in any prospectus supplement does not contain all of the information that you may find useful, you should read the documents relating to the securities that are described in this prospectus or in any applicable prospectus supplement. Please read “Where You Can Find More Information” to find out how you can obtain a copy of those documents. Except as otherwise indicated, the terms of the indentures are identical. As used under this caption, the term “debt securities” includes the debt securities being offered by this prospectus and all other debt securities issued by us under the indentures.

General

The indentures:

•	do not limit the amount of debt securities that we may issue;

•	allow us to issue debt securities in one or more series;

•	do not require us to issue all of the debt securities of a series at the same time;

•	allow us to reopen a series to issue additional debt securities without the consent of the holders of the debt securities of such series; and

•	provide that the debt securities will be unsecured, except as may be set forth in the applicable prospectus supplement.

Unless we give you different information in the applicable prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under “Description of Debt Securities—Subordination” and in the applicable prospectus supplement.

Each indenture provides that we may, but need not, designate more than one trustee under an indenture. Any trustee under an indenture may resign or be removed and a successor trustee may be appointed to act with respect to the series of debt securities administered by the resigning or removed trustee. If two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by each trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

The prospectus supplement for each offering will provide the following terms, where applicable:

•	the title of the debt securities and whether they are senior or subordinated;

•	the aggregate principal amount of the debt securities being offered, the aggregate principal amount of the debt securities outstanding as of the most recent practicable date and any limit on their aggregate principal amount, including the aggregate principal amount of debt securities authorized;

•	the price at which the debt securities will be issued, expressed as a percentage of the principal and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or, if applicable, the portion of the principal amount of such debt securities that is convertible into common stock or other securities of ours or the method by which any such portion shall be determined;

•	if convertible, the terms on which such debt securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of common stock or other securities of ours received on conversion;

•	the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

•	the fixed or variable interest rate or rates of the debt securities, or the method by which the interest rate or rates is determined;

•	the date or dates, or the method for determining the date or dates, from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for interest payment dates, or the method by which such dates will be determine;

•	the persons to whom interest will be payable;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	any make-whole amount, which is the amount in addition to principal and interest that is required to be paid to the holder of a debt security as a result of any optional redemption or accelerated payment of such debt security, or the method for determining the make-whole amount;

•	the place or places where the principal of, and any premium or make-whole amount, and interest on, the debt securities will be payable;

•	where the debt securities may be surrendered for registration of transfer or conversion or exchange;

•	where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

•	the times, prices and other terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of holders of the debt securities, and the times and prices at which we must redeem, repay or purchase the debt securities as a result of such obligation;

•	the currency or currencies in which the debt securities are denominated and payable if other than United States dollars, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies and the terms and conditions relating thereto, and the manner of determining the equivalent of such foreign currency in United States dollars;

•	whether the principal of, and any premium or make-whole amount, or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, and other related terms and conditions;

•	whether the amount of payments of principal of, and any premium or make-whole amount, or interest on, the debt securities may be determined according to an index, formula or other method and how such amounts will be determined;

•	whether the debt securities will be in registered form, bearer form, or both, and (i) if in registered form, the person to whom any interest shall be payable, if other than the person in whose name the security is registered at the close of business on the regular record date for such interest, or (ii) if in bearer form, the manner in which, or the person to whom, any interest on the security shall be payable if otherwise than upon presentation and surrender upon maturity;

•	any restrictions applicable to the offer, sale or delivery of securities in bearer form and the terms upon which securities in bearer form of the series may be exchanged for securities in registered form of the series and vice versa, if permitted by applicable laws and regulations;

•	whether any debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may, or shall be required to, exchange their interests for other debt securities of the series, and the manner in which interest shall be paid;

•	the identity of the depositary for securities in registered form, if such series are to be issuable as a global security;

•	the date as of which any debt securities in bearer form or in temporary global form shall be dated if other than the original issuance date of the first security of the series to be issued;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

•	whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such a payment;

•	whether and under what circumstances the debt securities being offered are convertible into common stock or other securities of ours, as the case may be, including the conversion price or rate and the manner or calculation thereof;

•	the circumstances, if any, specified in the applicable prospectus supplement, under which beneficial owners of interests in the global security may obtain definitive debt securities and the manner in which payments on a permanent global debt security will be made if any debt securities are issuable in temporary or permanent global form;

•	any provisions granting special rights to holders of securities upon the occurrence of such events as specified in the applicable prospectus supplement;

•	if the debt securities of such series are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions;

•	the name of the applicable trustee and the nature of any material relationship with us or any of our affiliates, and the percentage of debt securities of the class necessary to require the trustee to take action;

•	any deletions from, modifications of or additions to our events of default or covenants with regard to such debt securities and any change in the right of any trustee or any of the holders to declare the principal amount of any of such debt securities due and payable;

•	applicable CUSIP numbers; and

•	any other terms of such debt securities not inconsistent with the provisions of the applicable indenture.

We may issue debt securities that provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity of the debt securities. We refer to any such debt securities throughout this prospectus as “original issue discount securities.” The applicable prospectus supplement will describe the United States federal income tax consequences and other relevant considerations applicable to original issue discount securities.

We also may issue indexed debt securities. Payments of principal of, and premium and interest on, indexed debt securities are determined with reference to the rate of exchange between the currency or currency unit in which the debt security is denominated and any other currency or currency unit specified by us, to the relationship between two or more currencies or currency units or by other similar methods or formulas specified in the prospectus supplement.

Except as described under “—Merger, Consolidation or Sale of Assets” or as may be set forth in any prospectus supplement, the debt securities will not contain any provisions that (i) would limit our ability to incur indebtedness or (ii) would afford holders of debt securities protection in the event of (a) a highly leveraged or similar transaction involving us, or (b) a change of control or reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the debt securities. In the future, we may enter into transactions, such as the sale of all or substantially all of our assets or a merger or consolidation, that may have an adverse effect on our ability to service our indebtedness, including the debt securities, by, among other things, substantially reducing or eliminating our assets.

Our governing instruments do not define the term “substantially all” as it relates to the sale of assets. Additionally, Delaware cases interpreting the term “substantially all” rely upon the facts and circumstances of each particular case. Consequently, to determine whether a sale of “substantially all” of our assets has occurred, a holder of debt securities must review the financial and other information that we have disclosed to the public.

We will provide you with more information in the applicable prospectus supplement regarding any deletions, modifications, or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Payment

Unless we give you different information in the applicable prospectus supplement, the principal of, and any premium or make-whole amount, and interest on, any series of the debt securities will be payable at the corporate trust office of the trustee. We will provide you with the address of the trustee in the applicable prospectus supplement. We may also pay interest by mailing a check to the address of the person entitled to it as it appears in the applicable register for the debt securities or by wire transfer of funds to that person at an account maintained within the United States.

All monies that we pay to a paying agent or a trustee for the payment of the principal of, and any premium or make-whole amount, or interest on, any debt security will be repaid to us if unclaimed at the end of two years after the obligation underlying payment becomes due and payable. After funds have been returned to us, the holder of the debt security may look only to us for payment, without payment of interest for the period which we hold the funds.

Denomination, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

Subject to the limitations imposed upon debt securities that are evidenced by a computerized entry in the records of a depository company rather than by physical delivery of a note, a holder of debt securities of any series may:

•	exchange them for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and kind upon surrender of such debt securities at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose; and

•	surrender them for registration of transfer or exchange at the corporate trust office of the applicable trustee or at the office of any transfer agent that we designate for such purpose.

Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer satisfactory to the applicable trustee or transfer agent. Payment of a service charge will not be required for any registration of transfer or exchange of any debt securities, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If in addition to the applicable trustee, the applicable prospectus supplement refers to any transfer agent initially designated by us for any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents for any series of debt securities.

Neither we, nor any trustee, will be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day that the notice of redemption of any debt securities selected for redemption is mailed and ending at the close of business on the day of such mailing;

•	register the transfer of or exchange any debt security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; and

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale of Assets

The indentures provide that we may, without the consent of the holders of any outstanding debt securities, (i) consolidate with, (ii) sell, lease or convey all or substantially all of our assets to, or (iii) merge with or into, any other entity provided that:

•	either we are the continuing entity, or the successor entity, if other than us, assumes the obligations (a) to pay the principal of, and any premium or make-whole amount, and interest on, all of the debt securities and (b) to duly perform and observe all of the covenants and conditions contained in each indenture;

•	after giving effect to the transaction, there is no event of default under the indentures and no event which, after notice or the lapse of time, or both, would become such an event of default, occurs and continues; and

•	an officers’ certificate and legal opinion covering such conditions are delivered to each applicable trustee.

Covenants

Existence. Except as described under “—Merger, Consolidation or Sale of Assets,” the indentures require us to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises. However, the indentures do not require us to preserve any right or franchise if we determine that any right or franchise is no longer desirable in the conduct of our business.

Payment of taxes and other claims. The indentures require us to pay, discharge or cause to be paid or discharged, before they become delinquent (i) all taxes, assessments and governmental charges levied or imposed on us, our subsidiaries or our subsidiaries’ income, profits or property, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of our subsidiaries. However, we will not be required to pay, discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of financial information. The indentures require us to (i) within 15 days of each of the respective dates by which we are required to file our annual reports, quarterly reports and other documents with the SEC, file with the trustee copies of the annual report, quarterly report and other documents that we file with the SEC under Section 13 or 15(d) of the Exchange Act, (ii) file with the trustee and the SEC any additional information, documents and reports regarding compliance by us with the conditions and covenants of the indentures, as required, (iii) within 30 days after the filing with the trustee, mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, summaries of any documents and reports required to be filed by us pursuant to (i) and (ii) above, and (iv) supply, promptly upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder.

Additional covenants. The applicable prospectus supplement will set forth any additional covenants of Local Corporation relating to any series of debt securities.

Events of Default, Notice and Waiver

Unless the applicable prospectus supplement states otherwise, when we refer to “events of default” as defined in the indentures with respect to any series of debt securities, we mean:

•	default in the payment of any installment of interest on any debt security of such series continuing for 30 days;

•	default in the payment of principal of, or any premium or make-whole amount on, any debt security of such series for five business days at its stated maturity;

•	default in making any sinking fund payment as required for any debt security of such series for five business days;

•	default in the performance or breach of any covenant or warranty in the debt securities or in the indenture by us continuing for 60 days after written notice as provided in the applicable indenture, but not of a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series;

•	a default under any bond, debenture, note, mortgage, indenture or instrument:

(i)	having an aggregate principal amount of at least $30,000,000; or

(ii)	under which there may be issued, secured or evidenced any existing or later created indebtedness for money borrowed by us or our subsidiaries, if we are directly responsible or liable as obligor or guarantor, if the default results in the indebtedness becoming or being declared due and payable prior to the date it otherwise would have, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 30 days after notice to the issuing company specifying such default. Such notice shall be given to us by the trustee, or to us and the trustee by the holders of at least 10% in principal amount of the outstanding debt securities of that series. The written notice shall specify such default and require us to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and shall state that such notice is a “Notice of Default” under such indenture;

•	bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any significant subsidiary of ours; and

•	any other event of default provided with respect to a particular series of debt securities.

When we use the term “significant subsidiary,” we refer to the meaning ascribed to such term in Rule 1-02 of Regulation S-X promulgated under the Securities Act.

If an event of default occurs and is continuing with respect to debt securities of any series outstanding, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the principal amount of all the debt securities of that series to be due and payable. If the debt securities of that series are original issue discount securities or indexed securities, then the applicable trustee or the holders of 25% or more in principal amount of the debt securities of that series will have the right to declare the portion of the principal amount as may be specified in the terms thereof to be due and payable. However, at any time after such a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of at least a majority in principal amount of outstanding debt securities of such series or of all debt securities then outstanding under the applicable indenture may rescind and annul such declaration and its consequences if:

•	we have deposited with the applicable trustee all required payments of the principal, any premium or make-whole amount, interest and, to the extent permitted by law, interest on overdue installment of interest, plus applicable fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the non-payment of accelerated principal, or a specified portion thereof, and any premium or make-whole amount, have been cured or waived.

The indentures also provide that the holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under the applicable indenture may, on behalf of all holders, waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal, any premium or make-whole amount, or interest;

•	in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of the outstanding debt security that is affected by the default; or

•	in respect of a covenant or provision for the benefit or protection of the trustee, without its express written consent.

The indentures require each trustee to give notice to the holders of debt securities within 90 days of a default unless such default has been cured or waived. However, the trustee may withhold notice if specified persons of such trustee consider such withholding to be in the interest of the holders of debt securities. The trustee may not withhold notice of a default in the payment of principal, any premium or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series.

The indentures provide that holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to such indenture or for any remedy under the indenture, unless the trustee fails to act for a period of 60 days after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of 25% or more in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, this provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium or make-whole amount, and interest on, such debt securities at the respective due dates thereof.

The indentures provide that, subject to provisions in each indenture relating to its duties in the case of a default, a trustee has no obligation to exercise any of its rights or powers at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders have offered to the trustee reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding debt securities of any series or of all debt securities then outstanding under an indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon such trustee. However, a trustee may refuse to follow any direction which:

•	is in conflict with any law or the applicable indenture;

•	may involve the trustee in personal liability; or

•	may be unduly prejudicial to the holders of debt securities of the series not joining the proceeding.

Within 120 days after the close of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of our several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture. If the officer has knowledge of any default, the notice must specify the nature and status of the default.

Modification of the Indentures

The indentures provide that modifications and amendments may be made only with the consent of the affected holders of a majority in principal amount of all outstanding debt securities issued under that indenture. However, no such modification or amendment may, without the consent of the holders of the debt securities affected by the modification or amendment:

•	change the stated maturity of the principal of, or any premium or make-whole amount on, or any installment of principal of or interest on, any such debt security;

•	reduce the principal amount of, the rate or amount of interest on, or any premium or make-whole amount payable on redemption of, any such debt security;

•	reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment or the coin or currency for payment of principal of, or any premium or make-whole amount, or interest on, any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the percentage in principal amount of any outstanding debt securities necessary to modify or amend the applicable indenture with respect to such debt securities, to waive compliance with particular provisions thereof or defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable indenture; and

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of particular past defaults or covenants, except to increase the required percentage to effect such action or to provide that some of the other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with material restrictive covenants of the applicable indenture.

We and our respective trustee may make modifications and amendments of an indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as obligor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in such indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of an indenture (i) to change or eliminate restrictions on the payment of principal of, or premium or make-whole amount, or interest on, debt securities in bearer form, or (ii) to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of an indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in an indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under such indenture; and

•	to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities of any series.

Voting

The indentures provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such debt security, of the principal amount or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding bullet point;

•	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided for such indexed security under such indenture; and

•	debt securities owned by us or any other obligor upon the debt securities or by any affiliate of ours or of such other obligor shall be disregarded.

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting will be permitted to be called at any time by the applicable trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in such indenture. Except for any consent that must be given by the holder of each debt security affected by the modifications and amendments of an indenture described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series represented at such meeting.

Notwithstanding the preceding paragraph, except as referred to above, any resolution relating to a request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority of the aggregate principal amount of the outstanding debt securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage.

Any resolution passed or decision taken at any properly held meeting of holders of debt securities of any series will be binding on all holders of such series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken relating to a consent or waiver which may be given by the holders of at least a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding such percentage will constitute a quorum.

Notwithstanding the foregoing provisions, the indentures provide that if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that such indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected by such action, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such indenture.

Subordination

Unless otherwise provided in the applicable prospectus supplement, subordinated debt securities will be subject to the following subordination provisions.

Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any subordinated debt securities will be subordinated to the extent provided in the applicable indenture in right of payment to the prior payment in full of all senior debt. However, our obligation to make payments of the principal of and interest on such subordinated debt securities otherwise will not be affected. No payment of principal or interest will be permitted to be made on subordinated debt securities at any time if a default on senior debt exists that permits the holders of such senior debt to accelerate its maturity and the default is the subject of judicial proceedings or we receive notice of the default. After all senior debt is paid in full and until the subordinated debt securities are paid in full, holders of subordinated debt securities will be subrogated to the rights of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated debt securities have been applied to the payment of senior debt. The subordinated indenture will not restrict the amount of senior debt or other indebtedness of ours and our subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of subordinated debt securities may recover less, ratably, than our general creditors.

The term “senior debt” will be defined in the applicable indenture as the principal of and interest on, or substantially similar payments to be made by us in respect of, other outstanding indebtedness, whether outstanding at the date of execution of the applicable indenture or subsequently incurred, created or assumed. The prospectus supplement may include a description of additional terms implementing the subordination feature.

No restrictions will be included in any indenture relating to subordinated debt securities upon the creation of additional senior debt.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, the indentures allow us to discharge our obligations to holders of any series of debt securities issued under any indenture when:

•

either (i) all securities of such series have already been delivered to the applicable trustee for cancellation; or (ii) all securities of such series have not already been delivered to the applicable trustee for cancellation but (a) have become due and payable, (b) will become due and payable within one year, or (c) if redeemable at our option, are to be redeemed within one year, and we have irrevocably deposited with the applicable trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable, an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and any premium or make-whole amount, and interest to the date of such deposit if such debt securities have become due and payable or, if they have not, to the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable; and

•	an officers’ certificate and an opinion of counsel stating the conditions to discharging the debt securities have been satisfied has been delivered to the trustee.

Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that, upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or government obligations, or both, applicable to such debt securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and any premium or make-whole amount, and interest on, such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor, the issuing company may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities; or

•	to be released from its obligations with respect to such debt securities under the applicable indenture or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities.

Notwithstanding the above, we may not elect to defease and be discharged from the obligation to pay any additional amounts upon the occurrence of particular events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities, or to hold monies for payment in trust.

The indentures only permit us to establish the trust described in the paragraph above if, among other things, we have delivered to the applicable trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would be able to look only to such trust fund for payment of principal, any premium or make-whole amount, and interest.

When we use the term “government obligations,” we mean securities that are:

•	direct obligations of the United States or the government that issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States or other government that issued the foreign currency in which the debt securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States or such other government, which are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of any such government obligation held by such custodian for the account of the holder of a depository receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the government obligation or the specific payment of interest on or principal of the government obligation evidenced by such depository receipt.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or government obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (i) the holder of a debt security of such series is entitled to, and does, elect under the terms of the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or (ii) a conversion event occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, and premium or make-whole amount, and interest on, such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

When we use the term “conversion event,” we mean the cessation of use of:

•	a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the European Currency Unit both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

•	any currency unit or composite currency other than the European Currency Unit for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of, and any premium or make-whole amount, and interest on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in United States dollars.

In the event that (i) we effect covenant defeasance with respect to any debt securities and (ii) those debt securities are declared due and payable because of the occurrence of any event of default, the amount in the currency, currency unit or composite currency in which such debt securities are payable, and government obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, the issuing company would remain liable to make payments of any amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or other securities of ours will be set forth in the applicable prospectus supplement. The terms will include whether the debt securities are convertible into shares of common stock or other securities of ours, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the issuing company’s option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company, or DTC, as depository. We may issue global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depository arrangement with respect to a series of debt securities in the applicable prospectus supplement relating to such series. We expect that unless the applicable prospectus supplement provides otherwise, the following provisions will apply to depository arrangements.

Once a global security is issued, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of participants that have accounts with such depository. Such accounts shall be designated by the underwriters, dealers or agents with respect to such debt securities or by us if we offer such debt securities directly. Ownership of beneficial interests in such global security will be limited to participants with the depository or persons that may hold interests through those participants.

We expect that, under procedures established by DTC, ownership of beneficial interests in any global security for which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to beneficial interests of participants with the depository, and records of participants, with respect to beneficial interests of persons who hold through participants with the depository. Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant with the depository, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if DTC requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium or make-whole amount, and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee have or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities including principal, any premium or make-whole amount, or interest. We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and we do not appoint a successor depository within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and at our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples of $1,000.

The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depository, or with a nominee for such depository, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

No Recourse

There is no recourse under any obligation, covenant or agreement in the applicable indenture or with respect to any security against any of our or our successor’s past, present or future shareholders, employees, officers or directors.

Description of Warrants

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate warrant agreement. We will enter into the warrant agreement with a warrant agent. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the periods during which, and places at which, the warrants are exercisable;

•	the manner of exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Description of Units

We may issue units comprised of shares of common stock, shares of preferred stock, debt securities and warrants in any combination. We may issue units in such amounts and in as many distinct series as we wish. This section outlines certain provisions of the units that we may issue. If we issue units, they will be issued under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. The information described in this section may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units offered will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below. We urge you to read any prospectus supplement related to any series of units we may offer, as well as the complete unit agreement and unit certificate that contain the terms of the units. If we issue units, forms of unit agreements and unit certificates relating to such units will be incorporated by reference as exhibits to the registration statement, which includes this prospectus.

Each unit that we may issue will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement;

•	the price or prices at which such units will be issued;

•	the applicable United States federal income tax considerations relating to the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any other terms of the units and of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to the securities included in each unit, to the extent relevant and as may be updated in any prospectus supplements.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the applicable prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the applicable prospectus supplement.

The following provisions will generally apply to all unit agreements unless otherwise stated in the applicable prospectus supplement:

Modification without Consent

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity; any provisions of the governing unit agreement that differ from those described below;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification with Consent

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•	impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•	reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•	If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified under Trust Indenture Act

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Mergers and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The unit agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another corporation or other entity or to engage in any other transactions. If at any time we merge or consolidate with, or sell our assets substantially as an entirety to, another corporation or other entity, the successor entity will succeed to and assume our obligations under the unit agreements. We will then be relieved of any further obligation under these agreements.

The unit agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they restrict our ability to sell our assets. The unit agreements also will not provide for any events of default or remedies upon the occurrence of any events of default.

Governing Law

The unit agreements and the units will be governed by Delaware law.

Form, Exchange and Transfer

We will issue each unit in global—i.e., book-entry—form only. Units in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the units represented by the global security. Those who own beneficial interests in a unit will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We will describe book-entry securities, and other terms regarding the issuance and registration of the units in the applicable prospectus supplement.

Each unit and all securities comprising the unit will be issued in the same form.

If we issue any units in registered, non-global form, the following will apply to them.

The units will be issued in the denominations stated in the applicable prospectus supplement. Holders may exchange their units for units of smaller denominations or combined into fewer units of larger denominations, as long as the total amount is not changed.

•	Holders may exchange or transfer their units at the office of the unit agent. Holders may also replace lost, stolen, destroyed or mutilated units at that office. We may appoint another entity to perform these functions or perform them ourselves.

•	Holders will not be required to pay a service charge to transfer or exchange their units, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may also require an indemnity before replacing any units.

•	If we have the right to redeem, accelerate or settle any units before their maturity, and we exercise our right as to less than all those units or other securities, we may block the exchange or transfer of those units during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any unit selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any unit being partially settled. We may also block the transfer or exchange of any unit in this manner if the unit includes securities that are or may be selected for early settlement.

Only the depositary will be entitled to transfer or exchange a unit in global form, since it will be the sole holder of the unit.

Payments and Notices

In making payments and giving notices with respect to our units, we will follow the procedures as described in the applicable prospectus supplement.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Baker & McKenzie LLP, Chicago, Illinois. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. See “Description of Capital Stock.” We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any shareholder upon request and without charge. Written requests for such copies should be directed to Investor Relations, Local Corporation, 7555 Irvine Center Drive, Irvine, California 92618, or by telephone request to (949) 784-0800. Our website is located at ir.local.com. Information contained on our website is not incorporated by reference into this prospectus and, therefore, is not part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, until we sell all of the securities:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	Our Current Reports on Form 8-K filed with the SEC on January 14, 2014, February 13, 2014, March 11, 2014, March 21, 2014, March 28, 2014, May 8, 2014, May 9, 2014, May 14, 2014, May 19, 2014, and June 10, 2014 (in each case, except for information contained therein which is furnished rather than filed); and

•	The description of our common stock contained in our registration statement on Form SB-2 filed with the SEC on June 29, 2004 and amended on August 11, 2004, September 16, 2004, October 7, 2004, and October 18, 2004.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Investor Relations, Local Corporation, 7555 Irvine Center Drive, Irvine, California 92618,

Telephone: (949) 784-0800.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

$4,750,000

Series B Senior Convertible Notes

PROSPECTUS SUPPLEMENT

March 12, 2015